Form 10-K, Exhibit 13
period 1997-12-31
SS&C TECHNOLOGIES INC
filed 1998-03-31
CIK 1011661

SELECTED FINANCIAL DATA

                                                            1993            1994            1995(1)         1996            1997(2)
--------------------------------------------------------------------------------------------------------------------------------
                                                                 Year Ended December 31 (in thousands, except per share data)
STATEMENT OF OPERATIONS DATA
Revenues:
     Software licenses                                   $ 3,128         $ 5,714         $11,983         $16,352         $22,948
     Maintenance                                           1,458           2,321           4,548           7,007           9,670
     Professional services                                 2,230           4,733           6,780           8,175           9,574
                                                         -----------------------------------------------------------------------
          Total revenues                                   6,816          12,768          23,311          31,534          42,192
                                                         -----------------------------------------------------------------------
Cost of revenues:
     Software licenses                                       145             197             784           1,245           1,191
     Maintenance                                             415           1,125           1,248           2,257           3,220
     Professional services                                   583           1,957           4,740           5,402           6,165
                                                         -----------------------------------------------------------------------
          Total cost of revenues                           1,143           3,279           6,772           8,904          10,576
                                                         -----------------------------------------------------------------------

                                                         -----------------------------------------------------------------------
Gross profit                                               5,673           9,489          16,539          22,630          31,616
                                                         -----------------------------------------------------------------------
Operating expenses:
     Selling and marketing                                 1,762           3,141           5,635           9,023          12,059
     Research and development                              2,114           3,388           7,720           8,414          10,245
     General and administrative                              917           1,562           3,099           5,338           7,802
     Write-off of purchased in-process
        research and development                              --              --           7,889              --             861
                                                         -----------------------------------------------------------------------
          Total operating expenses                         4,793           8,091          24,343          22,775          30,967
                                                         -----------------------------------------------------------------------
Operating income (loss)                                      880           1,398          (7,804)           (145)            649
Interest income (expense), net                              (200)             20              57             914           2,176
Other income                                                  --              --              --             158              --
                                                         -----------------------------------------------------------------------
Income (loss) before income taxes                            680           1,418          (7,747)            927           2,825
Provision (benefit) for income taxes                         120             661          (3,024)            414           1,029
                                                         -----------------------------------------------------------------------
Net income (loss)                                        $   560         $   757         $(4,723)        $   513         $ 1,796
--------------------------------------------------------------------------------------------------------------------------------
Basic earnings (loss) per share                          $  0.10         $  0.13         $ (0.74)        $  0.05         $  0.13
--------------------------------------------------------------------------------------------------------------------------------
Basic weighted average number of
   common shares-Outstanding                               5,672           5,645           6,351          10,571          13,540
--------------------------------------------------------------------------------------------------------------------------------
Diluted earnings (loss) per share                        $  0.10         $  0.12         $ (0.74)        $  0.04         $  0.13
--------------------------------------------------------------------------------------------------------------------------------
Diluted weighted average number of
   common and equivalent shares-Outstanding                5,704           6,307           6,351          12,617          13,937
--------------------------------------------------------------------------------------------------------------------------------


                                                            1993            1994            1995            1996            1997
--------------------------------------------------------------------------------------------------------------------------------
                                                                                 December 31 (in thousands)
BALANCE SHEET DATA
Cash and cash equivalents                                $ 1,987         $ 3,084         $ 1,594         $36,286         $23,660
Working capital                                            2,507           3,441           3,552          53,502          57,194
Total assets                                               6,493          11,912          22,788          77,613          85,308
Long-term obligations                                      2,318             472           2,688             377             250
Redeemable convertible preferred stock                       750             750             750              -              --
Stockholders' equity                                          33           5,121           9,493          64,168          67,751
--------------------------------------------------------------------------------------------------------------------------------

(1) On March 31, 1995, the Company purchased substantially all of the assets of Chalke Incorporated for a purchase price of $12.7 million. See Notes 2 and 11 of Notes to the Company's Consolidated Financial Statements.

(2) On November 14, 1997, the Company acquired Mabel Systems BV for a purchase price of $2.5 million. See Notes 2 and 11 of Notes to the Company's Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

The Company is a leading provider of client/server-based software solutions, and related consulting services, designed to improve the efficiency and effectiveness of the investment management function within a broad range of organizations in the financial services industry. The Company was founded in 1986 to provide consulting services to support the investment management functions of financial services organizations. In 1989, as a result of a joint development arrangement, the Company introduced its first product, CAMRA ("Complete Asset Management, Reporting and Accounting"), a DOS-based program designed to address the management of asset portfolios by mid- and large-size financial institutions. In 1993, the Company released its first Windows-based version of CAMRA and has continued to enhance the level of CAMRA's functionality each year thereafter. In 1996, the Company released CAMRA 2000, a fully functional 32-bit Windows based version of CAMRA. A majority of the Company's revenues historically have been derived from sales of the CAMRA system. In 1993, the Company introduced its FILMS ("Fully Integrated Loan Management System") product, enabling mortgage professionals to process, analyze and report on a comprehensive basis, information regarding their loan portfolios. On March 31, 1995, the Company acquired substantially all of the assets and operations of Chalke Incorporated ("Chalke"), a supplier of asset/liability management and modeling software and consulting services to the financial services industry. Chalke's primary software product, PTS ("Profit Testing System"), provides an economic model of insurance liabilities and assets to facilitate capital, financial and risk management. On November 14, 1997, the Company acquired all of the outstanding capital stock of Mabel Systems BV ("Mabel"), a supplier of investment management software to the financial services industry. Mabel's software product provides accounting, reporting, performance measurement, and net asset value calculations for mutual funds and support for stock brokering and custodial services. On December 31, 1997, the Company acquired all of the outstanding stock of Shepro Braun Systems, Inc. ("Shepro"), a provider of software and consulting services to the investment management and financial services marketplace. Shepro's primary product, Total Return, is a portfolio management and partnership accounting system oriented toward the hedge fund and private wealth markets.

The Company enters into license, maintenance and professional services contracts to provide software and services to its clients. License fees for the Company's CAMRA and FILMS products are based on assets under management, while underlying fees for PTS and Total Return software are determined on a per-CPU or per-site basis or on the number of current users, and maintenance is provided on an annually renewable basis for approximately 20% of the underlying software license fee. License revenues are recognized upon the later of delivery of software to the client or the completion of any significant vendor obligations remaining after delivery, provided that collection of the resulting receivable is considered probable. Maintenance revenues are recognized ratably over the life of the contract. Professional services revenues are provided on a time and material basis and are recognized as they are performed.

The Company's results of operations for 1995 reflect the acquisition of substantially all of the assets and operations of Chalke for a purchase price of $12.7 million (the "Chalke Acquisition"). In connection with the Chalke Acquisition, which was accounted for under the purchase method, the Company incurred a charge to operations of $7.9 million associated with the write-off of purchased in-process research and development related to Chalke products that were under development at the time of acquisition but had not yet reached technological feasibility. The balance of the purchase price was allocated to operating assets of $2.2 million, goodwill of $1.8 million and purchased completed software of $795,000. The operating results of Chalke have been included in the Company's operating results since the date of acquisition. Deferred revenues of $1.5 million, including approximately $1.0 million of annual maintenance revenues, for which Chalke had previously invoiced and collected the cash, were not included in the Company's operating results. As part of the allocation of the purchase price, the Company accrued the costs to perform the obligations remaining under these maintenance contracts. Subsequent to 1995, the Company recognized revenues and associated expenses in accordance with normal accounting policies as the Chalke maintenance contracts were renewed.

The Company's results of operations for 1997 reflect the acquisition of Mabel for a purchase price of $850,000 plus 72,816 shares of Common Stock of the Company with a value of $750,000 and the assumption of liabilities (the "Mabel Acquisition"). In connection with the Mabel Acquisition, which was accounted for under the purchase method, the Company incurred a charge to operations of $0.9 million associated with the write-off of purchased in-process research and development related to Mabel products that were under development at the time of acquisition but had not yet reached technological feasibility. The balance of the purchase price was allocated to goodwill of $0.3 million, purchased completed software of $0.6 million and net operating assets of $0.7 million. The operating results of Mabel have been included in the Company's operating results since the date of acquisition.

The Company's results of operations for all years presented reflect the acquisition of Shepro for 1.0 million shares of Common Stock of the Company (the "Shepro Acquisition"). In connection with the Shepro Acquisition, which was accounted for under the pooling-of-interests method, the Company has included Shepro's operating results with the Company's operating results for each period presented.

YEARS ENDED DECEMBER 31, 1995, 1996, 1997

Revenues
The Company's revenues are derived from software licenses and related maintenance and professional services. Software licenses include hardware and third-party software that is delivered as part of certain contracts. The hardware and third-party software account for less than 5% of software license revenues and less than 2.5% of total revenues in any year presented. Total revenues increased 35% from $23.3 million in 1995 to $31.5 million in 1996, and increased 34% to $42.2 million in 1997. The increase from 1995 to 1996 was primarily attributable to sales of PTS 2000, which was released in the second quarter of 1996, as well as the full-year inclusion of maintenance clients from Chalke and increased demand for the Company's professional services. Inclusion of the operating results of Chalke since the acquisition accounted for approximately $4.2 million of the Company's total revenues during 1995. The increase in 1997 revenues was due primarily to an increase in sales of CAMRA 2000 both domestically and internationally, and an increase in the number of clients contracting for maintenance.

Software Licenses. Software license revenues increased 36% from $12.0 million in 1995 to $16.4 million in 1996, and increased 40% to $22.9 million in 1997. The increase from 1995 to 1996 was primarily attributable to sales of PTS 2000, which was added to the Company's product line in the second quarter of 1996. In addition to PTS license sales, the Company has continued growth with its asset management products, CAMRA and FILMS. The increase from 1996 to 1997 was primarily attributable to an increase in sales of CAMRA2000 in North America, Europe and Asia-Pacific.

Maintenance. Maintenance revenues increased 54% from $4.5 million in 1995 to $7.0 million in 1996, and increased 38% to $9.7 million in 1997. The majority of the growth from 1995 to 1996 was due to the addition of Chalke's maintenance clients. CAMRA maintenance contracts also grew in this same period, due to a continued increase in the Company's installed base of clients as a result of additional license sales. The increase in maintenance revenues from 1996 to 1997 was primarily due to the continued growth in the Company's installed base of clients.

Professional Services. Professional services increased 21% from $6.8 million in 1995 to $8.2 million in 1996, and increased 17% to $9.6 million in 1997. Demand for the Company's implementation, conversion and training services has increased primarily due to the Company's increasing number of license sales. As a result of the Chalke Acquisition, the Company also includes actuarial consulting services in its professional services revenues.

Cost of Revenues
The total cost of revenues increased 31% from $6.8 million in 1995 to $8.9 million in 1996, and increased 19% to $10.6 million in 1997. The gross margin percentage increased from 71% in 1995 to 72% in 1996 to 75% in 1997, primarily due to an increase in the gross margin percentage for professional services.

Cost of Software Licenses. Cost of software license revenues relates primarily to royalties, as well as the costs of product media, packaging, documentation and labor involved in the distribution of the Company's software. Included in the cost of software license revenues is the cost of certain hardware and third-party software that is delivered as part of certain contracts. The cost of software license revenues increased 59% from $0.8 million in 1995 to $1.2 million in 1996, and remained stable at $1.2 million in 1997. The cost of software license revenues as a percentage of these revenues was 7%, 8%, and 5% in 1995, 1996, and 1997, respectively. The decrease in the cost of software license revenues as a percentage of revenues was primarily attributable to an increase in the average sales price of license sales without a corresponding increase in costs.

Cost of Maintenance. Cost of maintenance revenues primarily comprises technical customer support and development costs associated with product and regulatory updates. The cost of maintenance revenues increased 81% from $1.2 million in 1995 to $2.3 million in 1996, and increased 43% to $3.2 million in 1997, representing 27%, 32%, and 33%, respectively, of maintenance revenues in those years. The increases in cost of maintenance revenues were primarily due to increased headcount attributable to the development of a dedicated support infrastructure to service the existing installed asset management and analytics client base.

Cost of Professional Services. Cost of professional services revenues consist primarily of the cost related to personnel utilized to provide implementation, conversion and training services to the Company's software licensees, as well as system integration, custom programming and actuarial consulting services. The cost of professional services revenues increased 14% from $4.7 million in 1995 to $5.4 million in 1996, and increased 14% to $6.2 million in 1997, representing 70%, 66%, and 64%, respectively, of professional services revenues in those years. The increases in cost of professional services revenues were attributable to increased headcount in order to meet the increased demand. Increased utilization, improved efficiencies and increased rates charged for consulting time contributed to reducing the cost of professional services revenues as a percentage of professional services revenues from 1995 to 1997.

Operating Expenses
Selling and Marketing. Selling and marketing expenses consist primarily of the cost of personnel associated with the selling and marketing of the Company's products, including salaries, commissions, and travel and entertainment. Such expenses also include the cost of branch sales offices, advertising, trade shows, marketing and promotional materials. Selling and marketing expenses increased 60% from $5.6 million in 1995 to $9.0 million in 1996, and increased 34% to $12.1 million in 1997, representing 24%, 29%, and 29%, respectively, of total revenues in those years. The increases in sales and marketing expenses were largely attributable to costs associated with the hiring of additional sales and marketing personnel, including recruiting fees, and expanding international operations to include a dedicated international sales and marketing operation.

Research and Development. Research and development expenses consist primarily of personnel costs attributable to the development of new software products and the enhancement of existing products. Research and development expenses increased 9% from $7.7 million in 1995 to $8.4 million in 1996, and increased 22% to $10.2 million in 1997, representing 33%, 27%, and 24%, respectively, of total revenues in those years. The Company's research and development expenses in 1995 and 1997 do not include the charge to operations of $7.9 million and $0.9 million associated with the write-off of purchased in-process research and development related to Chalke and Mabel products, respectively, that were under development at the time of their respective acquisitions but had not yet reached technological feasibility. See "Write-off of Purchased In-Process Research and Development" below. Research and development expenses increased from 1995 to 1996 primarily due to ongoing development of Finesse 2000, and further development of the Windows-based versions of CAMRA and FILMS. PTS 2000 was released in the second quarter of 1996, while the Company discontinued development of COPE as a stand-alone product during 1996. Research and development expenses increased from 1996 to 1997 primarily due to continued development of the Windows-based versions of CAMRA and FILMS, development of enhancements to the functionality of each product and the development of Antares.

General and Administrative. General and administrative expenses primarily comprise personnel costs related to management, accounting, human resources and administration and associated overhead costs, as well as fees for professional services. General and administrative expenses increased 72% from $3.1 million in 1995 to $5.3 million in 1996 and increased 46% to $7.8 million in 1997, representing 13%, 17%, and 18%, respectively, of total revenues in those years. During 1995, the Company's general and administrative expenses included expenses associated with the recruitment of several of the Company's executive officers as well as the leasing of additional space to accommodate the Company's expanded operations. During 1996, the Company recorded bad debt expense of $1.0 million, the primary factor in the increase in general and administrative expenses. Other factors related to the increase in general and administrative expenses included increases in professional fees of $0.2 million, primarily related to the Company's status as a public company. The inclusion of Chalke for the entire year also contributed to the increase in general and administrative expenses during 1996. During 1997, the Company recorded a charge of $1.2 million for the closing of its Virginia office facility and the announced move of its corporate headquarters. An increase in bad debt expense from $1.0 million in 1996 to $1.6 million in 1997, additions to management and related recruiting fees, and an increase in professional fees, also contributed to the increase in general and administrative expenses in 1997.

Write-off of Purchased In-Process Research and Development. In the first quarter of 1995, the Company expensed $7.9 million of purchased in-process research and development associated with two products acquired in March 1995 as part of the Chalke Acquisition. In the fourth quarter of 1997, the Company expensed $0.9 million of purchased in-process research and development associated with the Mabel product acquired in November 1997. Because these products had not reached technological feasibility at the time of the respective acquisitions and, in the Company's judgment, there was no alternative use for the related research and development, such in-process research and development was charged to expense.

Interest Income (Expense). Net interest income increased from $57,000 in 1995 to $0.9 million in 1996 and to $2.2 million in 1997. The increases were due to the interest earned on investing the proceeds from the private sale of stock in 1995 and the Company's initial public offering in May 1996.

Provision (Benefit) for Income Taxes. The Company had effective tax rates of approximately (39)%, 45% and 36% in 1995, 1996, and 1997, respectively. Primarily as a result of the write-off of purchased in-process research and development related to the Chalke Acquisition, the Company recognized a tax benefit of $3.0 million in 1995. The increase in the 1996 effective tax rate from 1995 was primarily related to losses from foreign operations for which there is no tax benefit, and an increase in the disallowance of meals and entertainment expenses, both of which were partially offset by interest income, which was primarily exempt from federal income taxes. The decrease in the 1997 tax rate from 1996 was primarily related to the effects of interest income which was primarily exempt from federal income taxes.

LIQUIDITY AND CAPITAL RESOURCES

During 1995, 1996, and 1997, the Company financed its operations primarily through cash flows generated from operations and from private and public sales of securities. Cash used in operations was $2.4 million and $0.2 million in 1995 and 1996, respectively, and cash provided by operations in 1997 was $9.6 million. The decrease in cash used in operations from 1995 to 1996 was primarily attributable to the increase in operating profits and an increase in accrued expenses and deferred maintenance revenues. Net accounts receivable increased $3.2 million from 1995 to 1996, while unbilled accounts receivable increased $0.4 million during the same period. Total revenues increased $8.2 million from 1995 to 1996. The net increase in cash provided by operations from 1996 to 1997 was primarily attributable to an increase in operating profits, improved collections on accounts receivable, and an increase in accrued expenses and deferred revenues. Total revenues increased $10.7 million from 1996 to 1997 while net accounts receivable decreased $1.4 million, and unbilled accounts receivable increased $1.0 million. The improvement in accounts receivable collection can be attributed to an increased focus on resolving specific client issues, negotiating date-driven accelerated payment terms in contracts, and suspended services for nonpayment.

Investing activities used cash of $8.6 million, $17.2 million and $22.0 million in 1995, 1996, and 1997, respectively. In 1995, the Company used cash of $7.4 million to finance the Chalke Acquisition. The remaining $1.1 million was used to acquire property and equipment. Investing activities in 1996 included $15.6 million for the purchase of investments in marketable securities and $1.6 million to acquire equipment and capitalized software. Investing activities in 1997 included $19.5 million for the purchase of investments in marketable securities, $2.1 million to acquire equipment and capitalized software, and $0.1 million to partially finance the Mabel Acquisition.

Net cash of $9.5 million provided by financing activities in 1995 included the issuance of Convertible Preferred Stock of $7.3 million and the issuance of Common Stock upon the exercise of warrants for $1.5 million related to the financing of Chalke. Net cash of $52.1 million provided by financing activities in 1996 resulted from proceeds of $52.7 million from the issuance of Common Stock in the Company's initial public offering and proceeds of

$0.8 million from the exercise of stock options, partially offset by the repayment of $1.5 million of debt. Net cash of $0.6 million used in financing activities in 1997 included $2.0 million in repayment of debt, partially offset by the proceeds from the exercise of options and employee stock purchase plan of $0.8 million and the release of restricted cash supporting a letter of credit of $0.5 million.

As of December 31, 1997, the Company had $23.7 million in cash and cash equivalents and $35.1 million of highly liquid marketable securities. The Company believes that its current cash balances and net cash provided by operating activities will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months.

The Share Purchase Agreement in connection with the Mabel Acquisition provides for a payment in 2001 by the Company to the former Mabel shareholders, contingent on their continued employment by the Company, and based on revenues generated by the Mabel division from 1998-2000. The payment can range from $0 to $1.9 million.

Year 2000 Compliance
The Company recognizes that it must ensure that its products and operations will not be adversely impacted by the so-called "Year 2000" systems and software failures which can arise in certain time-sensitive functions. The Company is currently testing its products and expects them to be Year 2000 compliant in 1998. Costs associated with the testing and modifications, to make the Company's products Year 2000 compliant, if any, are not expected to have a material adverse effect on the Company's business, financial condition, or results of operations. In addition, the Company is in the process of identifying anticipated costs, problems, and uncertainties associated with making its internal-use operating systems Year 2000 compliant. In general, the Company expects to resolve the Year 2000 issue with respect to its computer systems and software applications through upgrade, conversion, modification, or replacement, of non-compliant systems and applications. There can be no assurance, however, that the systems of other parties upon which the Company's business also relies will be Year 2000 compliant. The costs of becoming Year 2000 compliant, or the failure thereof by the Company or other parties, could have a material adverse effect on the Company's business, financial condition, or results of operations.

CERTAIN FACTORS THAT MAY AFFECT FUTURE OPERATING RESULTS

Fluctuations in Quarterly Performance. The Company's revenues and operating results historically have varied substantially from quarter to quarter. The Company's quarterly operating results may continue to fluctuate due to a number of factors, including the timing, size, and nature of the Company's individual license transactions; the timing of the introduction and the market acceptance of new products or product enhancements by the Company or its competitors; the relative proportions of revenues derived from license fees, maintenance, consulting, and other recurring revenues and professional services; changes in the Company's operating expenses; personnel changes and fluctuations in economic and financial market conditions. The timing, size, and nature of individual license transactions are important factors in the Company's quarterly operating results. Many such license transactions involve large dollar amounts, and the sales cycles for these transactions are often lengthy and unpredictable. There can be no assurance that the Company will be successful in closing large license transactions on a timely basis or at all.

Dependence on Financial Services Industry. The Company's clients include a range of organizations in the financial services industry, and the success of such clients is intrinsically linked to the health of the financial markets. In addition, because of the capital expenditures required in connection with an investment in the Company's products, the Company believes that demand for its products could be disproportionately affected by fluctuations, disruptions, instability, or downturns in the financial markets, which may cause clients and potential clients to exit the industry or delay, cancel, or reduce any planned expenditures for investment management systems and software products. Any resulting decline in demand for the Company's products could have a material adverse effect on the Company's business, financial condition, and results of operations.

Product Concentration. To date, substantially all of the Company's revenues have been attributable to the licensing of its CAMRA, PTS, FILMS, and Total Return software and the provision of maintenance and consulting services in connection therewith. The Company currently expects that the licensing of CAMRA, PTS, FILMS, and Total Return software, and the provision of related services, will account for a substantial portion of its revenues for the foreseeable future. As a result, factors adversely affecting the pricing of or demand for such products and services, such as competition or technological change, could have a material adverse effect on the Company's business, financial condition, and results of operations.

Management of Growth. The Company's business has grown significantly in size and complexity over the past several years. The growth in the size and complexity of the Company's business as well as its client base has placed and is expected to continue to place a significant strain on the Company's management and operations. The Company's ability to compete effectively and to manage future growth, if any, will depend on its ability to continue to implement and improve operational, financial, and management information systems on a timely basis and to expand, train, motivate, and manage its work force. There can be no assurance that the Company's personnel, systems, procedures, and controls will be adequate to support the Company's operations. If the Company's management is unable to manage growth effectively, the quality of the Company's products and its business, financial condition, and results of operations could be materially adversely affected.

Integration of Operations. The Company's success is dependent in part on its ability to complete its integration of the operations of Mabel and Shepro in an efficient and effective manner. The successful integration in a rapidly changing financial services industry may be more difficult to accomplish than in other industries. The combination of the three companies will require, among other things, integration of the companies' respective product offerings and coordination of their sales and marketing and research and development efforts. There can be no assurance that such integration will be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined company. The inability of management to successfully integrate the operations of the three companies could have a material adverse effect on the business, financial condition, and results of operations of the Company.

Competition. The market for financial services software is competitive, rapidly evolving, and highly sensitive to new product introductions and marketing efforts by industry participants. Although the Company believes that none of its competitors currently competes against the Company in each of the industry segments served by the Company, there can be no assurance that such competitors will not compete against the Company in the future in additional industry segments. In addition, many of the Company's current and potential future competitors have significantly greater financial, technical, and marketing resources, generate higher revenues, and have greater name recognition than does the Company.

Rapid Technological Change. The market for the Company's products and services is characterized by rapidly changing technology, evolving industry standards, and new product introductions. The Company's future success will depend in part upon its ability to enhance its existing products and services and to develop and introduce new products and services to meet changing client requirements. The process of developing software products such as those offered by the Company is extremely complex and is expected to become increasingly complex and expensive in the future with the introduction of new platforms and technologies. There can be no assurance that the Company will successfully complete the development of new products in a timely fashion or that the Company's current or future products will satisfy the needs of the financial markets.

Dependence on Database Supplier. The relational database design in many of the Company's software products incorporates PFXplus, a "C"-based database management system licensed to the Company by POWERflex Corporation Proprietary Limited, an Australian vendor ("Powerflex"). If Powerflex were to increase its fees under the license agreement, the Company's results of operations could be materially adversely affected. Moreover, if Powerflex were to terminate the license agreement, the Company would have to seek an alternative relational database for its software products. While the Company believes that it could migrate its products to an alternative database, there can be no assurance that the Company would be able to license in a timely fashion a database with similar features and on terms acceptable to the Company.

Dependence on Proprietary Technology. The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company relies on a combination of trade secret, copyright, and trademark law, nondisclosure agreements and technical measures to protect its proprietary technology. There can be no assurance that the steps taken by the Company to limit access to its proprietary technology will be adequate to deter misappropriation or independent third-party development of such technology.

Product Defects and Product Liability. The Company's software products are highly complex and sophisticated and could from time to time contain design defects or software errors that could be difficult to detect and correct. Errors, bugs, or viruses may result in loss of or delay in market acceptance or loss of client data. Although the Company has not experienced material adverse effects resulting from any software defects or errors, there can be no assurance that, despite testing by the Company and its clients, errors will not be found in new products, which errors could result in a delay in or inability to achieve market acceptance and thus could have a material adverse impact upon the Company's business, financial condition, and results of operations.

Key Personnel. The Company's success is dependent in part upon its ability to attract, train, and retain highly-skilled technical, managerial, and sales personnel. The loss of services of one or more of the Company's key employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company continues to hire a significant number of additional sales, service, and technical personnel. Competition for the hiring of such personnel in the software industry is intense. Locating candidates with the appropriate qualifications, particularly in the desired geographic location, can be difficult. Although the Company expects to continue to attract and retain sufficient numbers of highly skilled employees for the foreseeable future, there can be no assurance that the Company will do so.

Risks Associated with International Operations. The Company intends to continue to expand its international sales activity as part of its business strategy. To accomplish such continued expansion, the Company must establish additional foreign operations and hire additional personnel, requiring significant management attention and financial resources that could materially adversely affect the Company's business, financial condition, or results of operations. An increase in the value of the U.S. dollar relative to foreign currencies could make the products more expensive and, therefore, potentially less competitive in those markets. An increasing portion of the Company's international sales are denominated in foreign currency. The Company hedges some of this risk; however, significant fluctuations in the value of foreign currencies could have an adverse effect on the earnings of the Company. In addition, the Company's international business may be subject to a variety of risks, including difficulties in obtaining U.S. export licenses, potentially longer payment cycles, increased costs associated with maintaining international marketing efforts, the introduction of non-tariff barriers and higher duty rates, and difficulties in enforcement of contractual obligations and intellectual property rights. There can be no assurance that such factors will not have a material adverse effect on the Company's business, financial condition, or results of operations.

Because of these and other factors, past financial performance should not be considered an indication of future performance. The Company's quarterly operating results may vary significantly, depending on factors such as the timing, size, and nature of licensing transactions and new product introductions by the Company or its competitors. Investors should not use historical trends to anticipate future results and should be aware that the trading price of the Company's common stock may be subject to wide fluctuations in response to quarterly variations in operating results and other factors, including those discussed above.

ACCOUNTING PRONOUNCEMENTS.

In June 1997, the FASB issued two pronouncements, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (SFAS No. 130) and No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS No. 130 establishes standards for reporting and display of comprehensive income, which is defined as the equity of a business enterprise during a period from nonowner sources. SFAS No. 130 is effective for years beginning after December 15, 1997 and requires restatement of financial statements for all prior years presented. The adoption of SFAS No. 130, to be included in the Company's March 1998 financial statements, is expected to only impact the presentation of financial information.

SFAS No. 131 requires public companies to report all financial and descriptive information about operating segments in their financial statements and requires selected information about operating segments to be reported in interim financial reports issued to shareholders. Operating segment financial information is required to be reported on the basis that is used internally for evaluating segment performance and allocation of resources. SFAS No. 131 is effective for financial statements for periods beginning after Decem-ber 15, 1997 and requires presentation of comparative information for prior periods presented. The adoption of SFAS No. 131 is only expected to impact the way the Company reports information about its operating segments.

In October 1997, the AICPA issued Statement of Position ("SOP") No. 97-2, Software Revenue Recognition, which is effective in fiscal years beginning after December 15, 1997. Retroactive application of the provisions of SOP 97-2 is prohibited. The adoption of SOP 97-2, which will begin with financial statements for the three months ending March 31, 1998, is not expected to have a material impact on the Company's business, financial condition, and results of operations.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of SS&C Technologies, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of SS&C Technologies, Inc. and Subsidiaries (the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SS&C Technologies, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                        COOPERS & LYBRAND L.L.P.


Hartford, Connecticut
February 25, 1998, except Note 14,
the Subsequent Events footnote,
for which the date is March 20, 1998

CONSOLIDATED BALANCE SHEETS

                                                                                                       1996            1997
---------------------------------------------------------------------------------------------------------------------------
                                                                                                  December 31 (in thousands)
ASSETS
Current assets:
     Cash and cash equivalents                                                                      $36,286         $23,660
     Investments in marketable securities                                                            15,580          35,058
     Accounts receivable, net of allowance for doubtful
        accounts of $1,166 and $1,558, respectively                                                   9,012           7,591
     Unbilled accounts receivable, net of allowance for doubtful
        accounts of $300 and $678, respectively                                                       3,681           5,472
     Prepaid expenses and other current assets                                                          954           1,563
     Refundable income taxes                                                                            353             384
     Deferred income taxes                                                                              704             773
                                                                                                    -----------------------
          Total current assets                                                                       66,570          74,501
                                                                                                    -----------------------
Property and equipment:
     Land                                                                                               106             106
     Building and leasehold improvements                                                              1,225           1,324
     Equipment, furniture, and fixtures                                                               4,687           6,448
                                                                                                    -----------------------
                                                                                                      6,018           7,878
     Less accumulated depreciation                                                                   (2,632)         (3,860)
                                                                                                    -----------------------
          Net property and equipment                                                                  3,386           4,018
                                                                                                    -----------------------
Unbilled accounts receivable-related party (Note 13)                                                    630             420
Unbilled accounts receivable                                                                          1,387             828
Deferred income taxes                                                                                 3,230           3,205
Restricted cash equivalents                                                                             505               -
Goodwill, net of accumulated amortization
  of $631 and $1,000, respectively (Notes 2 and 11)                                                   1,173           1,134
Intangible and other assets, net of accumulated amortization
  of $1,018 and $655, respectively (Notes 2 and 11)                                                     732           1,202
                                                                                                    -----------------------
          Total assets                                                                              $77,613         $85,308
---------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt-related party (Note 3)                                         1,390             668
     Current portion of long-term debt-other (Note 3)                                                   687             313
     Accounts payable                                                                                   561           1,440
     Accrued expenses                                                                                 2,742           4,077
     Accrued bonus payable                                                                              416           1,663
     Deferred licensing and professional services revenues                                            1,382           1,618
     Deferred maintenance revenues                                                                    5,890           7,528
                                                                                                    -----------------------
          Total current liabilities                                                                  13,068          17,307
                                                                                                    -----------------------
Long-term debt: (Note 3)
     Related party                                                                                      264             250
     Other                                                                                              113               -
                                                                                                    -----------------------
          Total liabilities                                                                          13,445          17,557
                                                                                                    -----------------------
Commitments and contingencies (Notes 6, 8, and 12)
Stockholders' equity: (Note 4)
     Common stock, $0.01 par value, 25,000 shares authorized;
        13,388 and 13,745 shares issued and outstanding, respectively                                   134             137
     Additional paid-in capital                                                                      67,305          69,089
     Accumulated deficit                                                                             (3,271)         (1,475)
                                                                                                    -----------------------
          Total stockholders' equity                                                                 64,168          67,751
                                                                                                    -----------------------
          Total liabilities and stockholders' equity                                                $77,613         $85,308
---------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                       1995            1996            1997
---------------------------------------------------------------------------------------------------------------------------
                                                               Year Ended December 31 (in thousands, except per share data)
Revenues:
     Software licenses                                                              $11,983         $16,352         $22,948
     Maintenance                                                                      4,548           7,007           9,670
     Professional services                                                            6,780           8,175           9,574
                                                                                    --------- -----------------------------
          Total revenues                                                             23,311          31,534          42,192
                                                                                    --------- -----------------------------
Cost of revenues:
     Software licenses                                                                  784           1,245           1,191
     Maintenance                                                                      1,248           2,257           3,220
     Professional services                                                            4,740           5,402           6,165
                                                                                    --------- -----------------------------
          Total cost of revenues                                                      6,772           8,904          10,576
                                                                                    --------- -----------------------------
Gross profit                                                                         16,539          22,630          31,616
                                                                                    --------- -----------------------------
Operating expenses:
     Selling and marketing                                                            5,635           9,023          12,059
     Research and development                                                         7,720           8,414          10,245
     General and administrative                                                       3,099           5,338           7,802
     Write-off of purchased in-process research and development                       7,889               -             861
                                                                                    --------- -----------------------------
          Total operating expenses                                                   24,343          22,775          30,967
                                                                                    --------- -----------------------------
Operating income (loss)                                                              (7,804)           (145)            649
Interest income, net                                                                     57             914           2,176
Other income (Note 3)                                                                     -             158               -
                                                                                    --------- -----------------------------
Income (loss) before income taxes                                                    (7,747)            927           2,825
Provision (benefit) for income taxes (Note 5)                                        (3,024)            414           1,029
                                                                                    --------- -----------------------------
Net income (loss)                                                                   $(4,723)        $   513         $ 1,796
--------------------------------------------------------------------------------------------- -----------------------------
Basic earnings (loss) per share                                                     $ (0.74)        $  0.05         $  0.13
--------------------------------------------------------------------------------------------- -----------------------------
Basic weighted average number of common
   shares outstanding                                                                 6,351          10,571          13,540
--------------------------------------------------------------------------------------------- -----------------------------
Diluted earnings (loss) per share                                                   $ (0.74)        $  0.04         $  0.13
--------------------------------------------------------------------------------------------- -----------------------------
Diluted weighted average number of common
   and common equivalent shares outstanding                                           6,351          12,617          13,937
--------------------------------------------------------------------------------------------- -----------------------------

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                       1995            1996            1997
---------------------------------------------------------------------------------------------------------------------------
                                                                                      Year ended December 31 (in thousands)
Cash flows from operating activities:
     Net income (loss)                                                             $ (4,723)          $ 513         $ 1,796
                                                                                   ----------------------------------------
     Adjustments to reconcile net income (loss) to net cash provided by (used
        in) operating activities:
          Depreciation and amortization                                               1,327           1,923           2,002
          Deferred income taxes                                                      (3,615)           (610)            (44)
          Income tax benefit related to exercise of stock options                         -             161             221
          Purchased in-process research and development                               7,889               -             861
          Provision for doubtful accounts                                               517           1,027           1,592
          Changes in operating assets and liabilities, excluding effects from acquisitions:
               Accounts receivable                                                   (1,279)         (3,933)            812
               Unbilled accounts receivable                                          (3,175)           (687)         (1,745)
               Prepaid expenses and other current assets                               (420)           (267)           (563)
               Refundable income taxes                                                  (12)           (722)            (31)
               Accounts payable                                                        (113)            114             879
               Accrued expenses                                                        (538)            644           1,959
               Deferred licensing and professional services revenues                   (173)             39             236
               Deferred maintenance revenues                                          1,912           1,583           1,638
                                                                                   ----------------------------------------
               Total adjustments                                                      2,320            (728)          7,817
                                                                                   ----------------------------------------

                                                                                   ----------------------------------------
     Net cash provided by (used in) operating activities                             (2,403)           (215)          9,613
                                                                                   ----------------------------------------
Cash flows from investing activities:
     Additions to property and equipment, net                                        (1,131)         (1,537)         (1,767)
     Acquisition of Chalke, net of cash received (Note 11)                           (7,426)              -               -
     Acquisition of Mabel, net of cash received (Note 11)                                 -               -             (72)
     Additions to capitalized software and other intangibles                              -            (115)           (359)
     Investments in marketable securities, net                                            -         (15,580)        (19,478)
                                                                                   ----------------------------------------
     Net cash used in investing activities                                           (8,557)        (17,232)        (21,676)
                                                                                   ----------------------------------------
Cash flows from financing activities:
     Repayment of debt                                                                  (27)         (1,489)         (1,959)
     Proceeds from notes payable                                                        695             125              75
     Issuance of convertible preferred stock                                          7,316               -               -
     Issuance of common stock                                                         1,481          52,666             269
     Exercise of options                                                                  5             837             547
     Transfer of cash from restricted cash equivalents                                    -               -             505
                                                                                   ----------------------------------------
     Net cash provided by (used in) financing activities                              9,470          52,139            (563)
                                                                                   ----------------------------------------
Net increase (decrease) in cash and cash equivalents                                 (1,490)         34,692         (12,626)
Cash and cash equivalents, at beginning of year                                       3,084           1,594          36,286
                                                                                   ----------------------------------------
Cash and cash equivalents, at end of year                                           $ 1,594         $36,286         $23,660
---------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information:
---------------------------------------------------------------------------------------------------------------------------
   Cash paid for:
     Interest                                                                          $ 28           $ 257            $152
                                                                                   ----------------------------------------
     Income taxes                                                                       616           1,586             677
---------------------------------------------------------------------------------------------------------------------------

Supplemental disclosure of non-cash investing activities:
   As more fully described in Note 11, effective March 31, 1995, the Company purchased all of the assets of Chalke Incorporated for $12.7 million.
   As more fully described in Note 11, effective November 14, 1997, the Company purchased all of the outstanding stock of Mabel Systems BV for $2.5 million.
   As more fully described in Note 11, effective December 31, 1997, the Company purchased all of the outstanding stock of Shepro Braun Systems, Inc. for
     1.0 million shares of the Company's common stock.

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                   Series B          Series C
                                  Convertible       Convertible         Common
                                 Preferred Stock   Preferred Stock       Stock                         Treasury Stock
                                ---------------------------------------------------                    ---------------
                                                                                              Retained
                                                                                       Addi-  Earnings                    Total
For the Years ended              Number            Number           Number            tional    (Accu-    Number         Stock-
December 31, 1995, 1996,             of                of               of           Paid-in   mulated       of        holders'
and 1997 (in thousands)          Shares   Amount   Shares   Amount  Shares   Amount  Capital  Deficit)   Shares   Cost   Equity
-------------------------------------------------------------------------------------------------------------------------------
Balance, at December 31, 1994       153   $   31        -    $   -   7,005    $  70  $ 6,527    $ 939    1,351 $(2,405) $ 5,162
     Issuance of Series C
        convertible
        preferred stock               -        -      155       31       -        -    7,285        -        -       -    7,316
     Exercise of options              -        -        -        -      60        1        4        -        -       -        5
     Issuance of common stock         -        -        -        -   1,015       10    1,471        -        -       -    1,481
     Net loss                         -        -        -        -       -        -        -   (4,723)       -       -   (4,723)
-------------------------------------------------------------------------------------------------------------------------------
Balance, at December 31, 1995       153       31      155       31   8,080       81   15,287   (3,784)   1,351  (2,405)   9,241
     Exercise of options              -        -        -        -     267        3      834        -        -       -      837
     Conversion of Series B
        and C preferred stock
        to common stock            (153)     (31)    (155)     (31)  3,079       31       31        -        -       -        -
     Conversion of Series A
        preferred stock to
        common stock                  -        -        -        -     248        2      748        -        -       -      750
     Issuance of common stock         -        -        -        -   3,065       31   52,635        -        -       -   52,666
     Income tax benefit related
        to exercise of stock
        options                       -        -        -        -       -        -      161        -        -       -      161
     Retirement of treasury
        stock                         -        -        -        -  (1,351)     (14)  (2,391)       -   (1,351)  2,405        -
     Net income                       -        -        -        -       -        -        -      513        -       -      513
-------------------------------------------------------------------------------------------------------------------------------
Balance, at December 31, 1996         -        -        -        -  13,388      134   67,305   (3,271)       -       -   64,168
     Exercise of options              -        -        -        -     230        2      545        -        -       -      547
     Issuance of common stock         -        -        -        -     127        1    1,018        -        -       -    1,019
     Income tax benefit related
        to exercise of stock
        options                       -        -        -        -       -        -      221        -        -       -      221
     Net income                       -        -        -        -       -        -        -    1,796        -       -    1,796
-------------------------------------------------------------------------------------------------------------------------------
Balance, at December 31, 1997         -    $   -        -    $   -  13,745    $ 137  $69,089 $ (1,475)       - $     -  $67,751
-------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

1. ORGANIZATION

SS&C Technologies, Inc. and Subsidiaries ("SS&C" or the "Company") (formerly named Securities Software & Consulting, Inc.) is a leading provider of client/server-based software solutions, and related consulting services, designed to improve the efficiency and effectiveness of a broad range of organizations in the financial services industry. The Company has developed a family of software products that provides a full range of mission-critical information management and analysis, accounting, reporting, and compliance tools to help high-level investment professionals make informed real-time decisions and automate many operational functions in today's increasingly complex and fast-moving financial markets. The Company's products are focused on improving the effectiveness of decision making through open, fully integrated access to the quantitative analysis of transactions-based data, allowing investment professionals to manage and analyze large amounts of data in the aggregate and in detail on a timely basis.

The Company operates in one business segment and currently derives substantially all of its revenue from the licensing of its CAMRA, PTS, FILMS, and Total Return applications software to the financial services industry and the provision of related maintenance, consulting, and training services in the areas of investments, investment accounting, and software development. A majority of the Company's revenues have historically been derived from sales of the CAMRA system. The Company expects that the licensing of these products and the related services will account for a substantial portion of its revenues in the future. The Company's clients include a range of organizations that manage investment portfolios, including asset managers, insurance companies, banks, mutual funds, public and private pension funds, hedge funds, corporate treasuries, and government agencies. The success of many of the Company's clients is intrinsically linked to the health of the financial markets. Demand for its products could be affected by fluctuations or downturns in the financial markets, which may cause clients and potential clients to exit the industry or delay, cancel, or reduce any planned expenditures for investment management systems and software products.

2. SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, SS&C Ventures, Inc., SS&C Technologies, Limited, SS&C Pacific, Inc., SS&C Technologies Sdn. Bhd., Shepro Braun Systems, Inc. and Mabel Systems BV. All intercompany activity has been eliminated in preparing the consolidated financial statements.

Revenue Recognition

The Company recognizes revenues in accordance with the Statement of Position ("SOP") No. 91-1 on software revenue recognition issued by the American Institute of Certified Public Accountants ("AICPA").

The Company licenses the right to use its software products to customers under perpetual license agreements. The Company generally recognizes license revenues on delivery of the software to the customer provided that collection of the resulting receivable is considered probable, unless the Company has significant future obligations remaining under the license agreement or there is significant uncertainty about customer acceptance. If there are significant future obligations or uncertainty about customer acceptance, revenue is recognized when such obligations are satisfied and any uncertainty about acceptance becomes insignificant.

The Company occasionally enters into license agreements requiring significant customization of the Company's soft-ware. These agreements are accounted for by the Company on a percentage of completion basis. This method requires estimates to be made for costs to complete the agreement utilizing an estimate of development man hours remaining. Due to uncertainties inherent in the estimation process, it is at least reasonably possible that completion costs may be revised. Such revisions are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are determined on a contract-by-contract basis, and are made in the period in which such losses are first estimated or determined.

The Company's software license agreements include a short-term, generally six months or less, warranty period that the Company does not consider to be a cancellation privilege.

The Company records accounts receivable and related deferred revenues upon the execution of contracts for license and licensed lease agreements and upon billing for maintenance agreements. Revenues from maintenance agreements are recognized ratably over the term of the agreement. Unbilled accounts receivable principally reflect revenues recognized pursuant to license agreements for which milestone amounts are not contractually billable. Unbilled accounts receivable, including those related to lease agreements, which are not contractually billable in one year have been classified as noncurrent.

Professional services revenues include consulting and training provided to customers, generally on a time and materials basis. Professional services revenues are recognized as the services are performed.

The Company records an allowance for doubtful accounts based on individual customer analyses. Write-offs of accounts receivable were $34,000, $69,000, and $822,000 for the years ended December 31, 1995, 1996, and 1997, respectively.

Research and Development

Research and development costs associated with computer software are charged to expense as incurred. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, capitalization of internally developed computer software costs begins upon the establishment of technological feasibility based on a working model. Capitalized software costs of $115,000 and $454,000 are included in the December 31, 1996 and 1997 balance sheets, respectively, under "Intangible and other assets."

The Company's policy is to amortize these costs upon a product's general release to the customer. Amortization of capitalized software costs is calculated by the greater of (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported on. It is reasonably possible that those estimates of anticipated future gross revenues, the remaining estimated economic life of the product, or both could be reduced significantly due to competitive pressures.

Cash and Cash Equivalents and
Marketable Securities

The Company considers all highly liquid debt instruments with original maturities of three months or less at the date of acquisition to be cash equivalents. Debt securities with original maturities of more than three months at the date of acquisition are classified as marketable securities. All marketable securities mature within 12 months and are classified as current assets. The Company classifies its entire investment portfolio of $55.3 million at December 31, 1997, consisting of debt securities issued by state and local governments of the United States and corporations, as available for sale securities. With the cost of the debt securities approximating the fair market value of the securities, no unrealized gain or loss has been recognized. The Company did not have any material realized gains or losses during 1995, 1996, and 1997.

Restricted Cash Equivalents

The Company had a letter of credit agreement with a U.S. bank for $505,000 in connection with the purchase of the main-frame based investment accounting line of business of an unrelated entity. The purchase agreement required the Company to maintain an irrevocable letter of credit until the debt was paid in full. In accordance with the terms of the letter of credit agreement, the Company had a $505,000 certificate of deposit with the bank which is restricted to serve as collateral for the letter of credit. The letter of credit was released in January 1997 upon the settlement of the debt (see Note 3).

Hedging Transactions

The Company purchases from time to time forward contracts to attempt to minimize the impact of exchange rate gains or losses from foreign currency transactions. The forward contracts entered into are for periods of less than six months. There were no outstanding forward contracts at December 31, 1996. The Company had one forward contract outstanding at December 31, 1997, which liquidated in February 1998.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is calculated using a combination of straight-line and accelerated methods over the estimated useful lives of the assets as follows:

Description
--------------------------------------------------------------------------------
Building                                  31.5 years
Equipment                                  3-5 years
Furniture and fixtures                    7-10 years
Leasehold improvements                    shorter of lease
                                          term or estimated
                                          useful life
--------------------------------------------------------------------------------

Maintenance and repairs are expensed as incurred. The costs of sold or retired assets are removed from the related asset and accumulated depreciation accounts and any gain or loss is included in operations.

Goodwill and Intangible Assets

Goodwill, associated with the Company's Chalke and Mabel acquisitions described in Note 11, is being amortized on a straight-line basis over its estimated life of approximately five years. The carrying amount of goodwill is evaluated for future recoverability on a periodic basis, relying on a number of factors, including the estimated life of the customer base under the annual maintenance agreements, operating results for each division, business plans, budgets and economic projections, and undiscounted cash flows. In addition, the Company's evaluation considers non-financial data such as market trends, product development cycles and changes in management's market emphasis. Amortization expense associated with goodwill was $271,000, $361,000, and $369,000 for the years ended December 31, 1995, 1996, and 1997, respectively.

Other intangible assets, excluding complete technology, are being amortized on a straight-line basis over their estimated lives of two to three years. Complete technology is amortized over approximately six years based on the ratio that current gross revenues of the product bear to the total of current and anticipated future gross revenues of the product.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, marketable securities, and trade receivables. The Company invests its cash in deposits with commercial banks or in municipal bond and bond funds with broker/dealers. Concentrations of credit risk, with respect to trade receivables, are limited due to the large number of customers comprising the Company's customer base and their dispersion across many geographies. As of December 31, 1996 and 1997, the Company had no significant concentrations of credit risk.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS 109, an asset and liability approach is used to recognize deferred tax assets and liabilities for the future tax consequences of items that have already been recognized in its financial statements and tax returns. A valuation allowance is established against net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the net deferred tax assets will not be realized.

Foreign Currency

The functional currency of each foreign subsidiary is the local currency. Accordingly, assets and liabilities of foreign subsidiaries are translated to U.S. dollars at period end exchange rates and stockholders' equity at historical rates. Revenues and expenses are translated using the average rates during the period. The effects of foreign currency translation adjustments are immaterial to the results of operations and the financial position of the Company.

Revenues from foreign sources totalled $5.4 million in 1997. Revenues from foreign sources for 1995 and 1996 were immaterial to the total revenues of the Company. Total assets in foreign locations were immaterial to the total assets of the Company.

Basic and Diluted Earnings Per Share

The Company adopted SFAS No. 128, "Earnings Per Share," in 1997. Earnings per share for all periods presented have been restated to conform to the requirements of SFAS 128. The standard requires the replacement of the current primary earnings per share presentation with a basic earnings per share presentation. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. The standard also requires companies with complex capital stock structures to disclose diluted earnings per share and, among other things, a reconciliation of the numerator and denominator for purposes of the calculation. Diluted earnings per share is computed based upon the weighted average number of common shares and common equivalent shares outstanding after certain adjustments described below. The computation of diluted earnings per share is based on net income (loss) divided by the weighted average number of common and common equivalent shares outstanding during the period after giving effect to all stock splits. Common equivalent shares comprise stock options and warrants using the treasury stock method. Common equivalent shares from stock options and warrants are excluded from the computation if their effect is antidilutive. In addition, all preferred stock is considered to be a common stock equivalent based on its terms and conditions except that in 1995 all 3.3 million shares of preferred stock are excluded as the effect of inclusion would be antidilutive.

Options to purchase 1.5 million and 1.0 million shares were outstanding at December 31, 1995 and 1997, respectively, but were not included in the computation of diluted earnings per share because the effect of including the options would be antidilutive.

Income available to stockholders is the same for basic and diluted earnings per share. A reconciliation of the shares outstanding is as follows (in thousands):

                                                   1995      1996      1997
--------------------------------------------------------------------------------
Basic weighted average shares outstanding         6,351    10,571    13,540
Weighted average common stock
 equivalents-options                                  -       660       397
Weighted average preferred stock                      -     1,386         -
                                                 ------    ------    ------
Diluted weighted average shares outstanding       6,351    12,617    13,937
--------------------------------------------------------------------------------
See Note 14 for issuance of shares subsequent to year end.

Accounting Standards

In June 1997, the FASB issued two pronouncements, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (SFAS No. 130) and No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS No. 130 establishes standards for reporting and display of comprehensive income, which is defined as the equity of a business enterprise during a period from nonowner sources. SFAS No. 130 is effective for years beginning after December 15, 1997 and requires restatement of financial statements for all prior years presented. The adoption of SFAS No. 130, to be included in the Company's March 1998 financial statements, is expected to only impact the presentation of financial information.

SFAS No. 131 requires public companies to report all financial and descriptive information about operating segments in their financial statements and requires selected information about operating segments to be reported in interim financial reports issued to shareholders. Operating segment financial information is required to be reported on the basis that is used internally for evaluating segment performance and allocation of resources. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997 and requires presentation of comparative information for prior periods presented. The adoption of SFAS No. 131 is expected to impact the way the Company reports information about its operating segments.

In October 1997, the AICPA issued Statement Of Position ("SOP") No. 97-2, Software Revenue Recognition, which is effective in fiscal years beginning after December 15, 1997. Retroactive application of the provisions of SOP 97-2 from the previously issued SOP on software revenue recognition is prohibited. The adoption of SOP 97-2, which will begin with financial statements for the three months ending March 31, 1998, is not expected to have a material impact on the Company's business, financial condition, and results of operations.

Reclassification

Certain amounts in the 1996 consolidated financial statements have been reclassified to be comparable with the 1997 presentation. These classifications have had no effect on net income, working capital, or net equity.

3. LONG-TERM DEBT

Long-term debt consists of the following (in thousands):
                                                                  December 31,
                                                               ----------------
                                                                  1996     1997
-------------------------------------------------------------------------------
7.91% note payable, due to a related party                     $ 1,390     $ --
6.81% note payable                                                 450       --
Note payable to former Mabel shareholders, at
 no interest, due in three equal installments on
 November 14, 1998, 1999, and 2000                                  --      375
Due to former Mabel shareholders                                    --      286
9% notes payable to former Shepro sellershareholders,
 payable on demand; paid in full in January 1998                   264      257
Variable note payable to a bank, due July 1998, interest
 paid monthly at the prime rate plus 0.75%,
 paid in full in January 1998                                      125      200
Variable note payable to a bank, due in 36 equal
 installments of principal, interest paid monthly
 at the prime rate plus 0.75%, due December 1998,
 paid in full in January 1998                                      208      108
9.5% note payable to a bank, due June 1998,
paid in full in January 1998                                        17        5
                                                               ----------------
                                                                 2,454    1,231
Less current portion-related party                              (1,390)    (668)
Less current portion-other                                        (687)    (313)
                                                               ----------------
Long-term debt                                                 $   377  $   250
-------------------------------------------------------------------------------

The 7.91% note payable to a related party was issued in connection with the Company's acquisition of the assets and operations of Chalke Incorporated ("Chalke") (see Note 11). The term of the promissory note dated March 31, 1995 was for repayment in two equal installments of $1,500,000 on March 31, 1996 and March 31, 1997. The promissory note included interest accruing annually from March 31, 1995 at the applicable federal rate. The applicable rate at March 31, 1995 was 7.91%. The present value of the $3,000,000 two-year loan at 7.91% was $2,678,000. Interest expense for the years ended December 31, 1995, 1996, and 1997 was $187,000, $193,000, and $162,000, respectively.

The 6.81% note payable was issued in connection with the Company's acquisition of packaged software and related assets (see Note 11). The note was issued at $505,000 and required the Company to make periodic payments on the debt based upon specific percentages of revenues collected by the Company related to customers utilizing the acquired product. In connection with the outstanding note payable of $450,000 and invoices and accrued interest of $138,000, a settlement was reached in December 1996 whereby the Company would pay $450,000 in total for all of the outstanding obligations. The payment was made in January 1997. The balance of $138,000 is included in other income on the accompanying 1996 statement of operations.

The note payable to former Mabel shareholders was issued in connection with the Company's acquisition of the assets and operations of Mabel Systems BV
("Mabel") (see Note 11). The terms of the purchase agreement are for the Company to pay $375,000 in three equal installments of $125,000 on the first, second and third anniversary of the closing date of the acquisition. Each payment is conditional on the continued employment of the former shareholders with the Company as of the date of the payment. Due to former Mabel shareholders of $286,000 is the remaining amount on the final adjustment of the purchase price to be paid based on the final net equity of Mabel as of the closing date, as stipulated in the share purchase agreement.

The 9% notes payable to former Shepro shareholders represent loans made to Shepro by certain former shareholders of Shepro. There were no restated payment terms and the loans were paid in full in January 1998. The notes payable to a bank were issued to provide working capital for Shepro and to secure financing for computer equipment. Outstanding balances at December 31, 1997 were paid in full in January 1998.

4. CAPITAL STOCK

During 1994, the Company authorized the issuance of 152,778 shares of a new series of preferred stock, Series B convertible preferred stock (the "Series B stock"). On September 20, 1994, the Company entered into a stock purchase agreement in which it issued 152,778 shares of Series B stock at $40.00 per share, before costs of the transaction.

During 1995, the Company authorized the issuance of 155,132 shares of a new series of preferred stock, Series C convertible preferred stock (the "Series C stock"). On March 31, 1995 and April 13, 1995, the Company entered into stock purchase agreements in which it issued the 155,132 shares of Series C stock at $47.50 per share, before transaction costs.

In connection with the issuance of the Series C stock, holders of outstanding warrants exercised their rights to purchase 900,000 shares of common stock for $1,401,000. At the time of issuance of the Series C stock, the authorized shares of common stock were increased from 10,224,720 to 11,673,400. At December 31, 1995, 3,326,600 shares of the common stock were reserved for issuance upon the conversion of the Series A, Series B, and Series C stock. At December 31, 1996 and 1997, 2,920,000 and 3,039,000 shares, respectively, were reserved for the stock option plans.

On April 25, 1996, the Company reincorporated in the State of Delaware and exchanged each outstanding share of common stock for ten shares of common stock, $.01 par value, and exchanged each outstanding share of preferred stock Series A, Series B, and Series C for one share of preferred stock Series A, Series B, and Series C, respectively. Effective with the reincorporation, all the treasury stock was extinguished. Holders of outstanding options were entitled, upon exercise, to purchase ten times the number of common stock shares provided in each option, at an exercise price per share of one-tenth the price per share provided in the option. The outstanding preferred stock was converted into ten shares of common stock for each share of preferred stock. The Company authorized a total of 25,000,000 shares of common stock, $.01 par value, and a total of 1,000,000 shares of preferred stock, $.01 par value. The outstanding Series A, Series B, and Series C preferred stock was subsequently converted into common stock on June 5, 1996, the closing date of the Company's initial public offering. As of December 31, 1997 there was no preferred stock outstanding.

The Company consummated an initial public offering of 3,750,000 shares of common stock on June 5, 1996, of which 723,750 shares were sold by selling stockholders. The Company received proceeds from the offering of approximately $52,639,000, net of underwriting discounts and commissions and offering expenses payable by the Company.

All shares, warrants, options, and par values have been restated in the financial statements and footnotes to reflect the effects of the split of the Company's common stock.

5. INCOME TAXES

The sources of income (loss) before income taxes were as follows:

                                                    1995    1996    1997
--------------------------------------------------------------------------------
                                          Year Ended December 31, (in thousands)
US                                                $(7,483) $1,527  $3,599
Foreign                                              (264)   (600)   (774)
                                                  ------------------------------
Income (loss) before income taxes                 $(7,747) $  927  $2,825
--------------------------------------------------------------------------------


The income tax provision (benefit) for the years ended December 31, 1995, 1996, and 1997 consist of the following:

                                                      1995    1996    1997
--------------------------------------------------------------------------------
                                           Year Ended December 31 (in thousands)
Current:
 Federal                                           $   434    $736  $1,080
 Foreign                                                --      --      63
 State                                                 157     202     283
Deferred:
 Federal                                            (2,757)   (427)   (280)
 State                                                (858)    (97)   (117)
--------------------------------------------------------------------------------
Total                                              $(3,024)   $414  $1,029
--------------------------------------------------------------------------------

The effective tax rates were (39.0)%, 44.7%, and 36.4% for the years ended December 31, 1995, 1996, and 1997, respectively, and are reconciled from the expected tax expense (benefit) (the expected tax expense (benefit) is computed by applying the U.S. Federal corporate income tax rate of 34% to income before income taxes) as follows:


                                                1995          1996         1997
--------------------------------------------------------------------------------
                                           Year Ended December 31 (in thousands)
Computed "expected" tax
 expense (benefit)                           $(2,507)      $    302     $   960
Increase (decrease) in income taxes
 resulting from: State income taxes
(net of Federal income tax benefit)             (459)            70         110
  Tax exempt interest income                      --           (327)       (553)
  Tax effects of foreign operations               --            306         326
  Meals and entertainment                         38             61          50
  Other                                          (96)             2         136
                                             ----------------------------------
Income tax expense (benefit)                 $(3,024)      $    414     $ 1,029
--------------------------------------------------------------------------------

The components of the net deferred tax asset at December 31, 1996 and 1997 are as follows:


                                                          1996            1997
--------------------------------------------------------------------------------
                                                             (in thousands)
Deferred tax assets                                     $4,707         $ 5,375
Deferred tax liabilities                                  (773)         (1,397)
                                                         -----------------------
 Net deferred tax asset                                 $3,934         $ 3,978
--------------------------------------------------------------------------------


The components of deferred income taxes at December 31, 1996 and 1997 are as follows:


                                             1996                  1997
--------------------------------------------------------------------------------
                                                              (in thousands)
                                      Deferred  Deferred   Deferred   Deferred
                                        Tax       Tax        Tax        Tax
                                       Assets Liabilities   Assets  Liabilities
--------------------------------------------------------------------------------
Purchased in-process
 research and development              $2,922     $  --      $2,810    $    --
Accounting method
 change-cash to accrual                    --       609          --        305
Accounting method
 change-advance payments                  588        --         441         --
Capitalized software                       --        --          --        181
Acquired technology                       336        --         461         --
Accrued expenses                          352       119         582        118
Accounts receivable                       471        --       1,081        793
Other                                      38        45          --         --
                                       -----------------------------------------
  Total                                $4,707    $  773      $5,375     $1,397
--------------------------------------------------------------------------------

6. LEASES

The Company is obligated under noncancelable operating leases for office space and office equipment. Total related expense for the years ended December 31, 1995, 1996, and 1997 was $652,000, $1,064,000, and $1,203,000, respectively.
Future minimum lease payments under these operating leases are as follows (in thousands):


Year ending December 31,
--------------------------------------------------------------------------------
1998                                                                     $ 1,779
1999                                                                       1,525
2000                                                                       1,439
2001                                                                       1,248
2002                                                                         767
Thereafter                                                                 3,786
                                                                         -------
                                                                         $10,544
--------------------------------------------------------------------------------


The Company leases a portion of its building and subleases other office space to unrelated parties under noncancelable leases. The Company received rent under these leases of $19,000, $54,000, and $99,000 for the years ended December 31, 1995, 1996, and 1997, respectively. Minimum, future lease receipts under these leases are as follows (in thousands):

Year ending December 31,
--------------------------------------------------------------------------------
1998                                                                     $   444
1999                                                                         430
2000                                                                         417
2001                                                                         434
2002                                                                          67
                                                                          ------
                                                                          $1,792
--------------------------------------------------------------------------------


7. RELOCATION EXPENSES

The Company closed its Virginia office facility in October 1997 and relocated certain employees to its corporate headquarters. The Company expensed $0.5 million related to the office facility closing, including severance packages and outplacement services totalling $0.1 million for nine employees. The amount accrued as of December 31, 1997 was $0.2 million, primarily for unoccupied lease fees under the current lease.

In 1997, the Company also announced plans to relocate its corporate facilities. In connection with the relocation, and in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121) and EITF No. 94-3, the Company has recognized in general and administrative expense an impairment loss of $0.5 million on the building and furniture it currently occupies and uses. Under the current lease, the Company is also obligated to continue making payments from the expected date of the relocation through November 30, 1998. Unoccupied lease fees of $143,000 were included in general and administrative expense for the year ended December 31, 1997.

8. LICENSE AND ROYALTY AGREEMENTS

During 1995, the Company was a party to two license and royalty agreements as a result of the joint development of software products. One of these agreements was with a related party. The related party development partner was paid a 3% royalty based on a percentage of license fee revenues collected related to the Company's CAMRA and FILMS products. The second agreement called for royalty payments of 3% on a certain module until $22,000 had been paid. The total royalty expense included in the cost of software licensing revenues under these agreements of $187,000 for the year ended December 31, 1995, includes $166,000, to a related party. As more fully described in Note 13, on January 27, 1996, the Company licensed its CAMRA and FILMS applications software and certain other programs to the related party pursuant to a software license agreement. Under the terms of this agreement, all outstanding accounts receivable and accounts payable between the parties as of January 27, 1996 were forgiven, including amounts payable by the Company under certain royalty agreements. The agreement also terminated the requirement for the Company to pay royalties to the related party in the future. The second agreement was paid in full during 1996. The Company has no future obligations under royalty agreements related to CAMRA and FILMS products.

The Company is also a party to a royalty agreement as a result of the joint development of Finesse 2000. Under the terms of the agreement, the joint developer will receive a 10% royalty on all software license revenues of Finesse 2000 until $349,000 has been paid. Total royalty expense for 1997 was $54,000.

The Company also has non-exclusive rights, acquired by the Company in the Chalke acquisition, to integrate software into certain Company products. Under the terms of the agreement, the licensor of the software is paid minimum monthly royalties and additional royalties based on a per-centage of the related license fee revenues collected. These payments range between 20% and 43% of sales of the related software products. The Company also entered into an agreement in 1996 which allows the Company to integrate software into a certain Company product. Under this agreement, the licensor is paid $1,500 for the first 200 clients that purchase the Company's product containing this software and a maintenance agreement for that product. The fee is reduced to $1,000 per client for each client thereafter. The Company is obligated to pay on a cumulative basis at least $25,000 per quarter. The total royalty expense under these agreements for the years ended December 31, 1996 and 1997 was $452,000 and $425,000, respectively.

In connection with the Shepro acquisition, the Company was a party to a development and royalty agreement with an unrelated third party. The agreement called for a royalty of 20% on all software license sales for the core modules developed during the project, up to a full recovery of all costs incurred by the third party on this project. The total royalty expense under this agreement for the years ended December 31, 1995, 1996, and 1997 was $46,000, $195,000, and
$184,000, respectively. The Company made the final payment on outstanding royalties in February 1998. The Company is also a party to a development and royalty agreement for the development of a trading system. Under this agreement, if the system is accepted, the Company will pay a 20% royalty on all software license sales of the trading system, up to $100,000. There is a clause in the agreement that allows for an additional royalty amount so the net cost of the system to the customer would be no more than 75% of the amount the Company charges to other customers. There is no set fee at this time. If the system is not accepted, the limit on the royalty is $400,000. As of December 31, 1997, the customer had not accepted the system and no royalties have been accrued.

9. DEFINED CONTRIBUTION PLANS

On January 1, 1992, the Company established its 401(k) Profit Sharing Plan and Trust (the "Plan"). The Plan covers substantially all employees. Each employee may elect to contribute to the Plan, through payroll deductions, up to 15% of his or her salary, subject to certain limitations. The Plan provides for a Company match of employees' contributions in an amount equal to 50% of an employee's contributions up to $1,000, in addition to discretionary contributions as determined by the Board of Directors.

In connection with the acquisition of Shepro, the Company assumed the pre-existing deferred compensation plan for Shepro employees, which was established in January 1995. Under the plan, each eligible employee may elect to contribute to the plan up to 15% of their salary, subject to certain limitations. This plan provides for a Company match in an amount equal to 25% of an employee's contributions up to 6%.

During the years ended December 31, 1995, 1996, and 1997, the Company incurred $88,000, $102,000, and $158,000, respectively, of expense related to these plans.

10. STOCK OPTION AND PURCHASE PLANS

During 1993, the Board of Directors approved an employee stock option plan ("1993 Plan") which was in place through December 1994 and reserved 1,000,000 shares of common stock for issuance under this plan. During 1994, the Board of Directors approved a new plan ("1994 Plan"), effective January 1, 1995, for which 1,000,000 shares of common stock were reserved. The 1994 Plan was amended in October 1995 and April 1996 to reserve additional shares of common stock for issuance under the plan, bringing the total shares of common stock reserved for issuance to 3,000,000. Options issued under the 1993 Plan remain under the terms of that plan. There were options to purchase 25,500 shares of common stock outstanding under the 1993 Plan at December 31, 1997. No new options will be granted under this plan. Options under the 1993 Plan are fully vested and expire in 1998. Generally, options outstanding under the 1994 Plan vest ratably over three, four or five years and expire ten years subsequent to the grant. There were options to purchase 2,231,700 shares of common stock outstanding under the 1994 Plan at December 31, 1997 and 432,208 shares available for option grants.

The purchase price of the shares subject to each option granted will not be less than 100% of the fair market value of the Company's common stock at the date of grant. Options granted prior to the issuance of the Series B preferred stock are exercisable for five years from the date of grant. Options issued subsequent to the Series B preferred stock have vesting periods of three to five years from the date of grant. As of December 31, 1997, options to purchase 25,500 and 515,236 shares of common stock were then exercisable under the 1993 Plan and 1994 Plan, respec-tively. As of December 31, 1996, options to purchase 128,000 and 353,916 shares of common stock were then exercisable under the 1993 Plan and 1994 Plan, respectively.

In April 1996, the Company also adopted the 1996 Director Stock Option Plan which provides for non-employee directors to receive options to purchase common stock of the Company at an exercise price equal to the fair market value of the common stock at the date of grant. The Company has reserved a total of 150,000 shares of common stock for issuance under this plan. As of December 31, 1997, 30,000 shares had been issued under the Director Stock Option Plan.

The following table summarizes stock option transactions for the years ended December 31, 1995, 1996 and 1997.

                                                                        Weighted
                                                                         Average
                                                                        Exercise
                                                           Shares         Price
--------------------------------------------------------------------------------
Outstanding at December 31, 1994                           630,000         $1.93
Granted                                                  1,074,000          4.34
Canceled                                                  (167,500)         2.06
Exercised                                                  (60,000)         0.08
                                                         -----------------------

Outstanding at December 31, 1995                         1,476,500          3.75
Granted                                                    217,000          8.31
Canceled                                                  (152,500)         5.13
Exercised                                                 (266,792)         3.14
                                                         -----------------------

Outstanding at December 31, 1996                         1,274,208          4.49
Granted                                                  1,526,500          8.60
Canceled                                                  (283,208)         5.12
Exercised                                                 (230,300)         2.38
                                                         -----------------------

Outstanding at December 31, 1997                         2,287,200         $7.37
--------------------------------------------------------------------------------


The following table summarizes information about stock options outstanding at December 31, 1997:

                             Options Outstanding                 Options Exercisable
---------------------------------------------------------------------------------------
                                   Weighted
                                    Average     Weighted                      Weighted
Range of         Number            Remaining     Average        Number         Average
Exercise       Outstanding        Contractual   Exercise     Exercisable      Exercise
Prices         at 12/31/97        Life (Years)    Price      at 12/31/97       Price
---------------------------------------------------------------------------------------
$0.07-$0.07      25,500               0.5         $0.07         25,500          $0.07
4.00-5.75       892,700               7.0         $4.83        391,416          $4.25
6.00-8.63       594,000               9.0         $7.07        101,742          $7.03
9.00-11.00      775,000               9.9        $10.76         22,078          $9.00
---------------------------------------------------------------------------------------

The exercise price for each of the above grants was determined by the Board of Directors of the Company to be equal to the fair market value of the Company's common stock on the date of grant. Exercise prices for grants are determined by the closing sale price of the stock on the Nasdaq National Market on the date of the grant.

In April 1996, the Company adopted the 1996 Employee Stock Purchase Plan which permits employees of the Company to purchase shares of common stock pursuant to payroll deductions at a price equal to 85% of the fair market value of the Company's common stock on either the first or last day of the purchase period, whichever is lower. The initial purchase period was from October 1, 1996 to March 31, 1997. The second purchase period was from April 1, 1997 to September 30, 1997. The third purchase period was from October 1, 1997 to March 31, 1998. As of December 31, 1997, employees had deposited with the Company, through payroll deductions, $82,000 to purchase shares through the stock purchase plan at March 31, 1998. The Company reserved a total of 200,000 shares of common stock for issuance under this Plan.

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans and employee stock purchase plan. Had compensation cost for the Company's stock option plans and employee stock purchase plan been determined consistent with SFAS No. 123, the Company's net income (loss) and earnings per share would have been adjusted to the pro forma amounts (in thousands, except per share data) indicated in the table below:

                                                    1995       1996        1997
--------------------------------------------------------------------------------
Net income (loss) as reported                   $  (4,723)   $   513    $  1,796
--------------------------------------------------------------------------------
Net income (loss) pro forma                     $  (4,934)   $    24    $    653
--------------------------------------------------------------------------------
Basic earnings (loss) per share, as reported    $   (0.74)   $  0.05    $   0.13
--------------------------------------------------------------------------------
Basic earnings (loss) per share, pro forma      $   (0.78)   $  0.00    $   0.05
--------------------------------------------------------------------------------
Diluted earnings (loss) per share, as reported  $   (0.74)   $  0.04    $   0.13
--------------------------------------------------------------------------------
Diluted earnings (loss) per share, pro forma    $   (0.78)   $  0.00    $   0.05
--------------------------------------------------------------------------------


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995, 1996, and 1997: dividend yield of 0%; expected volatility of 0%, 80%, and 66% in 1995, 1996, and 1997, respectively; risk-free interest rate of 6.8%, 6.1%, and 6.1% in 1995, 1996, and 1997, respectively; and expected lives of 5.5 years for 1995 and 1996, and 5 years in 1997. The compensation cost for the stock option plans was $211,000,

$472,000, and $1,075,000 for 1995, 1996, and 1997, respectively. The weighted-average fair value of options granted using this option-pricing model in 1995, 1996, and 1997 was $1.34, $5.87, and $3.91, respectively.

The fair value of each estimated stock grant under the employee stock purchase plan is based on the price of the stock at the beginning of the offering period using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1996 and 1997, respectively: dividend yield of 0%; expected volatility of 80% and 66%; risk-free interest rate of 5.32% and 5.33%; and expected lives of six months. The compensation cost for the employee stock purchase plan was $17,000 and $68,000 for 1996 and 1997, respectively.


11. ACQUISITIONS

On December 31, 1997, the Company acquired all of the outstanding stock of Shepro Braun Systems, Inc. ("Shepro"), a provider of software and consulting services to the investment management and financial services marketplace, for 1,000,000 shares of Common Stock of the Company in exchange for the 10,400 shares of common stock of Shepro in a business combination accounted for as a pooling-of-interests. Accordingly, the financial statements for all periods prior to the combination have been restated to reflect the combined operations. The results of operations presented below for the years ended December 31, 1995, 1996, and 1997 present the Company and Shepro as stand-alone entities. There were no intercompany transactions and no adjustments to net assets of the combining companies to adopt the same accounting practices.


                                                                        Total
                                        Company          Shepro        Company
------------------------------------------------------------------------------
                                                     (in thousands)
1995
Revenues                               $ 18,802        $  4,509       $ 23,311
------------------------------------------------------------------------------
Net loss                               $ (4,349)       $   (374)      $ (4,723)
------------------------------------------------------------------------------

1996
Revenues                               $ 26,407        $  5,127       $ 31,534
------------------------------------------------------------------------------
Net income                             $    473        $     40       $    513
------------------------------------------------------------------------------
1997
Revenues                               $ 36,527        $  5,665       $ 42,192
------------------------------------------------------------------------------
Net income (loss)                      $  1,917        $   (121)      $  1,796
------------------------------------------------------------------------------


Shepro had elected to be treated as a Subchapter S Corporation for income tax purposes and, as such, no Federal income taxes have been provided related to the results of Shepro's operations in the statement of operations presented.

On November 14, 1997, the Company acquired all of the outstanding stock of Mabel Systems BV for $2.5 million, which includes $100,000 of direct costs associated with the acquisition. The purchase has been paid in the form of cash for $475,000, 72,816 shares of common stock of the Company valued at $750,000, $375,000 due in three equal annual installments of $125,000 on the anniversary date of the transaction, the assumption of liabilities of $623,000, and $286,000 due to former Mabel Shareholders. The share purchase agreement also calls for a contingent payment to be made in 2001. The payment is contingent on the continued employment of the former Mabel shareholders and is based on the revenues generated by the Mabel division. The payment can range from $0 to $1.9 million for revenues over $12 million. The acquisition was accounted for as a purchase and, accordingly, the net assets and results of operations of Mabel have been included in the consolidated financial statements from the acquisition date. The purchase price was first allocated to tangible assets based on their net realizable value or fair market value on the date of the acquisition. The remaining portion of the purchase price is allocated to identified intangible assets and goodwill.

The following summarizes the allocation of the purchase price.

------------------------------------------------------------------------------
Cash                                                                     $ 403
Accounts receivable                                                        260
Other                                                                       46
Equipment and furniture                                                     21
Complete technology                                                        588
Incomplete technology                                                      861
Goodwill                                                                   330
                                                                        ------
                                                                        $2,509
------------------------------------------------------------------------------


The allocation to complete technology is based on future risk-adjusted discounted cash flows. Complete technology has been capitalized and included in the caption "Intangible and other assets" in the accompanying consolidated balance sheets. Amortization expense associated with complete technology was $47,000 for the year ended December 31, 1997.

The allocation to incomplete technology is also based on future risk-adjusted discounted cash flows and has been expensed in 1997, in accordance with generally accepted accounting principles. Incomplete technology relates to the objective of making Mabel's software Windows compliant. A majority of the Mabel modules must be rewritten and translated to English and a full, rigorous test program must be conducted before the Windows application can be considered technologically feasible. As of the acquisition date, the incomplete technology had not achieved technological feasibility and had no alternative uses.

The unaudited pro forma condensed consolidated results of operations presented below for the years ended December 31, 1996 and 1997, assumes the Mabel acquisition occurred at the beginning of the year. The unaudited pro forma condensed statement of operations for the year ended December 31, 1997 excludes the $861,000 write-off of purchased in-process research and development.


                                                1996                     1997
--------------------------------------------------------------------------------
                                           (in thousands except per share data)
Total revenues                                $33,002                  $43,521
Operating income                                1,205                    1,750
Net income                                        702                    2,751
Basic earnings per share                         0.07                      .20
Diluted earnings per share                       0.06                      .20
--------------------------------------------------------------------------------

These pro forma results are not necessarily indicative of results of operations that would have actually occurred had the acquisition taken place at the beginning of each period, or of future operations of the combined companies.

On March 31, 1995, the Company purchased substantially all of the assets and operations of Chalke for $12,703,000. The purchase has been paid in the form of cash of $7,426,000, net of cash received from Chalke and a line of credit repayment, a promissory note with a present value of $2,678,000, the assumption of liabilities of $2,599,000, including the costs of effecting the transaction.

The Chalke acquisition was accounted for as a purchase and, accordingly, the net assets and results of operations of Chalke have been included in the consolidated financial statements from the acquisition date. The purchase price was first allocated to tangible assets based on their net realizable value or fair market value on the date of the acquisition. The remaining portion of the purchase price is allocated to identified intangible assets and goodwill.

The following summarizes the allocation of the purchase price (in thousands).


-------------------------------------------------------------------------------
Cash                                                                    $    49
Accounts receivable                                                       1,581
Property and equipment                                                      572
Complete technology                                                         795
Other assets                                                                 13
Incomplete technology                                                     7,889
Goodwill                                                                  1,804
                                                                        -------
 Total purchase price                                                   $12,703
-------------------------------------------------------------------------------

The allocation to complete technology is based on future risk-adjusted discounted cash flows. Complete technology has been capitalized and included in the caption "Intangible and other assets" in the accompanying consolidated balance sheets. Amortization expense associated with complete technology was $243,000 for the years ended December 31, 1996 and 1997.

The allocation to incomplete technology is also based on future risk-adjusted discounted cash flows and has been expensed in 1995, in accordance with generally accepted accounting principles. The incomplete technology had not achieved technological feasibility and had no alternative uses.

The values allocated to complete and incomplete technology were determined after extensive evaluation of the status of the products as they existed at the time of acquisition, an assessment of their commercial viability and, in the case of the two products considered to be incomplete technology, an analysis of the additional costs necessary to reach technological feasibility.

The COPE product consisted of several modules, all of which were necessary to meet the needs of its target market--large financial institutions. As of the acquisition date, development of none of the modules had been completed and the validity of the relevant algorithms had not been validated. PTS 2000 was also incomplete as the product existed only as an early stage prototype and the core development was still in the tool set and the object-oriented design stage.

Neither product had any alternative future use (in other research and development projects or otherwise) as they were not commercially viable at the time of acquisition and could not be utilized with any of the Company's existing products. The Company discontinued the development of COPE as a stand-alone product in 1996.

Future discounted cash flows require estimates of future revenues and expenses, analysis of future market conditions and an estimate of the future economic life of the product. Estimates were based on management's analysis of the data available at the time. It is reasonably possible that the estimates could change significantly in the near term as, in the case of incomplete technology, the new products are introduced into the market and the existing complete technology product faces new competitive pressures.

The Company assumed the current liabilities of Chalke as of March 31, 1995, totaling $3,025,000, which included an outstanding line of credit, trade accounts payable, and various accrued expenses. The line of credit was repaid by the Company in accordance with the purchase agreement.

In August 1994, the Company acquired packaged software and other assets from an unrelated entity for a purchase price of $840,000. Payment of the purchase price consisted of cash of $160,000 at the closing; the Company's agreement, under separately executed licensing and maintenance agreements, to provide the seller with a CAMRA software license and five years of maintenance valued at $75,000 and $100,000, respectively; and a note payable for the remaining $505,000 which was subsequently reduced by $55,000 in a non-cash exchange for a license agreement. The acquisition has been accounted for as a purchase and, accordingly, the assets and results of operations are included in the consolidated financial statements from the acquisition date. The assets received in the acquisition, principally the packaged software and customer lists, net of accumulated amortization of $373,000 and $653,000 as of December 31, 1995 and 1996, respectively, are included in intangible and other assets. In 1997, the assets received in the acquisitions were fully amortized and written off. Amortization was being provided over a three-year period. The results of operations from this acquisition are immaterial.

12. COMMITMENTS AND CONTINGENCIES

On March 18, 1997 and April 8, 1997, two separate purported class action lawsuits ("Complaints") were filed against the Company, certain of its officers and the two leading managers of the Company's initial public offering. On July 8, 1997, a Consolidated Amended Class Action Complaint was filed in the United States District Court for the District of Connecticut (the "Consolidated Complaint") in which the Complaints were consolidated and amended.

The Consolidated Complaint claims that the Prospectus for the Company's initial public offering allegedly made material misrepresentations in violation of Sections 11 and 12(2) of the Securities Act of 1933. The plaintiffs in the suit are seeking an undetermined amount of damages and costs and expenses of the litigation. The Company and the leading managers have each filed a motion to dismiss the Consolidated Complaint on the grounds that it fails to state a claim against the Company and the leading managers, respectively. The plaintiffs have filed an opposition to the motion to dismiss, to which each of the Company and the leading managers have filed a reply to such opposition. The Company believes it has meritorious defenses to the claims made in the lawsuit and intends to contest the Consolidated Complaint vigorously; however, legal counsel for the Company is unable to predict, with any degree of certainty, the outcome of such claims. While the resolution of these claims could affect the Company's results of operations in future periods, the Company does not expect these matters to have a material adverse effect on its consolidated financial position. However, the Company is unable to predict the ultimate outcome or the potential financial impact of these claims.

13. RELATED PARTY TRANSACTIONS

In 1995, the Company entered into licensing and maintenance contracts with several related parties that have ownership interests in the Company, as well as representation on the Company's Board of Directors. Total licensing, maintenance and professional services fee revenues under these agreements were $263,000 for the year ended December 31, 1995. Amounts collected under these agreements totaled $295,000 for the year ended December 31, 1995. At December 31, 1995, $228,000 remained payable from these parties to the Company.

As described in Note 8, the Company licensed its CAMRA and FILMS applications software and certain other programs to a related party for a total purchase price of $2,055,000, including a five-year maintenance program beginning in February 1996. The purchase price was allocated to license fees of $1,544,000, maintenance fees over the five-year period of $375,000 and deferred interest of $136,000 resulting from an extended payment plan. Terms include $900,000 payable upon execution of the agreement and quarterly installments of $53,000 for five years. All out-standing receivables and payables between the parties as of January 27, 1996, including those described in the previous paragraph, were forgiven, resulting in an additional $105,000 allocated to the purchase price. Interest was imputed at 9% for payments on the license fee. The amount collected from the related party during the year ended December 31, 1997 was $212,000, including sales tax and other products not related to this agreement.

The Company also licenses its CAMRA applications software to another related party from which the Company derived revenues of $63,000 in 1995. This license was transferred under the agreement dated January 27, 1996 such that all licenses and maintenance agreements with these three related parties, which are affiliated with each other, are governed by one agreement.

The Company has employment agreements with certain executive officers and certain other employees. Certain agreements contain non-compete clauses for periods ranging from one to two years.


14. SUBSEQUENT EVENTS

On March 20, 1998, the Company completed its acquisition (the "Quantra Acquisition") of substantially all of the assets of Quantra Corporation ("Quantra") pursuant to an Asset Purchase Agreement, dated as of March 20, 1998, among the Company, Quantra and AEGON USA Realty Advisors, Inc., the controlling stockholder of Quantra. The purchase price for the Quantra Acquisition consisted of 546,019 shares of the Company's Common Stock, $3,500,000 in cash and the assumption of certain liabilities of Quantra, plus the costs of effecting the transaction. The Company used authorized but previously unissued shares of Common Stock and cash from working capital in connection with the acquisition. The Quantra Acquisition will be accounted for as a purchase. The Company and Quantra also entered into an Escrow Agreement pursuant to which $1,230,200 of the cash consideration will be held in escrow to reimburse the Company in connection with certain acquisition costs and the breaches of representations, warranties or covenants, if any, by Quantra. Quantra is a provider of real estate equity and debt investment management software systems.

On March 9, 1998, the Company announced the signing of a letter of intent to purchase substantially all of the shares of capital stock of Savid International, Inc., a supplier of financial software specifically designed to help organizations manage their debt and derivative portfolios. The Company expects that the Savid acquisition will be accounted for as a purchase.