Form 10-K, Exhibit 13
period 1998-12-31
SS&C TECHNOLOGIES INC
filed 1999-03-31
CIK 1011661

                                                                      Exhibit 13
                                                                      ----------
SS&C Technologies, Inc.
and Subsidiaries
Selected Financial Data

                                                            Year Ended December 31,
                                                -----------------------------------------------
                                                  1998(1)  1997(2)     1996    1995(3)     1994
                                                -----------------------------------------------
                                                      (in thousands, except per share data)
                                                ------------------------------------------------
Statement of Operations Data:
Revenues:
     Software licenses                          $ 34,479   $22,948   $16,352  $11,983   $ 5,714
     Maintenance and other recurring              19,531    10,707     7,007    4,548     2,321
       revenues
     Professional services                        15,403     8,495     8,175    6,780     4,733
                                                -----------------------------------------------
          Total revenues                          69,413    42,150    31,534   23,311    12,768
                                                -----------------------------------------------
Cost of revenues:
     Software licenses                             3,825     1,434     1,245      784       197
     Maintenance and other recurring
       revenues                                    7,444     4,620     2,257    1,248     1,125
     Professional services                         9,703     4,585     5,402    4,740     1,957
                                                -----------------------------------------------
          Total cost of revenues                  20,972    10,639     8,904    6,772     3,279
                                                -----------------------------------------------

                                                -----------------------------------------------
Gross profit                                      48,441    31,511    22,630   16,539     9,489
                                                -----------------------------------------------
Operating expenses:
     Selling and marketing                        15,058    11,636     9,023    5,635     3,141
     Research and development                     17,440    10,245     8,414    7,720     3,388
     General and administrative                    8,361     8,162     5,338    3,099     1,562
     Write-off of purchased in-process
       research and development                    5,878       861         -    7,889         -
                                                -----------------------------------------------
          Total operating expenses                46,737    30,904    22,775   24,343     8,091
                                                -----------------------------------------------

Operating income (loss)                            1,704       607      (145)  (7,804)    1,398
Interest income, net                               2,020     2,218       914       57        20
Other income                                         363         -       158        -         -
                                                -----------------------------------------------
Income (loss) before income taxes                  4,087     2,825       927   (7,747)    1,418
Provision (benefit) for income taxes               1,225     1,029       414   (3,024)      661
                                                -----------------------------------------------
Net income (loss)                               $  2,862   $ 1,796   $   513  $(4,723)  $   757
                                                ===============================================

Basic earnings (loss) per share                 $   0.20   $  0.13   $  0.05  $ (0.74)  $  0.13
                                                ===============================================
Basic weighted average number of
 common shares outstanding                        14,456    13,540    10,571    6,351     5,645
                                                ===============================================

Diluted earnings (loss) per share               $   0.19   $  0.13   $  0.04  $ (0.74)  $  0.12
                                                ===============================================
Diluted weighted average number of
 common and common equivalent shares
 outstanding                                      15,406    13,937    12,617    6,351     6,307
                                                ===============================================
                                                                  December 31,
                                                -----------------------------------------------
                                                  1998       1997     1996      1995       1994
                                                -----------------------------------------------
                                                                 (in thousands)
Balance Sheet Data:
Cash and cash equivalents                      $ 12,909    $ 5,001   $36,286   $1,594   $ 3,084
Working capital                                  63,332     57,194    53,502    3,552     3,441
Total assets                                    103,997     85,308    77,613   22,788    11,912
Long-term obligations                               125        250       377    2,688       472
Redeemable convertible preferred stock                -          -         -      750       750
Stockholders' equity                             82,838     67,751    64,168    9,493     5,121

(1) On March 20, 1998, the Company purchased substantially all of the assets of Quantra Corporation for an aggregate purchase price of 546,019 shares of the Company's common stock, $2.3 million in cash and the assumption of certain liabilities. On April 9, 1998, the Company acquired Savid International Inc. and The Savid Group, Inc. for a purchase price of $861,000. See Notes 2 and 13 of Notes to the Company's Consolidated Financial Statements.

(2) On November 14, 1997, the Company acquired Mabel Systems BV for a purchase price of $2.5 million. On December 31, 1997, the Company purchased all the outstanding stock of Shepro Braun Systems, Inc. for 1.0 million shares of the Company's common stock. See Notes 2 and 13 of Notes to the Company's Consolidated Financial Statements.

(3) On March 31, 1995, the Company purchased substantially all of the assets of Chalke Incorporated for a purchase price of $12.7 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company is a leading provider of client/server-based software solutions, and related consulting services, designed to improve the efficiency and effectiveness of the investment management function within a broad range of organizations in the financial services industry. The Company was founded in 1986 to provide consulting services to support the investment management functions of financial service organizations. In 1989, as a result of a joint development arrangement, the Company introduced its first product, CAMRA ("Complete Asset Management, Reporting and Accounting"), a DOS-based program designed to address the management of asset portfolios by mid- and large-size financial institutions. In 1993, the Company released its first Windows-based version of CAMRA and has continued to enhance the level of CAMRA's functionality each year thereafter. In 1996, the Company released CAMRA 2000, a fully functional 32-bit Windows-based version of CAMRA. A majority of the Company's revenues historically have been derived from sales of the CAMRA system. In 1993, the Company introduced its FILMS ("Fully Integrated Loan Management System") product, enabling mortgage professionals to process, analyze and report on a comprehensive basis, information regarding their loan portfolios.

     On November 14, 1997, the Company acquired all of the outstanding capital stock of Mabel Systems BV ("Mabel"), a supplier of investment management software to the financial services industry. Mabel's software product provides accounting, reporting, performance measurement and net asset value calculations for mutual funds and support for stock brokering and custodial services. On December 31, 1997, the Company acquired all of the outstanding stock of Shepro Braun Systems, Inc. ("Shepro"), a provider of software and consulting services to the investment management and financial services marketplace. Shepro's primary product, Total Return, is a portfolio management and partnership accounting system oriented toward the hedge fund and private wealth markets.

     On March 20, 1998, the Company completed its acquisition of substantially all of the assets of the Quantra Corporation ("Quantra"). The Quantra products support loan and real estate management systems. On April 9, 1998, the Company acquired Savid International Inc. and The Savid Group, Inc. (together, "Savid"). The Savid products are designed to process and analyze all activities related to debt and derivative portfolios.

     On May 1, 1998, the Company invested approximately $2.2 million in cash plus an exclusive distribution agreement for the CAMRA product in exchange for a 24% ownership interest in Caminus Energy Ventures, LLC ("CEV"), a limited liability company organized to provide comprehensive consulting services and software technology to the power and gas trading business. The exclusive distribution agreement allows CEV to sell the Company's software products within energy-related markets over a five-year period based on certain terms and conditions. The Company commenced the reporting of its share of CEV's earnings on a two-month lag beginning in the quarter ended September 30, 1998. In the third quarter of fiscal 1998, the Company recognized a $0.5 million non-operating loss, net of taxes including its proportionate share of a write-off of in-process research and development attributable to CEV's acquisition of two companies as well as the operating results of CEV for the three-month period ended July 31, 1998. In the fourth quarter of 1998, the Company sold its interest in CEV for $2.3 million and retained a warrant to purchase 4.5% of CEV. The Company recorded a gain of $0.5 million on this sale in the fourth quarter of 1998. In addition, the Company entered into a distributor agreement with CEV. This agreement enables CEV to distribute SS&C's products to the energy markets throughout the world.

     The Company enters into license, maintenance and professional service contracts to provide software and services to its clients. License fees for the Company's products are priced based on either assets under management, or on a per-CPU, or per-site basis, or on the number of current users. The Company recognizes revenue from sales of software or products including proprietary software upon product shipment and upon receipt of a signed contract, provided that collection is probable and all other revenue recognition criteria of SOP 97-2 are met. Maintenance is provided on an annually renewable basis for approximately 20% of the underlying software license fee, and is recognized ratably over the life of the contract. Professional service revenues are provided on a time and materials basis and are recognized as they are performed.

     The Company's results of operations for 1997 reflect the acquisition of Mabel, as of November 14, 1997, for a purchase price of $475,000 in cash plus 72,816 shares of Common Stock of the Company with a value of $750,000, the assumption of liabilities of $623,000 and $661,000 due to former Mabel shareholders (the "Mabel Acquisition"). In connection with the Mabel Acquisition, which was accounted for under the purchase method, the Company incurred a charge to operations of $0.9 million associated with the write-off of purchased in-process research and development related to Mabel products that were under development at the time of acquisition but had not yet reached technological feasibility. The balance of the purchase price was allocated to goodwill of $0.3 million, purchased completed software of $0.6 million and net operating assets of $0.7 million. The operating results of Mabel have been included in the Company's operating results since the date of acquisition.

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

     The Company's results of operations for 1998 reflect the acquisitions of Quantra and Savid (the "Quantra Acquisition" and "Savid Acquisition", respectively). Both acquisitions were accounted for under the purchase method of accounting. In connection with the Quantra Acquisition, the Company paid consideration of 546,019 unregistered shares of the Company's Common Stock, valued at $8.8 million, $2.3 million in cash and the assumption of certain liabilities of approximately $4.1 million plus transaction costs. The Company incurred a charge to operations of $5.4 million (after the restatement discussed below) associated with the write-off of purchased in-process research and development related to Quantra products that were under development at the time of acquisition but had not yet reached technological feasibility. The balance of the purchase price was allocated to purchased completed software of $5.3 million and net operating assets of $4.6 million. In connection with the Savid Acquisition, the Company paid consideration of $0.7 million in cash and the assumption of certain liabilities of $0.1 million. A future cash payment $0.8 million shall be paid provided that the aggregate revenues for the period from and including April 15, 1998 through April 14, 2001 are greater than or equal to $3.0 million. The Company incurred a charge to operations of $0.5 million associated with the write-off of purchased in-process research and development related to Savid products that were under development at the time of acquisition but had not yet reached technological feasibility. The balance of the purchase price was allocated to purchased completed software of $0.3 million and net operating assets of $0.03 million. The operating results of Quantra and Savid have been included in the Company's operating results since their respective dates of acquisition.

YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

Revenues

     The Company's revenues are derived from software licenses and related maintenance and professional services. Software licenses include hardware and third-party software that are delivered as part of certain contracts. The hardware and third-party software account for less than 5% of software license revenues and less than 2.5% of total revenues in any year presented. Total revenues increased 34% from $31.5 million in 1996 to $42.2 million in 1997, and increased 65% to $69.4 million in 1998. The increase in 1997 revenues of $10.6 million was due primarily to an increase in sales of CAMRA 2000 both domestically and internationally, and an increase in the number of clients contracting for maintenance. The increase in 1998 revenues of $27.3 million was due partially to the acquisitions of Quantra, Savid and Mabel totaling $12.8 million, in addition to an increase in domestic and international sales of CAMRA 2000 and an increase in the number of clients contracting for maintenance.

     Software Licenses. Software license revenues increased 40% from $16.4 million in 1996 to $22.9 million in 1997, and increased 50% to $34.5 million in 1998. The increase from 1996 to 1997 of $6.6 million was primarily attributable to an increase in sales of CAMRA 2000 in North America, Europe and the Asia-Pacific region. The increase from 1997 to 1998 of $11.5 million was due to a $5.0 million increase in sales of CAMRA 2000 in North America, Europe and the Asia-Pacific region and sales from the Quantra, Savid and Mabel Acquisitions of $6.5 million.

     Maintenance and Other Recurring Revenue. Maintenance and other recurring revenue increased 53% from $7.0 million in 1996 to $10.7 million in 1997, and increased 82% to $19.5 million in 1998. The increase in maintenance and other recurring revenues from 1996 to 1997 was primarily due to the continued growth in the Company's installed base of clients. The increase in maintenance and other recurring revenues from 1997 to 1998 of $8.8 million was primarily due to $5.0 million in growth in the Company's installed base of clients and Quantra, Savid and Mabel Acquisitions of $3.8 million.

     Professional Services. Professional services revenue increased 4% from $8.2 million in 1996 to $8.5 million in 1997, and increased 81% to $15.4 million in 1998. Demand for the Company's implementation, conversion and training services has increased primarily due to the Company's increasing number of license sales and an increase in billing rates. The acquisitions of Quantra, Savid and Mabel contributed $2.2 million of the increase from 1997 to 1998.


Cost of Revenues

     The total cost of revenues increased 19% from $8.9 million in 1996 to $10.6 million in 1997, and increased 97% to $21.0 million in 1998. The gross margin increased from 72% in 1996 to 75% in 1997, and decreased to 70% in 1998. The increase in gross margin from 1996 to 1997 was primarily due to an increase in the gross margin for maintenance. The decrease in margins from 1997 to 1998 was primarily due to amortization expense of completed technology related to the Quantra, Savid and Mabel Acquisitions.

     Cost of Software Licenses. Cost of software license revenues relates to royalties, the costs of product media, packaging, documentation and labor involved in the distribution of the Company's software, as well as amortization expense of completed technology. Included in the cost of software license revenues is the cost of certain hardware and third party software that are delivered as part of certain contracts. The cost of software license revenues increased from $1.2 million in 1996 to $1.4 million in 1997, to $3.8 million in 1998. The cost of software license revenues as a percentage of these revenues was 8%, 6% and 11% in 1996, 1997 and 1998, respectively. The increase in costs from 1997 to 1998 was primarily due to the $3.0 million amortization expense of completed technology related to the Quantra, Savid and Mabel Acquisitions.

     Cost of Maintenance and Other Recurring Revenues. Cost of maintenance and other recurring revenues primarily consists of technical customer support and development costs associated with product and regulatory updates. The cost of maintenance and other recurring revenues increased from $2.3 million in 1996 to $4.6 million in 1997, and to $7.4 million in 1998, representing 32%, 43% and 38%, respectively, of maintenance and other recurring revenues in those years. The increases in cost of maintenance and other recurring revenues were primarily due to increased headcount attributable to the development of a dedicated support infrastructure to service the existing installed client base.

     Cost of Professional Services. Cost of professional services revenues consists primarily of the cost related to personnel utilized to provide implementation, conversion and training services to the Company's software licensees, as well as system integration, custom programming and actuarial consulting services. The cost of professional services revenues decreased from $5.4 million in 1996 to $4.6 million and increased to $9.7 million in 1998, representing 66%, 54% and 63%, respectively, of professional services revenues in those years. The decrease in cost of professional service revenues between 1996 and 1997 was attributable to increased utilization and improved efficiencies. The increased costs from 1997 to 1998 of $5.1 million reflects the additional hiring of new consultants for implementation, particularly in its international operations of $3.1 million. In addition, the acquisitions of Mabel, Quantra and Savid contributed approximately $2.0 million to the cost increase.


Operating Expenses

     Selling and Marketing. Selling and marketing expenses consist primarily of the cost of personnel associated with the selling and marketing of the Company's products, including salaries, commissions and travel and entertainment. Such expenses also include the cost of branch sales offices, advertising, trade shows, marketing and promotional materials. Selling and marketing expenses increased 29% from $9.0 million in 1996 to $11.6 million in 1997, and increased 29% to $15.1 million in 1998, representing 29%, 28% and 22%, respectively, of total revenues in those years. The increases in selling and marketing expenses were largely attributable to costs associated with the hiring of additional sales and marketing personnel, including recruiting fees and the expansion of international operations including a dedicated international sales and marketing operation. As the Company's revenues increase, it expects to continue to leverage these costs.

     Research and Development. Research and development expenses consist primarily of personnel costs attributable to the development of new software products and the enhancement of existing products. Research and development expenses increased 22% from $8.4 million in 1996 to $10.2 million in 1997, and increased 70% to $17.4 million in 1998, representing 27%, 24% and 25%, respectively, of total revenues in those years. Research and development expenses have remained relatively comparable as a percentage of revenues. The Company believes that due to the sophistication of its products, research and development spending should remain at these levels. The dollar increase year over year was mainly due to additional hiring or sub-contracted personnel required for various software releases.

     General and Administrative. General and administrative expenses are primarily composed of personnel costs related to management, accounting, human resources and administration and associated overhead costs, as well as fees for professional services. General and administrative expenses increased 53% from $5.3 million in 1996 to $8.2 million in 1997 and increased 2% to $8.4 million in 1998, representing 17%, 19% and 12%, respectively, of total revenues in those years. During 1997, the Company recorded a one-time charge of $1.2 million for the closing of its Virginia office facility and the announced move of its corporate headquarters. An increase in bad debt expense from $1.0 million in 1996 to $1.6 million in 1997, additions to management and related recruiting fees and an increase in professional fees also contributed to the increase in general and administrative expenses in 1997. The expense increase from 1997 to 1998 after adjusting 1997 for the one-time charge of $1.2 million was $1.4 million. This increase was primarily due to additional personnel and related expenses necessary to support the revenue growth.

     Write-off of Purchased In-Process Research and Development. In the fourth quarter of 1997, the Company expensed $0.9 million of purchased in-process research and development associated with the Mabel products acquired in November 1997. In the first quarter of 1998, the Company expensed $5.2 million of purchased in-process research and development associated with the Quantra products acquired in March 1998. In the second quarter of 1998, the Company expensed $0.5 million of purchased in-process research and development associated with the Savid products acquired in April 1998. Because these products had not yet reached technological feasibility at the time of the respective acquisitions and, in the Company's judgment, there was no alternative use for the related research and development, such in-process research and development was charged to expense.

     Subsequent to the issuance of the Company's June 30, 1998 condensed consolidated financial statements, the Securities and Exchange Commission (the "SEC") issued new guidance on its views regarding the valuation methodology used in determining purchased in-process technology expensed at the date of acquisitions. The Company also had ongoing discussions with the SEC staff concerning the valuation of purchased in-process technology acquired in connection with the Quantra Acquisition. As a result of the SEC guidance and these discussions, the Company has modified its methods used to value the purchased in-process technology and has applied the stage of completion approach to the in-process research and development acquired through the 1998 acquisition. The effect of this estimate was to increase the allocation of the purchase price to completed technology and decrease the allocation of the purchase price to purchased in-process technology. As a result of these changes, the Company is restating its March 30, 1998, June 30, 1998 and September 30, 1998 consolidated financial statements. The write-off of purchased in-process research and development decreased by $2.1 million in the first quarter of 1998. Amortization of the completed technology increased by $0.9 million for the year ended December 31, 1998. The additional amortization expense is being recognized ratably over each of the quarters ended June 30, 1998, September 30, 1998 and December 31, 1998.

     For these acquisitions, the Company determined the value of the completed technologies and in-process research and development using a risk-adjusted, discounted cash flow approach.

     In-process research and development projects identified at the Quantra and Savid acquisition dates included the following:

Quantra

     Mortgage Loan Management System ("MLMS"). This project involves upgrading
     -----------------------------------------
the loan management software from 16-bit to 32-bit architecture. MLMS is a complete software solution designed to process and provide information required by managers of mortgage loan portfolios. As of the acquisition date, the Company estimated that this project was 26% complete. The estimated cost to complete the project was approximately $2.8 million, of which an estimated $1.8 million was incurred by the Company through December 31, 1998. The Company currently expects to incur $1.0 million of additional costs in 1999. The anticipated product launch for this project is the second half of 1999, at which time the Company expects to begin to benefit economically from this project.

     Real Estate Management System ("REMS"). This project involves completing
     ---------------------------------------
the development and/or upgrading of approximately half of the twenty-one modules of this integrated, modular suite of software. The software is designed to process and provide information for managers of real estate portfolios. The development effort will mostly involve the development and integration of these modules with a central data management module. As of the acquisition date, the Company estimated that the project was 34% complete. The estimated cost to complete the project was $4.9 million, of which an estimated $1.2 million had been incurred by the Company through December 31, 1998. The Company expects to incur $3.7 million in additional costs in 1999 and beyond. The Company has already started to benefit from the acquisition of REMS as certain modules were launched in late 1998. Additional module launches are expected in 1999 and 2000.

     SKYLINE for Windows. This project involved the development of the property management software in a Windows platform. The product achieved technological feasibility in the third quarter of 1998 and the Company has already begun to benefit from the acquisition of this research and development. As of the acquisition date, the Company estimated that the project was 77% complete. The estimated cost to complete the project at December 31, 1998 was $0.3 million.


Savid

     The Savid in-process research and development projects include the development of five existing debt and derivative modules in a Windows platform in addition to developing a new risk management module. As of the acquisition date, the Company estimated that the remaining cost required to achieve technological feasibility for both projects was approximately $0.2 million. Three of the five modules achieved technological feasibility in the third quarter 1998 and the Company has already begun to benefit from the acquisition of this research and development. The Company expects to benefit from the acquisition of the remaining research and development projects as the remaining modules are expected to be launched beginning in the second half of 1999.

     The value of in-process research and development was determined by estimating the costs to develop the in-process projects into commercially viable projects, estimating the resulting net cash flows from such projects, discounting the net cash flows back to their present values, and adjusting that result to reflect each product's stage of completion. The expected cash flows of the in-process projects were also adjusted to reflect the contribution of completed and core technologies.

     For the Quantra and Savid Acquisitions, the Company developed revenue projections over a five- to six-year period in three categories: license, maintenance and consulting. License revenue projections were based on expected unit sales over the projected lives of the respective product lines. The other categories of revenues were generally estimated as a percentage of total license revenues and ranged from 15% to 20% for maintenance and from 10% to 20% for consulting, depending on the product. Savid consulting revenues were projected to be insignificant. Expense assumptions were based on the imposition of the Company's cost structure on the acquired technologies and products. The discount rates for the Quantra in-process research and development projects were 23% and 28%; the discount rate for the Savid in-process research and development projects was 20%. The discount rates for these projects were higher than the Company's implied weighted average cost of capital due to the inherent uncertainties surrounding the successful development of the in-process research and development and the related risk of realizing cash flows from products that have not yet reached technological feasibility, among other factors.

     The Company believes that the assumptions used in the forecasts were reasonable at the date of acquisition. The Company cannot be assured, however, that the underlying assumptions used to estimate expected product sales, development costs or profitability, or the events associated with such projects, will transpire as estimated. Accordingly, actual results may vary from the projected results.

     All development efforts for Quantra and Savid products are proceeding as expected and management believes that technological feasibility can be achieved. If these projects are not successfully completed, the sales and profitability of the Company may be adversely affected in future periods and the value of certain related intangibles may become impaired.

     Interest Income (Expense). Net interest income increased from $0.9 million in 1996 to $2.2 million in 1997 and to $2.4 million in 1998. The increases were due to the interest earned on investing the proceeds from the Company's initial public offering in May 1996 and cash generated from operations.

     Provision for Income Taxes. The Company had effective tax rates of approximately 45%, 36% and 30% in 1996, 1997 and 1998, respectively. The decrease in the 1997 and 1998 tax rate from 1996 was primarily related to the effects of interest income that was exempt from federal income taxes.

LIQUIDITY AND CAPITAL RESOURCES

     During 1996, 1997 and 1998, the Company financed its operations primarily through cash flows generated from operations and from its public sales of securities. Cash used in operations was $0.2 million in 1996, and cash provided by operations in 1997 and 1998 was $9.6 million and $6.2 million, respectively. The net increase in cash provided by operations from 1996 to 1997 was primarily attributable to an increase in operating profits, improved collections on accounts receivable, and an increase in accrued expenses and deferred revenues. Total revenues increased $10.6 million from 1996 to 1997 while net accounts receivable decreased by $0.4 million. Total revenues increased $27.3 million from 1997 to 1998 while net accounts receivable increased $9.8 million. This increase in accounts receivables is primarily due to the fourth quarter increase in sales from 1997 to 1998. The improvement in accounts receivable collection can be attributed to an increased focus on resolving specific client issues, negotiating date-driven accelerated payment terms in contracts, and suspended services for nonpayment.

     Investing activities used cash of $52.5 million and $5.0 million in 1996 and 1997, respectively. In 1998, investing activities provided $0.8 million. Investing activities in 1996 included $50.9 million for the purchase of investments in marketable securities and $1.7 million of additions to property, equipment and capitalized software. Investing activities in 1997 included $2.8 million for the net purchase of investments in marketable securities, $2.1 million of additions to property and equipment and capitalized software, and $0.1 million to partially finance the Mabel Acquisition. Investing activities in 1998 included $11.5 million for the net sale of investments in marketable securities, $5.4 million of additions to property and equipment and capitalized software, and $5.2 million to finance the Quantra, Savid and CEV Acquisitions.

     Net cash of $52.1 million provided by financing activities in 1996 resulted from proceeds of $52.7 million from the issuance of Common Stock in the Company's initial public offering and proceeds of $0.8 million from the exercise of stock options, partially offset by the net repayment of $1.5 million of debt. Net cash of $0.6 million used in financing activities in 1997 included $1.9 million in net repayment of debt partially offset by the proceeds from the exercise of options and employee stock purchase plan of $0.8 million and the release of restricted cash supporting a letter of credit of $0.5 million. Net cash of $0.9 million was provided by financing activities in 1998 primarily through $3 million of proceeds from the exercise of stock options and the employee stock purchase plan, partially offset by a debt repayment of $1.0 million and a $1.2 million transfer to restricted cash relating to the Quantra Acquisition escrow agreement.

     As of December 31, 1998, the Company had $12.9 million in cash and cash equivalents, $42.3 million of highly liquid marketable securities and $1.2 million in restricted cash. The Company believes that its current cash balances and net cash provided by operating activities will be sufficient to meet its working capital and capital expenditure requirements for at least the next twelve months.

     The Share Purchase Agreement in connection with the Mabel Acquisition provides for a payment in 2001 by the Company to the former Mabel shareholders, contingent on their continued employment by the Company, and based on revenues generated by the Mabel division from 1998-2000. The payment can range from $0 to $1.9 million.

     The Share Purchase Agreement in connection with the Savid Acquisition provides for a further cash payment of $750,000 and shall be paid as additional consideration provided that the aggregate revenues for the period from and including April 15, 1998 through and including April 14, 2001 are greater than or equal to $3,000,000. The Company shall pay to Savid's sole stockholder an aggregate of 10% of the license fees with respect to sales and/or licensing of the Savid products during the period commencing on April 15, 1998 and ending on April 14, 2003.


Year 2000 Compliance

     The so-called "Year 2000" problem relates to computer systems that have time-sensitive programs containing two-digit fields for the year and that may confuse the year 2000 with the year 1900. If the Company or a third party dealing with the Company uses a computer system or software application which partly or fully fails as a result of its inability to recognize the year 2000, the results could conceivably have a material adverse effect on the Company. The Company has utilized both in-house and outside consultants to test whether its products are Year 2000 compliant. Most of the Company's key products have already passed rigorous testing to be certified as Year 2000 compliant. In the event that any Year 2000-compliance issues with its supported products arise, it is the Company's intention to rectify those problems through the software support process. Costs associated with the testing and modifications to make the Company's products Year 2000 compliant have not had, and are not expected to have, a material adverse effect on the Company's business, financial condition or results of operations and cash flows. The Company is in the process of identifying anticipated costs, problems and uncertainties associated with making its internal-use computer systems Year 2000 compliant. The Company currently utilizes a computing network comprised of a series of local-area-networks ("LANs") that are connected via a wide-area-network ("WAN"). Important computer systems used by operations include those used in developing products and in communicating with and servicing customers. Important computer systems used in financial and administrative management include general ledgers, time and project management systems and a human resource system. Substantially all operating systems, the LANs, the WAN, the general ledgers and the human resource system have either been updated to be and/or were certified by the vendor to be Year 2000 compliant. In general, the Company expects to resolve any remaining Year 2000 issues with respect to its internal-use computer systems and software applications as they arise through upgrade, conversion, modification or replacement of non-compliant systems and applications.

     The Company is also reviewing the possible impact of Year 2000 problems on its central and satellite office facilities and their systems. Although there can be no assurance that the utility (e.g. heat, light, power and phone system) suppliers will achieve Year 2000-compliance requirements in a timely manner, the Company presently has no reason to believe they will not. The failure of any of these key suppliers to properly address their Year 2000 problems could lead to a shutdown of the affected operations and could delay or halt both development of Company products and provision of Company services.

     There can be no assurance that the systems of other parties upon which the Company's business relies directly or indirectly will be Year 2000 compliant. The costs of becoming Year 2000 compliant, or the failure thereof by the Company or other parties, could have a material adverse effect on the Company's business, financial condition or results of operations. Given the possibility of system failure as a result of the century change, the Company is currently in the process of formulating one or more contingency plans, which it anticipates implementing during 1999.

     The foregoing shall be considered a Year 2000 readiness disclosure to the maximum extent allowed under the Year 2000 Information and Readiness Disclosure Act.


Conversion to Euro

     On January 1, 1999, 11 of the 15 members of the European Union established fixed conversion rates between their existing currencies and the "euro." The euro will trade on currency exchanges and the legacy currencies will remain legal tender for a transition period between January 1, 1999 and January 1, 2002. During the transition period, goods and services may be paid for using the euro or the participating country's legacy currency. Participating countries no longer control their own monetary policies by directing independent interest rates for their legacy currencies. Instead, the authority to direct monetary policy, including money supply and official interest rates, will be exercised by the new European Central Bank. No later than July 1, 2002, the legacy currencies of the participating countries will no longer be legal tender for any transaction, making conversion to the euro complete.

     The Company has established plans and has begun developing the necessary modifications for the technical adaptation of its internal information technology and other systems to accommodate euro-denominated transactions. The Company expects that it will be able to process euro-denominated transactions on a timely basis. The Company is also assessing the business implications of the conversion to the euro, including long-term competitive implications and the effect of market risk with respect to financial instruments. The Company is currently unable to determine the ultimate financial impact of these matters, if any, on its business, financial condition and results of operations. However, the Company will continue to assess the impact of euro conversion issues as the applicable accounting, tax, legal and regulatory guidance evolves.

CERTAIN FACTORS THAT MAY AFFECT FUTURE OPERATING RESULTS

     Fluctuations in Quarterly Performance. The Company's revenues and operating results historically have varied substantially from quarter to quarter. The Company's quarterly operating results may continue to fluctuate due to a number of factors, including the timing, size, and nature of the Company's individual license transactions; the timing of the introduction and the market acceptance of new products or product enhancements by the Company or its competitors; the relative proportions of revenues derived from license fees, maintenance, consulting, and other recurring revenues and professional services; changes in the Company's operating expenses; personnel changes; and fluctuations in economic and financial market conditions. The timing, size, and nature of individual license transactions are important factors in the Company's quarterly operating results. Many such license transactions involve large dollar amounts, and the sales cycles for these transactions are often lengthy and unpredictable. There can be no assurance that the Company will be successful in closing large license transactions on a timely basis or at all.

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

     Product Concentration. To date, substantially all of the Company's revenues have been attributable to the licensing of its CAMRA, PTS, FILMS, REMS, MLMS, Telesales, Antares and Total Return software and the provision of maintenance and consulting services in connection therewith. The Company currently expects that the licensing of CAMRA, PTS, FILMS, REMS, MLMS, Telesales, Antares and Total Return software products, as well as certain other products acquired by the Company in connection with recent acquisitions and the provision of related services, will account for a substantial portion of its revenues for the foreseeable future. As a result, factors adversely affecting the pricing of or demand for such products and services, such as competition or technological change, could have a material adverse effect on the Company's business, financial condition, and results of operations.

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

     Integration of Operations. The Company's success is dependent in part on its ability to complete its integration of the operations of its recent acquisitions, including HedgeWare, in an efficient and effective manner. The successful integration in a rapidly changing financial services industry may be more difficult to accomplish than in other industries. The combination of these acquired companies will require, among other things, integration of the acquired companies' respective product offerings and coordination of their sales and marketing and research and development efforts. There can be no assurance that such integration will be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations will require the dedication of management resources that may temporarily distract attention from the day-to-day business of the combined Company. The inability of management to successfully integrate the operations of acquired companies could have a material adverse effect on the business, financial condition, and results of operations of the Company.

     Competition. The market for financial service software is competitive, rapidly evolving, and highly sensitive to new product introductions and marketing efforts by industry participants. Although the Company believes that none of its competitors currently competes against the Company in all of the industry segments served by the Company, there can be no assurance that such competitors will not compete against the Company in the future in additional industry segments. In addition, many of the Company's current and potential future competitors have significantly greater financial, technical and marketing resources, generate higher revenues, and have greater name recognition than does the Company.

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

     Product Defects and Product Liability. The Company's software products are highly complex and sophisticated and could, from time to time, contain design defects or software errors that could be difficult to detect and correct. Errors, bugs, or viruses may result in loss of or delay in market acceptance or loss of client data. Although the Company has not experienced material adverse effects resulting from any software defects or errors, there can be no assurance that, despite testing by the Company and its clients, errors will not be found in new products, which errors could result in a delay in or inability to achieve market acceptance and thus could have a material adverse impact upon the Company's business, financial condition, and results of operations.

     Key Personnel. The Company's success is dependent in part upon its ability to attract, train, and retain highly skilled technical, managerial, and sales personnel. The loss of services of one or more of the Company's key employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company continues to hire a significant number of additional sales, service, and technical personnel. Competition for the hiring of such personnel in the software industry is intense. Locating candidates with the appropriate qualifications, particularly in the desired geographic location, can be difficult. Although the Company expects to continue to attract and retain sufficient numbers of highly skilled employees for the foreseeable future, there can be no assurance that the Company will do so.

     Risks Associated with International Operations. The Company intends to continue to expand its international sales activity as part of its business strategy. To accomplish such continued expansion, the Company must establish additional foreign operations and hire additional personnel requiring significant management attention and financial resources that could materially adversely affect the Company's business, financial condition, or results of operations. An increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products more expensive and, therefore, potentially less competitive in those foreign markets. A portion of the Company's international sales is denominated in foreign currency. The Company occasionally hedges some of this risk; however, significant fluctuations in the value of foreign currencies could have an adverse effect on the earnings of the Company. In addition, the Company's international business may be subject to a variety of risks, including difficulties in obtaining U.S. export licenses, potentially longer payment cycles, increased costs associated with maintaining international marketing efforts, the introduction of non-tariff barriers and higher duty rates, and difficulties in enforcement of contractual obligations and intellectual property rights. There can be no assurance that such factors will not have a material adverse effect on the Company's business, financial condition, or results of operations.

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


Market Risk

     The Company purchases from time to time forward contracts to attempt to minimize the impact of exchange rate gains or losses from foreign currency transactions. The Company generally places its marketable security investments in high credit quality instruments, primarily U.S. Government and Federal Agency obligations, tax-exempt municipal obligations and corporate obligations. The Company does not expect any material loss from its marketable security investments and therefore believes that its potential interest rate exposure is not material.

     The Company invoices customers primarily in U.S. dollars and in local currency in those countries in which the Company has branch and subsidiary operations. The Company is exposed to foreign exchange rate fluctuations from when customers are invoiced in local currency until collection occurs. Through December 31, 1998, foreign currency fluctuations have not had a material impact on the Company's financial position or results of operation, and therefore the Company believes that its potential foreign currency exchange rate exposure is not material.

     The foregoing risk management discussion and the effect thereof are forward-looking statements. Actual results in the future may differ materially f from these projected results due to actual developments in global financial markets. The analytical methods used by the Company to assess and mitigate risk discussed above should not be considered projections of future events or losses.


Subsequent Events

     On March 11, 1999, the Company acquired HedgeWare, a provider of portfolio, financial partnership and tax accounting software and service support to hedge fund managers and traders, for an aggregate of 685,683 authorized but previously unissued shares of Common Stock of the Company. The transaction will be accounted for as a pooling-of-interests.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SS&C Technologies, Inc.
Consolidated Financial Statements

                                                                     Page
                                                                     ----

Report of Independent Accountants...................................  13

Consolidated Financial Statements

Consolidated Balance Sheets as of
  December 31, 1998 and 1997........................................  14

Consolidated Statements of Operations for the years
  ended December 31, 1998, 1997 and 1996............................  15

Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1997 and 1996..................................  16

Consolidated Statements of Changes in Stockholders' Equity for
  the years ended December 31, 1998, 1997 and 1996..................  17

Notes to Consolidated Financial Statements..........................  18

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of SS&C Technologies, Inc. and Subsidiaries

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of SS&C Technologies, Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP


Hartford, Connecticut
March 2, 1999, except for Note 13, for which the date is March 24, 1999.

SS&C Technologies, Inc.
and Subsidiaries
Consolidated Balance Sheets
(in thousands, except par value)

                                                                                          December 31,
                                                                                ------------------------------
                                                                                     1998             1997
                                                                                ------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                                      $   12,909      $    5,001
   Restricted cash                                                                     1,230               -
   Investments in marketable securities (Note 3)                                      42,263          53,717
   Accounts receivable, net of allowance for doubtful
          accounts of $3,269 and $2,236, respectively (Note 4)                        23,603          13,063
    Note receivable (Note 15).                                                         2,250               -
    Prepaid expenses and other current assets                                          1,677           1,563
    Refundable income taxes                                                                -             384
    Deferred income taxes (Note 7)                                                       434             773
                                                                                  ----------      ----------
             Total current assets                                                     84,366          74,501
                                                                                  ----------      ----------
Property and equipment:
    Land                                                                                 106             106
    Building and leasehold improvements                                                2,728           1,324
    Equipment, furniture and fixtures                                                  9,949           6,448
                                                                                  ----------      ----------
                                                                                      12,783           7,878
    Less accumulated depreciation                                                     (5,283)         (3,860)
                                                                                  ----------      ----------
        Net property and equipment                                                     7,500           4,018
                                                                                  ----------      ----------

Accounts receivable (Note 4)                                                             549           1,248
Deferred income taxes (Note 7)                                                         6,266           3,205
Goodwill, net of accumulated amortization of $1,412
    and $1,000, respectively (Notes 2 and 13)                                            722           1,134
Intangible and other assets, net of accumulated amortization
    of $3,665 and $655, respectively (Notes 2 and 13)                                 4,594            1,202
                                                                                  ----------      ----------
        Total assets                                                                $103,997      $   85,308
                                                                                  ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current portion of long-term debt (Note 5)                                      $    125      $      981
    Accounts payable                                                                   1,907           1,440
    Taxes payable                                                                        848             164
    Accrued employee compensation and benefits                                         3,430           2,606
    Other accrued expenses                                                             2,270           2,970
    Deferred maintenance and other revenues                                           12,454           9,146
                                                                                  ----------      ----------
        Total current liabilities                                                     21,034          17,307
                                                                                  ----------      ----------
Long-term debt (Note 5)                                                                  125             250
                                                                                  ----------      ----------
        Total liabilities                                                             21,159          17,557
                                                                                  ----------      ----------
Commitments and contingencies (Notes 8, 9 and 14)
Stockholders' equity: (Note 6)
    Common stock, $0.01 par value, 25,000 shares
      authorized; 14,786 and 13,745 shares issued
      and outstanding, respectively                                                      148             137
    Additional paid-in capital                                                        81,424          69,089
    Cumulative translation adjustment                                                   (121)              -
    Retained earnings (accumulated deficit)                                            1,387          (1,475)
                                                                                  ----------      ----------
        Total stockholders' equity                                                    82,838          67,751
                                                                                  ----------      ----------
        Total liabilities and stockholders' equity                                  $103,997         $85,308
                                                                                  ==========      ==========

The accompanying notes are an integral part of the consolidated financial statements.

SS&C Technologies, Inc.
and Subsidiaries
Consolidated Statements of Operations
(in thousands, except for per share data)

                                                           Year Ended December 31,
                                                   --------------------------------------
                                                       1998           1997         1996
                                                   -----------     ---------     --------
Revenues:
     Software licenses                                 $34,479       $22,948      $16,352
     Maintenance and other recurring revenue            19,531        10,707        7,007
     Professional services                              15,403         8,495        8,175
                                                   -----------     ---------     --------
         Total revenues                                 69,413        42,150       31,534
                                                   -----------     ---------     --------
Cost of revenues:
     Software licenses                                   3,825         1,434        1,245
     Maintenance and other recurring revenue             7,444         4,620        2,257
     Professional services                               9,703         4,585        5,402
                                                   -----------     ---------     --------
         Total cost of revenues                         20,972        10,639        8,904
                                                   -----------     ---------     --------
Gross profit                                            48,441        31,511       22,630
                                                   -----------     ---------     --------
Operating expenses:
     Selling and marketing                              15,058        11,636        9,023
     Research and development                           17,440        10,245        8,414
     General and administrative                          8,361         8,162        5,338
     Write-off of purchased in-process
        research and development (Note 13)               5,878           861            -
                                                   -----------     ---------     --------
         Total operating expenses                       46,737        30,904       22,775
                                                   -----------     ---------     --------
Operating income (loss)                                  1,704           607         (145)

Interest income, net                                     2,020         2,218          914
Other income (Note 15)                                     363             -          158
                                                   -----------     ---------     --------
Income before income taxes                               4,087         2,825          927
Provision for income taxes (Note 7)                      1,225         1,029          414
                                                   -----------     ---------     --------
Net income                                             $ 2,862       $ 1,796      $   513
                                                   ===========     =========     ========
Basic earnings per share                               $  0.20       $  0.13      $  0.05
                                                   ===========     =========     ========
Basic weighted average number of common
   shares outstanding                                   14,456        13,540       10,571
                                                   ===========     =========     ========
Diluted earnings per share                             $  0.19       $  0.13      $  0.04
                                                   ===========     =========     ========
Diluted weighted average number of common
   and common equivalent shares outstanding             15,406        13,937       12,617
                                                   ===========     =========     ========

The accompanying notes are an integral part of the consolidated financial statements.

SS&C Technologies, Inc.
and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

                                                                       Year Ended December 31,
                                                                  -------------------------------
                                                                     1998        1997        1996
                                                                  -------------------------------
Cash flows from operating activities:
     Net income                                                    $  2,862    $ 1,796    $    513
                                                                   --------    -------    --------
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
     Depreciation and amortization                                    4,942      2,002       1,923
     Deferred income taxes                                           (2,722)       (44)       (610)
     Income tax benefit related to exercise of stock options            482        221         161
     Purchased in-process research and development                    5,878        861           -
     Provision for doubtful accounts                                  1,591      1,592       1,027
     Changes in operating assets and liabilities,
       excluding effects from acquisitions:
          Accounts receivable                                        (7,378)      (933)     (4,620)
          Prepaid expenses and other current assets                     (51)      (563)       (267)
          Refundable income taxes                                       384        (31)       (722)
          Accounts payable                                           (1,038)       879         114
          Accrued expenses                                               15      1,959         644
          Taxes payable                                                 684          -           -
          Deferred maintenance and other revenues                       557      1,874       1,622
                                                                   --------    -------    --------
               Total adjustments                                      3,344      7,817        (728)
                                                                   --------    -------    --------
     Net cash provided by (used in) operating activities              6,206      9,613        (215)
                                                                   --------    -------    --------
Cash flows from investing activities:
     Additions to property and equipment, net                        (4,598)    (1,767)     (1,537)
     Acquisition of Quantra, net of cash received (Note 13)          (2,282)         -           -
     Acquisition of Savid, net of cash received (Note 13)              (739)         -           -
     Acquisition of Mabel, net of cash received (Note 13)                 -        (72)          -
     Additions to capitalized software and other intangibles           (795)      (359)       (115)
     Cash paid for CEV acquisition (Note 15)                         (2,226)         -           -
     Purchases of marketable securities                             (89,127)    (8,453)    (50,887)
     Sales of marketable securities                                 100,581      5,623           -
                                                                   --------    -------    --------
     Net cash provided by (used in) investing activities                814     (5,028)    (52,539)
                                                                   --------    -------    --------
Cash flows from financing activities:
     Repayment of debt                                                 (981)    (1,959)     (1,489)
     Proceeds from notes payable                                          -         75         125
     Issuance of common stock                                           651        269      52,666
     Exercise of options                                              2,448        547         837
     Transfer of cash (to) from restricted cash                      (1,230)       505           -
                                                                   --------    -------    --------
     Net cash provided by (used in) financing activities                888       (563)     52,139
                                                                   --------    -------    --------
Net increase (decrease) in cash and cash equivalents                  7,908      4,022        (615)
Cash and cash equivalents, at beginning of year                       5,001        979       1,594
                                                                   --------    -------    --------
Cash and cash equivalents, at end of year                          $ 12,909    $ 5,001    $    979
                                                                   ========    =======    ========
Supplemental disclosure of cash flow information:
     Cash paid for:
          Interest                                                 $      9    $   152    $    257
                                                                   ========    =======    ========
          Income taxes                                                2,013        677       1,586
                                                                   ========    =======    ========

Supplemental disclosure of non-cash investing activities:

    As more fully described in Note 13, effective March 20, 1998, the Company purchased substantially all the assets of Quantra Corporation for $15.3 million.

    As more fully described in Note 13, effective April 9, 1998, the Company purchased all the stock of Savid International Inc. and The Savid Group, Inc. for $0.9 million.

    As more fully described in Note 13, effective November 14, 1997, the Company purchased all the outstanding stock of Mabel Systems BV for $2.5 million.

    As more fully described in Note 13, effective December 31, 1997, the Company purchased all the outstanding stock of Shepro Braun Systems, Inc. for 1.0 million shares of the Company's common stock.

    As more fully described in Note 15, the Company sold its investment in Caminus Energy Ventures, LLC for a $2.3 million note receivable.

The accompanying notes are an integral part of the consolidated financial statements.

SS&C Technologies, Inc.
and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity
For the Years ended December 31, 1996, 1997 and 1998
(in thousands)

                                            Series B Convertible     Series C Convertible
                                               Preferred Stock          Preferred Stock           Common Stock
                                           ------------------------------------------------------------------------
                                                                                                                         Additional
                                             Number of                 Number of                Number of                 Paid-in
                                               Shares      Amount       Shares       Amount      Shares       Amount      Capital
                                           ----------------------------------------------------------------------------------------
Balance, at December 31, 1995                      153       $ 31           155       $ 31         8,080       $ 81         $15,287
     Exercise of options                             -          -             -          -           267          3             834
     Conversion of Series B and C
       preferred stock to common stock            (153)       (31)         (155)       (31)        3,079         31              31
     Conversion of Series A preferred
       stock to common stock                         -          -             -          -           248          2             748
     Issuance of common stock                        -          -             -          -         3,065         31          52,635
     Income tax benefit related to
       exercise of stock options                     -          -             -          -             -          -             161
     Retirement of treasury stock                    -          -             -          -        (1,351)       (14)         (2,391
     Net income                                      -          -             -          -             -          -               -
                                           ----------------------------------------------------------------------------------------
Balance, at December 31, 1996                        -          -             -          -        13,388        134          67,305
     Exercise of options                             -          -             -          -           230          2             545
     Issuance of common stock                        -          -             -          -           127          1           1,018
     Income tax benefit related to
       exercise of stock options                     -          -             -          -             -          -             221
     Net income                                      -          -             -          -             -          -               -
                                           ----------------------------------------------------------------------------------------
Balance, at December 31, 1997                        -          -             -          -        13,745        137          69,089
     Exercise of options                             -          -             -          -           428          4           2,444
     Issuance of common stock                        -          -             -          -           613          7           9,409
     Income tax benefit related to
       exercise of stock options                     -          -             -          -             -          -             482
     Foreign exchange translation
       adjustment                                    -          -             -          -             -          -               -
     Net income                                      -          -             -          -             -          -               -
                                         ------------------------------------------------------------------------------------------
Balance, at December 31, 1998                        -       $  -             -       $  -        14,786       $148         $81,424
                                         ===========================================================================================
                                                                                         Treasury Stock
                                                                                 --------------------------
                                                  Retained         Accumulated
                                                  Earnings            Other                                       Total
                                               (Accumulated       Comprehensive      Number of                 Stockholders'
                                                 Deficit)            Income            Shares       Cost         Equity
                                           --------------------------------------------------------------------------------
Balance, at December 31, 1995                        $(3,784)          $   -             1,351     $(2,405)         $ 9,241
     Exercise of options                                    -              -                 -           -              837
     Conversion of Series B and C
       preferred stock to common stock                      -              -                 -           -                -
     Conversion of Series A preferred
       stock to common stock                                -              -                 -           -              750
     Issuance of common stock                               -              -                 -           -           52,666
     Income tax benefit related to
       exercise of stock options                            -              -                 -           -              161
     Retirement of treasury stock                           -              -            (1,351)      2,405                -
     Net income                                           513              -                 -           -              513
                                           --------------------------------------------------------------------------------
Balance, at December 31, 1996                         (3,271)              -                 -           -           64,168
     Exercise of options                                    -              -                 -           -              547
     Issuance of common stock                               -              -                 -           -            1,019
     Income tax benefit related to
       exercise of stock options                            -              -                 -           -              221
     Net income                                         1,796              -                 -           -            1,796
                                           --------------------------------------------------------------------------------
Balance, at December 31, 1997                         (1,475)              -                 -           -           67,751
     Exercise of options                                    -              -                 -           -            2,448
     Issuance of common stock                               -              -                 -           -            9,416
     Income tax benefit related to
       exercise of stock options                            -              -                 -           -              482
     Comprehensive Income

        Net income                                      2,862              -                 -           -            2,862
        Foreign exchange translation
          adjustment                                        -           (121)                -           -             (121)
                                           --------------------------------------------------------------------------------
Balance, at December 31, 1998                         $ 1,387          (121)                 -     $     -          $82,838
                                           ================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Organization

    SS&C Technologies, Inc. and Subsidiaries (''SS&C'' or the ''Company'') is a leading provider of client/server-based software solutions, and related consulting services, designed to improve the efficiency and effectiveness of a broad range of organizations in the financial services industry. The Company has developed a family of software products that provides a full-range of mission-critical information management and analysis, accounting, reporting and compliance tools to help high-level investment professionals make informed real-time decisions and automate many operational functions in today's increasingly complex and fast-moving financial markets. The Company's products are focused on improving the effectiveness of decision making through open, fully integrated access to the quantitative analysis of transactions-based data, allowing investment professionals to manage and analyze large amounts of data in the aggregate and in detail on a timely basis.

    The Company operates in one business segment and currently derives substantially all of its revenue from the licensing of its CAMRA, PTS, FILMS, REMS, MLMS, Telesales, Antares and Total Return applications software to the financial services industry and the provision of related maintenance, consulting and training services in the areas of investments, investment accounting and software development. The Company expects that the licensing of these products and the related services will account for a substantial portion of its revenues in the future. The Company's clients include a range of organizations that manage investment portfolios, including asset managers, insurance companies, banks, mutual funds, public and private pension funds, hedge funds, corporate treasuries, property managers, real estate investment trusts and government agencies. The success of many of the Company's clients is intrinsically linked to the health of the financial markets. Demand for its products could be affected by fluctuations or downturns in the financial markets, which may cause clients and potential clients to exit the industry or delay, cancel or reduce any planned expenditures for investment management systems and software products.

2.  Summary of Significant Accounting Policies

Use of Estimates

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

Principles of Consolidation

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, SS&C Ventures, Inc., SS&C Technologies, Limited, SS&C Pacific, Inc., SS&C Technologies, Sdn. Bhd., Shepro Braun Systems, Inc. and Mabel Systems BV. Also included are the 1998 acquisitions of Quantra Corporation, Savid International, Inc. and The Savid Group, Inc. and the investment in and sale of CEV Energy Ventures. All intercompany activity has been eliminated in preparing the consolidated financial statements. The Company's 1998 investment in CEV Energy Ventures is accounted for under the equity method. (See Note 15).

Revenue Recognition

    Effective January 1, 1998, the Company adopted the guidelines of Statement of Position (SOP) No. 97-2, "Software Revenue Recognition" ("SOP 97-2"), which provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. SOP 97-2 requires that revenue recognized from software transactions be allocated to each element of the transaction based on the relative fair values of the elements, such as software products, specific upgrades, enhancements, post contract customer support, installation or training. The determination of fair value is based upon vendor specific objective evidence. Under SOP 97-2, the Company recognizes software license revenue allocated to software products, specified upgrades and enhancements generally upon delivery of each of the related products, upgrades or enhancements. Revenue allocated to post contract customer support is generally recognized ratably over the term of the support, and revenue allocated to service elements is generally recognized as the services are performed.

    The Company recognizes revenue from sales of software or products including proprietary software upon product shipment and upon receipt of a signed contract, provided that collection is probable and all other revenue recognition criteria of SOP 97-2 are met. The Company's products generally do not require significant modification or customization of software. Installation of the products is generally routine and is not essential to the functionality of the product. In 1997, the Company recognized revenue in accordance with AICPA Statement of Position (SOP) No. 91-1, "Software Revenue Recognition".

    The Company occasionally enters into license agreements requiring significant customization of the Company's software. The Company accounts for these agreements on a percentage of completion basis. This method requires estimates to be made for costs to complete the agreement utilizing an estimate of development man-hours remaining. Due to uncertainties inherent in the estimation process, it is at least reasonably possible that completion costs may be revised. Such revisions are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are determined on a contract-by-contract basis, and are made in the period in which such losses are first estimated or determined.

    The Company's software license agreements include a short-term, generally six-month, warranty period that the Company does not consider to be a cancellation privilege.

    The Company records accounts receivable and related deferred revenues upon the execution of contracts for license and licensed lease agreements and upon billing for maintenance agreements. Revenues from maintenance agreements are recognized ratably over the term of the agreement. Unbilled accounts receivable principally reflect revenues recognized pursuant to license agreements for which such amounts are not contractually billable. Unbilled accounts receivable, including those related to lease agreements, which are not contractually billable in one year have been classified as noncurrent.

    Professional services revenues include consulting and training provided to customers, generally on a time and materials basis. Professional service revenues are recognized as the services are performed.

    The Company records an allowance for doubtful accounts based on individual customer analyses. Write-offs of accounts receivable were $558,000, $822,000 and $69,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

Research and Development

    Research and development costs associated with computer software are charged to expense as incurred. In accordance with Statement of Financial Accounting Standards ("SFAS") #86, capitalization of internally developed computer software costs begins upon the establishment of technological feasibility based on a working model. Capitalized software costs of $999,000 and $454,000 are included in the December 31, 1998 and 1997 balance sheets, respectively, under "Intangible and other assets."

    The Company's policy is to amortize these costs upon a product's general release to the customer. Amortization of capitalized software costs is calculated by the greater of (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported on, typically two to six years. It is reasonably possible that those estimates of anticipated future gross revenues, the remaining estimated economic life of the product, or both could be reduced significantly due to competitive pressures. Amortization expense related to capitalized software for 1998 was $36,000. There was no amortization expense related to capitalized software in 1997 and 1996.

Cash and Cash Equivalents and Marketable Securities

    The Company considers all highly liquid debt instruments with original maturities of three months or less at the date of acquisition to be cash equivalents. Debt securities with original maturities of more than three months at the date of acquisition are classified as marketable securities. The Company classifies its entire investment portfolio, consisting of preferred stock and debt securities issued by state and local governments of the United States and corporations, as available for sale securities. The cost basis, using the specific identification method, approximates fair market value and no unrealized gain or loss has been recognized.

Restricted Cash

    The Company entered into an escrow agreement as a result of the Quantra acquisition (See Note 13). This agreement states that $1.2 million will be held in escrow pending final settlement of certain acquisition costs and breaches of representations, warranties and covenants, if any, by Quantra. The agreement expires on March 20, 1999.

Hedging Transactions

    The Company purchases from time to time forward contracts to attempt to minimize the impact of exchange rate gains or losses from foreign currency transactions. The forward contracts entered into are for periods of less than six months. The Company had one forward contract outstanding at December 31, 1997 which liquidated in February 1998. There were no outstanding forward contracts at December 31, 1998.

Property and Equipment

    Property and equipment are stated at cost. Depreciation of property and equipment is calculated using a combination of straight-line and accelerated methods over the estimated useful lives of the assets as follows:

          Description
          ------------------------
          Building                           31.5 years
          Equipment                          3-5 years
          Furniture and fixtures             7-10 years
          Leasehold improvements             shorter of lease term
                                             or estimated useful life

    Maintenance and repairs are expensed as incurred. The costs of sold or retired assets are removed from the related asset and accumulated depreciation accounts and any gain or loss is included in operations.

Goodwill and Intangible Assets

    Goodwill resulting from acquisitions is amortized on a straight-line basis over its estimated life of five years. The carrying amount of goodwill is evaluated for future recoverability on a periodic basis, relying on a number of factors, including the estimated life of the customer base under the annual maintenance agreements, operating results for each division, business plans, budgets and economic projections and undiscounted cash flows. In addition, the Company's evaluation considers non-financial data such as market trends, product development cycles and changes in management's market emphasis. Amortization expense associated with goodwill was $412,000, $369,000 and $361,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

    Other intangible assets, excluding complete technology, are being amortized on a straight-line basis over their estimated lives of two to three years. Complete technology is amortized over approximately two to four years based on the ratio that current gross revenues of the product bear to the total of current and anticipated future gross revenues of the product or on a straight-line method, whichever is shorter. Amortization expense associated with complete technology for the years ended December 31, 1998, 1997 and 1996 was $2,974,000, $290,000 and $243,000, respectively.

Concentration of Credit Risk

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, marketable securities and trade receivables. The Company invests its cash in deposits with commercial banks or in municipal bond and bond funds with broker/dealers. Concentrations of credit risk, with respect to trade receivables, are limited due to the large number of customers comprising the Company's customer base and their dispersion across many geographies. As of December 31, 1998 and 1997, the Company had no significant concentrations of credit risk and the carrying value of these assets approximates fair value.

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

International Operations and Foreign Currency

    The functional currency of each foreign subsidiary is the local currency. Accordingly, assets and liabilities of foreign subsidiaries are translated to U.S. dollars at period end exchange rates and stockholders' equity is at historical rates. Revenues and expenses are translated using the average rates during the period. The resulting translation adjustments are excluded from net earnings and accumulated as a separate component of equity. Foreign currency transaction gains and losses are included in the results of operations in the periods in which they occur and are immaterial for all periods presented. Foreign revenue including export sales totaled $10.6 million, $5.4 million and $0.5 million in 1998, 1997 and 1996, respectively.

Basic and Diluted Earnings Per Share

    Earnings per share is calculated in accordance with SFAS No. 128, "Earnings Per Share". The standard requires the presentation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares and common equivalent shares outstanding during the period. Common equivalent shares consist of stock options using the treasury stock method. Common equivalent shares from stock options are excluded from the computation if their effect is antidilutive. For 1996, all preferred stock is considered to be a common stock equivalent based on its terms and conditions.

    Income available to stockholders is the same for basic and diluted earnings per share. A reconciliation of the shares outstanding is as follows (in thousands):

                                                          1998       1997        1996
                                                          ----       ----        ----
    Basic weighted average shares outstanding           14,456     13,540      10,571
    Weighted average common stock equivalents--options     950        397         660
    Weighted average preferred stock                         -          -       1,386
                                                        ------     ------      ------
    Diluted weighted average shares outstanding         15,406     13,937      12,617
                                                        ======     ======      ======

    Options to purchase 297,500 and 1,000,000 shares were outstanding at December 31, 1998 and 1997, respectively, but were not included in the computation of diluted earnings per share because the effect of including the options would be antidilutive.

Comprehensive Income

    The Company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, effective January 1, 1998. SFAS 130 requires that items defined as comprehensive income, such as foreign currency translation adjustments and unrealized gains (losses) on marketable securities, be separately classified in the financial statements and that the accumulated balance of other comprehensive income be reported separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. For the year ended December 31, 1998, total comprehensive income was $2.7 million and was composed of net income of $2.9 million and foreign currency translation of ($0.1 million). There were no differences between net income and comprehensive income for the year ended December 31, 1997 and 1996.

Reclassification

    Certain amounts in the 1997 consolidated financial statements have been reclassified to be comparable with the 1998 presentation. These classifications have had no effect on net income, working capital or net equity.

3.  Marketable Securities

    The following table summarizes marketable securities and their contractual maturities at December 31 (in thousands):



                                                    1998          1997
    Marketable Securities                           Cost          Cost
    ---------------------                           ----          ----
    Preferred Stock                               $ 5,469       $     -
    Municipal Bonds due within 1 year              20,546        40,622
    Municipal Bonds due within 1-5 years           15,044        13,095
    Municipal Bonds due over 5 years                1,204             -
                                                  -------       -------
    Total Marketable Securities                   $42,263       $53,717
                                                  =======       =======

    The Company did not have any material realized gains or losses during 1998 and 1997.

4.  Accounts Receivable

    Accounts receivable are as follows (in thousands):

                                                        December 31,
                                                    ------------------
    Current                                         1998          1997
    -------                                         ----          ----
    Accounts receivable, net of allowance
     for doubtful accounts of $2,616 and
     $1,558, respectively                         $16,387       $ 7,591

   Unbilled accounts receivable, net of
     allowance for doubtful accounts of
     $653 and $ 678, respectively                   7,216         5,472
                                                  -------       -------
   Total current accounts receivable               23,603        13,063

    Noncurrent
    ----------

    Unbilled accounts receivable                      549         1,248

                                                  -------       -------
    Total accounts receivable                     $24,152       $14,311
                                                  =======       =======

The above balances include amounts receivable from related parties of $474,000.

5.  Long-Term Debt

    Long-term debt consists of the following (in thousands):

                                                             December 31,
                                                         1998            1997
                                                         ----            ----
Note payable to former Mabel shareholders,
  at no interest, due in three equal annual
  installments                                          $ 250          $  375
Due to former Mabel shareholders, paid in
  full in December 1998                                     -             286
9% notes payable to former Shepro shareholders,
  paid in full in January 1998                              -             257

Variable note payable to a bank, due July 1998,
  interest paid monthly at the prime rate plus
  0.75%, paid in full in January 1998                       -             200


Variable note payable to a bank due in 36 equal
  installments of principal, interest paid monthly
  at the prime rate plus 0.75%, due December 1998,
  paid in full in January 1998                              -             108

9.5% note payable to a bank, due June 1998, paid
in full in January 1998                                     -               5
                                                        -----          ------
                                                          250           1,231
Less current portion                                     (125)           (981)
                                                        -----          ------
Long-term debt                                          $ 125          $  250
                                                        =====          ======

    The note payable to former Mabel shareholders was issued in connection with the Company's acquisition of Mabel Systems BV ("Mabel") (See Note 13). The terms of the purchase agreement are for the Company to pay $375,000 in three equal installments of $125,000 on the first, second and third anniversary of the closing date of the acquisition. Each payment is conditional on the continued employment of the former shareholders with the Company as of the date of the payment.

    The 9% notes payable to former Shepro shareholders represent loans made to Shepro by certain former shareholders of Shepro. The loans were paid in full in January 1998.

6.  Capital Stock

    During 1994, the Company authorized the issuance of 152,778 shares of Series B convertible preferred stock (the "Series B stock") and issued 152,778 shares of Series B stock at $40.00 per share, before transaction costs.

    During 1995, the Company authorized the issuance of 155,132 shares of a new series of preferred stock, Series C convertible preferred stock (the "Series C stock") and issued the 155,132 shares of Series C stock at $47.50 per share, before transaction costs.

    In connection with the issuance of the Series C stock, holders of outstanding warrants exercised their rights to purchase 900,000 shares of common stock for $1,401,000. At the time of issuance of the Series C stock, the authorized shares of common stock were increased from 10,224,720 to 11,673,400. At December 31, 1995, 3,326,600 shares of the common stock were reserved for issuance upon the conversion of the Series A, Series B and Series C stock. At December 31, 1998, 1997 and 1996, 3,990,000, 2,985,000 and 2,920,000 shares, respectively, were reserved for the stock option and Employee Stock Purchase plans.

    On April 25, 1996, the Company reincorporated in the State of Delaware and exchanged each outstanding share of common stock for ten shares of common stock, $.01 par value, and exchanged each outstanding share of preferred stock Series A, Series B and Series C for one share of preferred stock Series A, Series B and Series C, respectively. Effective with the reincorporation, all the treasury stock was extinguished. Holders of outstanding options were entitled, upon exercise, to purchase ten times the number of common stock shares provided in each option, at an exercise price per share of one-tenth the price per share provided in the option. The outstanding preferred stock was converted into ten shares of common stock for each share of preferred stock. The Company authorized a total of 25,000,000 shares of common stock, $.01 par value, and a total of 1,000,000 shares of preferred stock, $.01 par value. The outstanding Series A, Series B and Series C preferred stock was subsequently converted into common stock on June 5, 1996, the closing date of the Company's initial public offering. As of December 31, 1997 and 1998, there was no preferred stock outstanding.

    The Company consummated an initial public offering of 3,750,000 shares of common stock on June 5, 1996, of which 723,750 shares were sold by selling stockholders. The Company received proceeds from the offering of approximately $52,639,000, net of offering expenses.

    All shares, options and par values have been restated in the financial statements and footnotes to reflect the effects of the split of the Company's common stock.

7.    Income Taxes

    The sources of income (loss) before income taxes were as follows:

                                          Year Ended December 31,
                                 1998          1997           1996
                                 ----          ----           ----
                                         (in thousands)
US                             $ 1,959        $3,599         $1,527
Foreign                          2,128          (774)          (600)
                                ------        ------         ------
Income from consolidated
  companies before taxes       $ 4,087        $2,825         $  927
                                ======        ======         ======

    The income tax provision (benefit) for the years ended December 31, 1998, 1997 and 1996 consist of the following:

                                          Year Ended December 31,
                                 1998          1997           1996
                                 ----          ----           ----
                                         (in thousands)
Current:
    Federal                    $ 2,192        $1,080          $ 736
    Foreign                      1,026            63              -
    State                          729           283            202
Deferred:
    Federal                     (2,161)         (280)          (427)
    State                         (561)         (117)           (97)
                               -------        ------          -----
      Total                    $ 1,225        $1,029          $ 414
                               =======        ======          =====

    The effective tax rates were 30.0%, 36.4% and 44.7% for the years ended December 31, 1998, 1997 and 1996, respectively. The reconciliation between the effective tax rates and the expected tax expense is computed by applying the U.S. Federal corporate income tax rate of 34% to income before income taxes as follows:

                                                           Year Ended December 31,
                                                               (in thousands)
                                                     ----------------------------------
                                                     1998           1997           1996
                                                     ----           ----           ----
Computed "expected" tax expense                    $1,389         $  960          $ 302
Increase (decrease) in income taxes
  resulting from:
    State income taxes (net of Federal
      income tax benefit)                             103            110             70
    Tax exempt interest income                       (680)          (553)          (327)
    Foreign operations rate differential              324            326            306
    Meals and entertainment                            75             50             61
    Other                                              14            136              2
                                                   ------         ------          -----
Income tax expense                                 $1,225         $1,029          $ 414
                                                   ======         ======           ====

    The components of the net deferred tax asset at December 31, 1998 and 1997 are as follows:

                                                                              December 31,
                                                                             (in thousands)
                                                                   -------------------------------
                                                                          1998            1997

Deferred tax assets                                                        $ 7,807         $ 5,375
Deferred tax liabilities                                                    (1,107)         (1,397)
  Net deferred tax asset                                                   $ 6,700         $ 3,978
                                                                   ===============================

    The components of deferred income taxes at December 31, 1998 and 1997 are as follows:

                                                                          December 31,
                                                                         (in thousands)
                                                     ----------------------------------------------------
                                                                1998                        1997
                                                     ----------------------------------------------------
                                                                     Deferred                    Deferred
                                                       Deferred           Tax      Deferred           Tax
                                                     Tax Assets   Liabilities    Tax Assets   Liabilities
                                                     ----------   -----------    ----------   -----------
Purchased in-process research and development            $4,747        $    -        $2,810        $    -
Accounting method change-cash to accrual                     26             -             -           305
Accounting method change-advance payments                   293             -           441             -
Capitalized software                                          -           398             -           181
Acquired technology                                       1,329             -           461             -
Accrued expenses                                            228           118           582           118
Accounts receivable                                       1,104           591         1,081           793
Other                                                        80             -             -             -
                                                         ------        ------        ------        ------
Total                                                    $7,807        $1,107        $5,375        $1,397
                                                         ======        ======        ======        ======

    The effective tax rates were 30.0%, 36.4% and 44.7% for the years ended December 31, 1998, 1997 and 1996, respectively. The reconciliation between the effective tax rates and the expected tax expense is computed by applying the U.S. Federal corporate income tax rate of 34% to income before income taxes as follows:

8.  Leases

    The Company is obligated under noncancelable operating leases for office space and office equipment. Total rental expense for the years ended December 31, 1998, 1997 and 1996 was $2,155,000, $1,203,000 and $1,064,000, respectively.
The Corporate facility in Windsor, Connecticut has an initial lease term of ten years and the Company has the right to extend the lease for an additional term of five years. Future minimum lease payments under these operating leases are as follows (in thousands):

                        Year ending December 31,
                        ------------------------
                        1999             $ 2,054
                        2000               1,687
                        2001               1,577
                        2002               1,140
                        2003               1,114
                        Thereafter         3,093
                                         -------
                                         $10,665
                                         =======

    The Company leases a portion of its building and subleases other office space to unrelated parties under noncancelable leases. The Company received rental income under these leases of $212,000, $99,000 and $54,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Minimum future lease receipts under these leases are as follows (in thousands):

                        Year ending December 31,
                        ------------------------
                        1999             $   595
                        2000                 540
                        2001                 557
                        2002                 190
                        2003                 136
                        Thereafter           631
                                         -------
                                         $ 2,649
                                         =======

9.  Relocation Expenses

    The Company closed its Virginia office facility in October 1997 and relocated certain employees to its corporate headquarters. The Company expensed $0.5 million related to the office facility closing and severance packages. The amount accrued but unpaid as of December 31, 1997 was $0.2 million, primarily for unoccupied lease fees under the current lease. All amounts were paid by December 31, 1998. Under the lease, the Company is obligated to continue making payments through February 2, 2002. The Company has sublet this facility through February, 2002.

    In 1997, the Company announced plans to relocate its corporate facilities. In connection with the relocation, and in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS No. 121) and EITF No. 94-3, the Company recognized in general and administrative expense an impairment loss on the building and furniture it previously occupied and uses of $0.5 million for the year ended December 31, 1997.

10. License and Royalty Agreements

    The Company is a party to a royalty agreement as a result of the joint development of Finesse 2000. Under the terms of the agreement, the joint developer will receive a 10% royalty on all software license revenues of Finesse 2000 until $349,000 has been paid. Total royalty expense for 1998 and 1997 was $38,000 and $54,000, respectively. No royalty expense was recorded in 1996.

    The Company also has non-exclusive rights to integrate certain third party software into certain of the Company's products. Under the terms of the agreement, the licenser of the software is paid minimum monthly royalties and additional royalties based on a percentage of the related license fee revenues collected by the Company. Payments typically range between 20% and 43% of sales of the related software products. The Company also entered into an agreement in 1996 which allows the Company to integrate software into one of its products. Under this agreement, the licenser is paid $1,500 for the first 200 clients that purchase the Company's product containing this software and a maintenance agreement for that product. The fee is reduced to $1,000 per client for each client thereafter. The Company is obligated to pay on a cumulative basis at least $25,000 per quarter. The total royalty expense under these agreements for the years ended December 31, 1998, 1997 and 1996 was $527,000, $425,000 and
$452,000, respectively.

    In connection with the Shepro acquisition, the Company was a party to a development and royalty agreement with an unrelated third party. The agreement called for a royalty of 20% on all software license sales for the core modules developed during the project, up to a full recovery of all costs incurred by the third party on this project. The total royalty expense under this agreement for the years ended December 31, 1997 and 1996 was $184,000 and $195,000, respectively. No expense was incurred in 1998 and the agreement between the two parties has expired.

    In connection with the Savid acquisition, the Company has agreed to pay 10% of license fees with respect to sales and/or licensing of the Savid system during the period commencing on April 15, 1998 and ending on April 14, 2003. Royalty expense for the year ended December 31, 1998 was $44,650.

    In 1998, the Company entered into a royalty agreement for the use of an interface utility in the Company's Skyline for Windows product. The royalty is paid based on annual guaranteed total unit sales of the product at a rate of $15 per user. Royalty expense for the period ended December 31, 1998 was $19,166.

11. Defined Contribution Plans

    The Company has a 401(k) Profit Sharing Plan and Trust (the "Plan"), which covers substantially all employees. Each employee may elect to contribute to the Plan, through payroll deductions, up to 15% of his or her salary, subject to certain limitations. The Plan provides for a Company match of employees' contributions in an amount equal to 50% of an employee's contributions up to $1,000, in addition to discretionary contributions as determined by the Board of Directors.

    In connection with the acquisition of Shepro, the Company assumed the pre-existing deferred compensation plan for Shepro employees, which was established in January 1995. Under the plan, each eligible employee may elect to contribute to the plan up to 15% of his or her salary, subject to certain limitations. This plan provides for a Company match in an amount equal to 25% of an employee's contributions up to 6%.

    During the years ended December 31, 1998, 1997 and 1996, the Company incurred $286,000, $158,000 and $102,000, respectively, of expenses related to these plans.

12. Stock Option and Purchase Plans

    During 1993, the Board of Directors approved an employee stock option plan ("1993 Plan") and reserved 1,000,000 shares of common stock for issuance under this plan. As of December 31, 1997, 25,500 options were outstanding and fully vested under the 1993 Plan. No options were granted in 1997 or 1998, and all outstanding options had been exercised as of December 31, 1998. In accordance with the 1993 Plan document, the 1993 Plan terminated in 1998.

    During 1994, the Board of Directors approved a new plan ("1994 Plan"), effective January 1, 1995, for which 1,000,000 shares of common stock were reserved. The 1994 Plan was amended in October 1995 and April 1996 to reserve additional shares of common stock for issuance under the plan, bringing the total shares of common stock reserved for issuance to 3,000,000. Options under the 1994 Plan generally vest ratably over four years and expire ten years subsequent to the grant. At December 31, 1998 and 1997, there were shares available for option grants of 165,243 and 432,208, respectively. The Board of Directors, as of April 30, 1998, decided that no further options shall be granted under the 1994 plan. There were options to purchase 2,110,719 and 2,231,700 shares of common stock outstanding as of December 31, 1998 and 1997, respectively. Options to purchase 856,709, 515,236 and 353,916 shares of common stock were exercisable as of December 31, 1998, 1997 and 1996, respectively.

    In April 1996, the Company adopted the 1996 Director Stock Option Plan, which provides for non-employee directors to receive options to purchase common stock of the Company at an exercise price equal to the fair market value of the common stock at the date of grant. The Company has reserved a total of 150,000 shares of common stock for issuance under this plan.

Options under the 1996 Director Stock Option Plan are fully vested after one year and expire ten years from the grant date. At December 31, 1998 and 1997, there were 90,000 and 120,000 shares, respectively, available for director option grants. There were options to purchase 45,000 and 30,000 shares of common stock outstanding as of December 31, 1998 and 1997, respectively. Options to purchase 15,000 shares of common stock were exercisable as of December 31, 1998. There were no options exercisable as of December 31, 1997 and 1996.

    During 1998, the Board of Directors approved the 1998 Stock Incentive Plan ("1998 Plan"), which has 1,500,000 shares of common stock reserved for issuance. Generally, options under the 1998 Plan vest ratably over four years and expire ten years subsequent to the grant. Shares available for option grants under the 1998 Plan were 1,204,542 at December 31, 1998. There were options to purchase 295,458 shares of common stock outstanding at December 31, 1998, of which options to purchase 1,583 shares were exercisable.

    The following table summarizes stock option transactions for the years ended December 31, 1998, 1997 and 1996.

                                                             Weighted
                                                             Average
                                                             Exercise
                                               Shares         Price
                                               ------         -----

Outstanding at December 31, 1995            1,476,500         $ 3.75
    Granted                                   217,000           8.31
    Canceled                                 (152,500)          5.13
    Exercised                                (266,792)          3.14
                                            ---------         ------

Outstanding at December 31, 1996            1,274,208           4.49
    Granted                                 1,526,500           8.60
    Canceled                                 (283,208)          5.12
    Exercised                                (230,300)          2.38
                                            ---------         ------

Outstanding at December 31, 1997            2,287,200           7.37
    Granted                                 1,360,500          14.30
    Canceled                                 (768,077)          8.96
    Exercised                                (428,446)          4.87
                                            ---------         ------
Outstanding at December 31, 1998            2,451,177         $10.97
                                       =============================

    The following table summarizes information about stock options outstanding at December 31, 1998:

                                          Options Outstanding                                   Options Exercisable
---------------------------------------------------------------------------------     ---------------------------------------
                                           Weighted Average
                                              Remaining
 Range of Exercise   Number Outstanding    Contractual Life      Weighted Average     Number Exercisable     Weighted Average
 Prices                 at 12/31/98            (years)            Exercise Price         at 12/31/98          Exercise Price
 ------                 -----------            -------            --------------         -----------          --------------
$4.00 - $6.00             540,845                6.8                  $ 4.89               408,270                $ 4.69
 6.38 -  9.50             361,353                8.1                  $ 8.10               170,835                $ 8.05
 9.63 - 14.00             765,500                9.2                  $10.63               144,188                $10.29
14.58 - 19.00             594,500                5.5                  $14.97               150,000                $14.58
21.88 - 23.63             188,979                9.4                  $23.04                     -                     -

    The exercise price for each of the above grants was determined by the Board of Directors of the Company to be equal to the fair market value of the Company's common stock on the date of grant. In reaching this determination at the time of such grants prior to the initial public offering (see Note 6), the Board considered a broad range of factors, including the illiquid nature of an investment in the Company's common stock, the Company's historical financial performance, the preferences (including liquidation) of the Company's outstanding convertible preferred stock and the Company's future prospects. Exercise prices for grants issued subsequent to the initial public offering are determined by the closing sale price of the stock on the Nasdaq National Market on the date of the grant.

  In April 1996, the Company adopted the 1996 Employee Stock Purchase Plan which permits employees of the Company to purchase shares of common stock pursuant to payroll deductions at a price equal to 85% of the fair market value of the Company's common stock on either the first or last day of the purchase period, whichever is lower. The Company has adopted semiannual purchase periods of October through March and April through September. As of December 31, 1998, employees had deposited with the Company, through payroll deductions, $228,000 to purchase shares through the stock purchase plan at March 31, 1999. The Company reserved an aggregate of 200,000 shares of common stock for issuance under this plan.

Stock-based compensation

    The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its stock options. Under APB 25, because the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded.

    The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans and employee stock purchase plan. Had compensation cost for the Company's stock option plans and employee stock purchase plan been determined consistent with SFAS No. 123, the Company's net income (loss) and earnings (loss) per share would have been adjusted to the pro forma amounts (in thousands, except per share data) indicated in the table below:

                                                  1998       1997       1996
Net income as reported                          $ 2,862     $1,796      $ 513
Net income(loss) pro forma                      $(1,635)    $  764      $  24
Basic earning per share, as reported            $  0.20     $ 0.13      $0.05
Basic earning (loss) per share, pro forma       $ (0.11)    $ 0.06      $0.00
Diluted earnings per share, as reported         $  0.19     $ 0.13      $0.04
Diluted earnings (loss) per share, pro forma    $ (0.11)    $ 0.05      $0.00

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996: dividend yield of 0%; expected volatility of 70%, 66% and 80% in 1998, 1997 and 1996, respectively; risk-free interest rate of 5.4%, 6.1% and 6.1% in 1998, 1997 and 1996, respectively; and expected lives of 5 years for 1998 and 1997, and 5.5 years for 1996. The compensation cost for the stock option plans was $4,284,000, $978,000 and $472,000 for 1998, 1997 and 1996, respectively. The weighted-average fair value of options granted using this option-pricing model in 1998, 1997 and 1996 was $8.65, $3.91 and $5.87, respectively.

    The fair value of each estimated stock grant under the employee stock purchase plan is based on the price of the stock at the beginning of the offering period using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1998, 1997 and 1996, respectively: dividend yield of 0%; expected volatility of 70%, 66% and 80%; risk-free interest rate of 4.81%, 5.33% and 5.32% in 1998, 1997 and 1996, respectively and expected lives of six months. The compensation cost for the employee stock purchase plan was $213,000, $54,000 and $17,000 for 1998, 1997 and 1996, respectively.

13. Acquisitions:

    On December 31, 1997, the Company acquired all of the outstanding stock of Shepro Braun Systems, Inc. ("Shepro"), a provider of software and consulting services to the investment management and financial services marketplace, for 1,000,000 shares of Common Stock of the Company in a business combination accounted for as a pooling-of-interests. Accordingly, the financial statements for all periods prior to the combination have been restated to reflect the combined operations. The results of operations presented below for the years ended December 31, 1996 and 1997 present the Company and Shepro as stand-alone entities. There were no intercompany transactions and no adjustments to net assets of the combining companies to adopt the same accounting practices.

                                                                     Total
                                        Company        Shepro        Company
                                        -------        ------        -------
                                                   (in thousands)
1996
Revenues                                $26,407        $5,127        $31,534

Net Income                              $   473        $   40        $   513
1997
Revenues                                $36,485        $5,665        $42,150
                                        =======        ======        =======
Net income (loss)                       $ 1,917        $ (121)       $ 1,796
                                        =======        ======        =======

    Shepro had elected to be treated as a Subchapter S Corporation for income tax purposes and, as such, no income taxes have been provided related to the results of Shepro's operations in the statement of operations presented.

    On November 14, 1997, the Company acquired all of the outstanding stock of Mabel for $2.5 million, which included $100,000 of direct costs associated with the acquisition. The purchase was paid in the form of cash for $475,000, 72,816 shares of common stock of the Company valued at $750,000, $375,000 due in three equal annual installments of $125,000 on the anniversary date of the transaction, $286,000 of notes payable to the former Mabel shareholders, and the assumption of liabilities of $623,000. The agreement also calls for a contingent payment to be made in 2001. The payment is contingent on the continued employment of the former Mabel shareholders and is based on the revenues generated by the Mabel division. The payment can range from $0.2 million for revenues generated over $6 million in the three-year period of 1998-2000 to $1.9 million for revenues over $12 million. The acquisition was accounted for as a purchase and, accordingly, the net assets and results of operations of Mabel have been included in the consolidated financial statements from the acquisition date. The purchase price was first allocated to tangible assets based on their net realizable value or fair market value on the date of the acquisition. The remaining portion of the purchase price was allocated to identified intangible assets, goodwill and in-process research and development.

    On March 20, 1998, the Company completed its acquisition (the "Quantra Acquisition") of substantially all of the assets of Quantra Corporation ("Quantra") pursuant to an Asset Purchase Agreement, among the Company, Quantra and AEGON USA Realty Advisors, Inc., the sole stockholder of Quantra. The purchase price for the Quantra Acquisition consisted of 546,019 shares of the Company's common stock valued at $8.8 million, $2.3 million in cash and the assumption of certain liabilities of Quantra of approximately $4.1 million, plus the costs of effecting the transaction. The Company and Quantra also entered into an Escrow Agreement pursuant to which an additional $1.2 million will be held in escrow to reimburse the Company in connection with certain acquisition costs and breaches of representations, warranties and covenants, if any, by Quantra (see Note 2).

   The acquisition was accounted for as a purchase and, accordingly, the net assets and results of operations of Quantra have been included in the consolidated financial statements from the acquisition date. The purchase price was allocated to tangible and intangible assets and liabilities based on their fair market value on the date of the acquisition.

    On April 9, 1998, the Company completed its acquisition (the "Savid Acquisition") of the outstanding shares of Savid International Inc. and The Savid Group, Inc. (together "Savid") pursuant to a Stock Purchase Agreement between the Company, Savid and the sole stockholder ("Stockholder") of Savid. The purchase price of the Savid acquisition consisted of $739,000 in cash, net of cash received of $82,500, and the assumption of certain liabilities of Savid of $118,000, plus the costs of effecting the transaction. A further cash payment of $750,000 shall be paid as additional consideration provided that the aggregate revenues for the period from and including April 15, 1998 through and including April 14, 2001 are greater than or equal to $3,000,000. The Company shall pay to the Stockholder an aggregate of 10% of the license fees with respect to sales and/or licensing of the Savid product during the period commencing on April 15, 1998 and ending on April 14, 2003. The acquisition was accounted for as a purchase and, accordingly, the net assets and results of operations of Savid have been included in the consolidated condensed financial statements from the acquisition date. The purchase price was allocated to tangible and intangible assets, liabilities, and in-process research and development based on their fair market value on the date of the acquisition.

    For the Mabel, Quantra and Savid acquisitions, the allocation to complete technology is based on future risk-adjusted discounted cash flows. Complete technology has been capitalized and included within Intangible and other assets. Amortization expense associated with complete technology for the Mabel, Quantra and Savid acquisitions for the year ended December 31, 1998 was $2,973,000.

    The Company believes that the amounts recorded as in-process research and development (IPR&D) charges at the dates of the acquisitions of Quantra and Savid were measured in a manner consistent with widely recognized appraisal practices that were being utilized at the time of the acquisitions. Subsequent to the acquisitions, in a letter dated September 15, 1998 to the American Institute of Certified Public Accountants, the Chief Accountant of the Securities and Exchange Commission (SEC) expressed views of the SEC staff that took issue with certain appraisal practices employed in the determination of the fair value of IPR&D that was the basis of the Company's measurement of its IPR&D charge. Accordingly, the Company has resolved to adjust the amount originally allocated to acquired IPR&D in a manner to reflect the SEC staff's. This revised allocation was completed March 24, 1999. The effect of this revised allocation was to increase the allocation of the purchase price to completed technology and decreased the allocation of the purchase price to purchased in-process technology as reported in the table below.

                                                          As            As
                                                       Reported      Restated
                                                       --------      --------
                                                           (in thousands)
Tangible net assets                                     $ 4,667       $ 4,667
Purchased in-process research and development             7,980         5,878
Purchased complete technology                             3,505         5,607
                                                        -------       -------
                                                        $16,152       $16,152
                                                        =======       =======

    Other factors considered in the allocation of the purchase price to in-process research and development include the estimated net cash flows generated from such projects, discounting the net cash flows back to their present values, and adjusting values to reflect the contribution of completed and core technologies. For the Quantra and Savid acquisitions, the Company developed revenue projections over a five to six year period in three categories: license, maintenance and consulting. License revenue projections were based on expected unit sales over the projected lives of the respective product lines. The other categories of revenue were generally estimated as a percentage of total license revenues and ranged from 15% to 20% for maintenance and from 10% to 30% for consulting, depending on the product. Savid consulting revenues were projected to be insignificant. Expense assumptions were based on the imposition of the Company's cost structure on the acquired technologies and products. The discount rates for the Quantra in-process research and development projects were 23% and 28%; the discount rate for the Savid in-process research and development projects was 20%.

    For the Mabel acquisition, the Company developed revenue projections based on unit sales estimates over the projected lives of the Mabel product lines. Expense assumptions were based on Mabel's past experience and had not been adjusted for expected cost synergies with SS&C. The discount rate for the Mabel in-process research and development was 22%.

    The following summarizes the allocation of the purchase price (in thousands) for the Mabel, Quantra and Savid acquisitions.

                                       1997          1998
                                       ----          ----

Cash                                 $  403       $     -
Accounts receivable                     260         1,481
Unbilled accounts receivable              -         2,694
Other assets                             46            63
Equipment and furniture                  21           429
Complete technology                     588         5,607
Incomplete technology                   861         5,878
Goodwill                                330             -
                                     ------       -------
                                     $2,509       $16,152
                                     ======       =======

    The unaudited pro forma condensed consolidated results of operations presented below for the years ended December 31, 1997 and 1998, assumes the Mabel, Quantra and Savid acquisitions occurred at the beginning of 1997. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1998 excludes the $5.9 million write-off of purchased in-process research and development related to the Quantra and Savid acquisitions. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1997 excludes the $861,000 write-off of purchased in-process research and development related to the Mabel acquisition.

                                      1998          1997
                                      ------------------
                                        (in thousands,
                                         except per
                                         share data)
                                      ------------------
Total revenues                     $72,118      $ 55,571
Operating income (loss)              4,365       (23,226)
Net income (loss)                    3,380       (13,704)
Basic earnings per share               .23          (.97)
Diluted earnings per share             .22          (.97)

    These pro forma results are not necessarily indicative of results of operations that would have actually occurred had the acquisition taken place at the beginning of each period, or of future operations of the combined companies.


14. Commitments and Contingencies

    On March 18, 1997, Elery G. Montagna and Marjory G. Montagna filed a purported class action lawsuit in the United States District Court for the Southern District of New York (the "New York Complaint") against the Company and certain of its executive officers, as well as against BT Alex. Brown Incorporated (as successor to Alex. Brown & Sons Incorporated, "Alex. Brown") and Hambrecht & Quist LLC ("Hambrecht & Quist"), the lead managers of the Company's initial public offering. On April 8, 1997, Marc A. Feiner filed a purported class action lawsuit in the United States District Court for the District of Connecticut (the "Connecticut Complaint") against the Company, its directors and certain of its executive officers, as well as against Alex. Brown and Hambrecht & Quist. On July 8, 1997, Marc A. Feiner, Joseph Aogiere, Arthur
S. Davis, Theodore S. Davis, James Gregory, Brian Kreidler, Daniel Kreidler, Robert Miller, Elery Montagna, Marjory Montagna and Gilda Shapiro Trust filed a Consolidated Amended Class Action Complaint in the United States District Court for the District of Connecticut (the "Consolidated Complaint") in which the New York Complaint and the Connecticut Complaint were consolidated and amended. The Consolidated Complaint claims that the Prospectus for the Company's initial public offering allegedly made material misrepresentations in violation of Sections 11 and 12(2) of the Securities Act of 1933. The plaintiffs are seeking an undetermined amount of damages and costs and expenses of the litigation. The plaintiffs filed a motion to certify a class in this matter on May 29, 1998. The Company filed its opposition to class certification on September 25, 1998, and Alex. Brown and Hambrecht & Quist filed a separate opposition on September 29, 1998. The plaintiffs filed a reply brief on the class certification issue on October 26, 1998, and the defendants filed surreply briefs on November 10, 1998. The court has not yet ruled on the motion for class certification. The matter is now in the discovery phase. The Company believes it has meritorious defenses to the claims made in the lawsuit and intends to contest the Consolidated Complaint vigorously. Although the amounts claimed may be substantial, management cannot predict the ultimate outcome or estimate the potential loss, if any, related to these claims. In management's opinion, the disposition of this matter will not have a material adverse effect on the Company's consolidated financial position. However, it is possible that the adverse resolution of one or more of these claims could materially affect the Company's financial position, results of operations or liquidity in any one annual or quarterly reporting period.

     From time to time, the Company is subject to certain legal proceedings and claims that arise in the normal course of its business. In the opinion of management, the Company is not a party to any other litigation that it believes could have a material effect on the Company or its business.

15. Related Party Transactions:

    In 1996, the Company licensed its CAMRA and FILMS applications software and certain other programs to a related party for a total purchase price of $2,055,000, including a five-year maintenance program beginning in February 1996. The purchase price was allocated to license fees of $1,544,000, maintenance fees over the five-year period of $375,000 and deferred interest of $136,000 resulting from an extended payment plan. Terms include $900,000 payable upon execution of the agreement and quarterly installments of $53,000 for five years. All outstanding receivables and payables between the parties as of January 27, 1996 were forgiven, resulting in an additional $105,000 allocated to the purchase price. Interest was imputed at 9% for payments on the license fee. The amount collected from the related party during the year ended December 31, 1998 was $160,000, including sales tax and other products not related to this agreement.

    The Company has long-term debt with the former Mabel shareholders. (see
Note 5)

    In 1996, the Company settled an agreement and a note payable with a related party for $138,000. This settlement is included in other income on the accompanying 1996 statement of operations.

    On May 1, 1998, the Company invested approximately $2.2 million in cash plus an exclusive distribution agreement for the CAMRA product in exchange for a 24% ownership interest in Caminus Energy Ventures, LLC ("CEV"), a limited liability company organized to provide comprehensive consulting services and software technology to the power and gas trading business. The exclusive distribution agreement allows CEV to sell the Company's software products within energy-related markets over a five-year period based on certain terms and conditions. The Company commenced the reporting of its share of CEV's earnings on a two-month lag beginning in the quarter ended September 30, 1998. In the third quarter of fiscal 1998, the Company recognized a $0.5 million non-operating loss, net of taxes, for its proportionate share of a write-off of in-process research and development attributable to CEV's acquisition of two companies, as well as the operating results of CEV for the three-month period ended July 31, 1998.

    In the fourth quarter of 1998, the Company sold its interest in CEV for $2,250,000 and retained a warrant to purchase 4.5% of CEV at a price of $2.3 million and the Company recorded a gain of $0.5 million on this sale. In addition, the Company entered into a distributor agreement with CEV. This agreement enables CEV to distribute the Company's products to the energy markets throughout the world. The distributor agreement requires CEV to purchase a minimum of $3.4 million of software licenses through the fourth quarter of 2000.

16. Subsequent Events:

    On March 11, 1999, the Company acquired Hedge Ware, Inc. ("Hedgeware"), a provider of portfolio, financial, partnership and tax accounting software and service support to hedge fund managers and traders, for an aggregate of 685,683 shares of authorized but previously unissued shares of Common Stock of the Company. The transaction will be accounted for as a pooling-of-interests.

17. Selected Quarterly Financial Data (Unaudited)

                                               First          Second        Third          Fourth
                                              Quarter        Quarter       Quarter        Quarter
                                              -------        -------       -------        -------
                                                       (in thousands, except per share data)
  1998
  ----
    Revenue                                   $11,528        $18,119       $18,357        $21,409
    Operating income (loss)                    (4,561)           503         1,873          3,889
    Net income (loss)                          (2,581)           687           779          3,916
    Basic earnings (loss) per share              (.19)           .05           .05            .27
    Diluted earnings (loss) per share            (.19)           .04           .05            .26
  1997
  ----
    Revenue                                   $ 7,530        $10,505       $10,536        $13,579
    Operating income (loss)                      (546)           664          (184)           673
    Net income (loss)                            (167)           902           192            869
    Basic earnings (loss) per share              (.01)           .07           .01            .06
    Diluted earnings (loss) per share            (.01)           .07           .01            .06

    The first quarter of 1998 includes the write-off of purchased in-process research & development expenses of $5.2 million related to the Quantra acquisition. The second quarter of 1998 includes write-off of purchased in-process research and development expenses of $0.7 million related to the Quantra and Savid acquisitions. The third quarter of 1998 includes a non-operating loss of $0.5 million, net of taxes, for the Company's proportionate share of a write-off of in-process research and development attributable to CEV's acquisitions. The fourth quarter of 1998 includes a gain of $0.5 million related to the sale of the Company's equity interest in CEV. The third quarter of 1997 includes $1.2 million related to office closings and relocations. The fourth quarter of 1997 includes a write-off of purchased in-process research and development expenses of $0.9 million related to the Mabel acquisition.