Form 10-K, Exhibit 13
period 1999-12-31
SS&C TECHNOLOGIES INC
filed 2000-03-30
CIK 1011661

EXHIBIT 13

PORTIONS OF ANNUAL REPORT

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

         Year Ended December 31,            1999 (1)            1998 (2)           1997 (3)             1996          1995 (4)
                                            --------            --------           --------           --------        --------
         (in thousands, except per
         share data)
         Statement of Operations

         Revenues                           $ 65,736            $ 73,593           $ 45,527           $ 34,625        $ 26,179
         Income (loss) before taxes          (19,191)              2,278              1,563                453          (8,038)
         Net income (loss)                   (12,648)              1,053                534                 39          (5,014)

         Net Income (loss) per share

         Basic
         Earnings (loss) per share          $  (0.81)           $   0.07           $   0.04           $   0.00        $  (0.73)
         Shares used in per share
         calculation                          15,678              14,956             14,040             11,071           6,851

         Diluted
         Earnings (loss) per share          $  (0.81)           $   0.07           $   0.04           $   0.00        $  (0.73)
         Shares used in per share
         calculation                          15,678              15,906             14,437             13,117           6,851


         ---------------------------------------------------------------------------------------------------------------------------
         December 31,                                 1999                1998               1997               1996            1995
         ---------------------------------------------------------------------------------------------------------------------------
         Balance Sheet Data:
         Cash and cash equivalents               $ 14,304             $ 13,047           $  5,026           $ 36,397        $  1,774
         Working capital                            53,617              59,134             54,885             52,444           3,061
         Total assets                               89,717             105,314             85,997             78,301          23,450
         Long-term obligations                          11                 151                300                387           2,703
         Redeemable convertible preferred stock         --                  --                 --                 --             750
         Stockholders' equity                       72,553              78,922             65,646             63,347           9,169

(1) On March 11, 1999, the Company acquired all of the outstanding stock of HedgeWare, Inc. ("HedgeWare") for 685,683 shares of the Company's common stock in a business combination accounted for as a pooling-of-interests. Accordingly, the selected financial data for all periods prior to the combination have been restated to reflect the combined operations. See Notes 2 and 13 of Notes to the Company's Consolidated Financial Statements.

(2) On March 20, 1998, the Company purchased substantially all of the assets of Quantra Corporation for an aggregate purchase price of 546,019 unregistered shares of the Company's common stock, $2.3 million in cash and the assumption of certain liabilities of approximately $4.1 million. On April 9, 1998, the Company purchased all the stock of Savid International Inc. and The Savid Group, Inc. for a purchase price of $861,000. See Notes 2 and 13 of Notes to the Company's Consolidated Financial Statements.

(3) On November 14, 1997, the Company purchased all the stock of Mabel Systems BV for $2.5 million. On December 31, 1997, the Company purchased all the outstanding stock of Shepro Braun Systems, Inc. for 1.0 million shares of the Company's common stock in a business combination accounted for as a pooling-of-interests. Accordingly, the selected financial data for all periods prior to the combination have been restated to reflect the combined operations. See Notes 2 and 13 of Notes to the Company's Consolidated Financial Statements.

(4) On March 31, 1995, the Company purchased substantially all of the assets of Chalke Incorporated for a purchase price of $12.7 million.

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

    On November 14, 1997, the Company acquired all of the outstanding capital stock of Mabel Systems BV ("Mabel"), a Netherlands based supplier of investment management software to the financial services industry. Mabel's software product provides accounting, reporting, performance measurement and net asset value calculations for mutual funds and support for stock brokering and custodial services. On December 31, 1997, the Company acquired all of the outstanding stock of Shepro Braun Systems, Inc. ("Shepro"), a provider of software and consulting services to the investment management and financial services marketplace. Shepro's primary product, Total Return, is a portfolio management and partnership accounting system oriented toward the hedge fund and private wealth markets.

    On March 20, 1998, the Company acquired substantially all of the assets of the Quantra Corporation ("Quantra"). The Quantra products support loan and real estate management systems. On April 9, 1998, the Company purchased all the stock of Savid International Inc. and The Savid Group, Inc. (together, "Savid"). The Savid products are designed to process and analyze all activities related to debt and derivative portfolios.

    On May 1, 1998, the Company invested approximately $2.2 million in cash plus an exclusive distribution agreement for the CAMRA product in exchange for a 24% ownership interest in Caminus Corporation (formerly known as "Caminus Energy Ventures, LLC" ("Caminus"), a limited liability company organized to provide comprehensive consulting services and software technology to the power and gas trading business. The exclusive distribution agreement allows Caminus to sell the Company's software products within energy-related markets over a five-year period based on certain terms and conditions. The Company commenced the reporting of its share of Caminus' earnings on a two-month lag beginning in the quarter ended September 30, 1998. In the third quarter of fiscal 1998, the Company recognized a $0.5 million non-operating loss, net of taxes, including its proportionate share of a write-off of in-process research and development attributable to Caminus's acquisition of two companies as well as the operating results of Caminus for the three-month period ended July 31, 1998. In the fourth quarter of 1998, the Company sold its interest in Caminus for $2.3 million and retained a warrant to purchase 4.5% of Caminus. The Company recorded a gain of $0.5 million on this sale in the fourth quarter of 1998. In addition, the Company entered into a distributor agreement with Caminus. This agreement enables Caminus to distribute SS&C's products to the energy markets throughout the world. Caminus underwent an initial public offering on January 28, 2000, at $16. Under its option, the Company paid $1.8 million for 277,052 shares of Caminus common stock and sold 27,705 shares in the initial public offering.

    On March 11, 1999, the Company acquired all of the outstanding stock of HedgeWare, Inc. ("HedgeWare"), a provider of portfolio, financial, partnership and tax accounting software and service support to hedge fund managers and traders, for 685,683 shares of common stock of the Company in a business combination accounted for as a pooling-of-interests. On March 31, 1999, the Company acquired all of the outstanding stock of the Brookside Corporation, a Rhode Island corporation ("Brookside") for 27,600 shares of common stock of the Company.

    The Company enters into license, maintenance and professional service contracts to provide software and services to its clients. License fees for the Company's products are priced based on either assets under management, or on a per-CPU, or per-site basis, or on the number of current users. The Company recognizes revenue from sales of software or products including proprietary software upon product shipment and upon receipt of a signed contract, provided that collection is probable and all other revenue recognition criteria of SOP 97-2 are met. Maintenance is provided on an annually renewable basis for approximately 20% of the underlying software license fee, and is recognized ratably over the life of the contract. Professional service revenues are provided on a time and materials basis and are recognized as the services are performed.

    The Company's results of operations for 1997 reflect the acquisition of Mabel for a purchase price of $475,000 in cash plus 72,816 shares of Common Stock of the Company with a value of $750,000, the assumption of liabilities of $623,000 and $661,000 due to former Mabel shareholders (the "Mabel Acquisition"). In connection with the Mabel Acquisition, which was accounted for under the purchase method, the Company incurred a charge to operations of $0.9 million associated with the write-off of purchased in-process research and development related to Mabel products that were under development at the time of acquisition but had not yet reached technological feasibility. The balance of the purchase price was allocated to goodwill of

$0.3 million, purchased completed software of $0.6 million and net operating assets of $0.7 million. The operating results of Mabel have been included in the Company's operating results since the date of acquisition.

    The Company's results of operations for all years presented reflect the acquisition of Shepro for 1.0 million shares of common stock of the Company (the "Shepro Acquisition"). As a result of the Shepro Acquisition, which was accounted for under the pooling-of-interests method, the Company has included Shepro's operating results with the Company's operating results for each period presented.

    The Company's results of operations for 1998 reflect the acquisitions of Quantra and Savid (the "Quantra Acquisition" and "Savid Acquisition", respectively). Both acquisitions were accounted for under the purchase method of accounting. In connection with the Quantra Acquisition, the Company paid consideration of 546,019 unregistered shares of the Company's Common Stock, valued at $8.8 million, $2.3 million in cash, and the assumption of certain liabilities of approximately $4.1 million plus transaction costs. The Company incurred a charge to operations of $5.4 million associated with the write-off of purchased in-process research and development related to Quantra products that were under development at the time of acquisition but had not yet reached technological feasibility. The balance of the purchase price was allocated to purchased completed software of $5.3 million and net operating assets of $4.6 million. In connection with the Savid Acquisition, the Company paid consideration of $0.7 million in cash and the assumption of certain liabilities of $0.1 million. A future cash payment $0.8 million shall be paid provided the aggregate revenues for the period from and including April 15, 1998 through April 14, 2001 are greater than or equal to $3.0 million. The Company incurred a charge to operations of $0.5 million associated with the write-off of purchased in-process research and development related to Savid products that were under development at the time of acquisition but had not yet reached technological feasibility. The balance of the purchase price was allocated to purchased completed software of $0.3 million and net operating assets of $30,000. The operating results of Quantra and Savid have been included in the Company's operating results since their respective dates of acquisition.

    The Company's results of operations for all years presented reflect the acquisition of HedgeWare for 685,683 shares of common stock of the Company (the "HedgeWare Acquisition"). The HedgeWare Acquisition was accounted for under the pooling-of-interests method, and thus the Company has included HedgeWare in the Company's operating results for each period presented.

    The Company's results of operations for 1999 reflect the acquisition of Brookside for 27,600 shares of common stock of the Company (the "Brookside Acquisition"). The Brookside Acquisition was accounted for under the pooling-of-interests method. The consolidated results of operations for 1999 include the results of Brookside for the twelve months ended December 31, 1999, but the prior periods have not been restated since the impact of such restatement would not be material.

YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

REVENUES

    The Company's revenues are derived from software licenses and related maintenance and professional services. Software licenses include hardware and third-party software that are delivered as part of certain contracts. The hardware and third-party software account for less than 5% of software license revenues and less than 2.5% of total revenues in any year presented. Total revenues increased 62% from $45.5 million in 1997 to $73.6 million in 1998, and decreased 11% to $65.7 million in 1999. The increase in 1998 revenues of $28.1 million was due partially to the acquisitions of Quantra, Savid and Mabel which contributed $12.8 million of revenue, in addition to an increase in domestic and international sales of CAMRA 2000 and an increase in the number of clients contracting for maintenance and professional services. The decrease in 1999 revenues of $7.9 million was due to a decrease in license revenue offset by increases in maintenance and professional services revenue. The Company believes the decrease in license revenue was primarily attributable to customer deferral of purchases while resolving their Y2K issues.

    Software Licenses. Software license revenues increased 52% from $23.0 million in 1997 to $34.9 million in 1998, and decreased 46% to $18.7 million in 1999. The increase from 1997 to 1998 of $11.9 million was due to a $5.0 million increase in sales of CAMRA 2000 in North America, Europe, and the Asia-Pacific region and sales from the Quantra, Savid, and Mabel Acquisitions of $6.5 million. The decrease from 1998 to 1999 of $16.2 million was due mainly to a $17.6 million decrease in sales of CAMRA 2000, Total Return 2000 and Antares 2000 products, offset by an increase in the sales of AdvisorWare product.

    Maintenance and Other Recurring Revenue. Maintenance and other recurring revenue increased 65% from $13.4 million in 1997 to $22.2 million in 1998, and increased 27% to $28.2 million in 1999. The increase in maintenance and other recurring revenues from 1997 to 1998 of $8.7 million was primarily due to $5.0 million in growth in the Company's installed base of clients and Quantra, Savid, and Mabel Acquisitions of $3.8 million. The increase in maintenance and other recurring revenues from 1998 to 1999 of $6.0 million was primarily due to an increase in the Company's installed base of clients.

    Professional Services. Professional services revenue increased 82% from $9.1 million in 1997 to $16.6 million in 1998, and increased 14% from 1998 to $18.9 million in 1999. The increase in 1998 was primarily due to the increased demand for the Company's implementation, conversion, and training services. The acquisitions of Quantra, Savid and Mabel contributed $2.2 million of the increase from 1997 to 1998. The increase in the professional services revenue in 1999 was primarily due to the increased license revenue experienced in 1998. The professional services revenues will continue to be affected by the overall license revenue levels.


COST OF REVENUES

    The total cost of revenues increased 94% from $12.6 million in 1997 to $24.5 million in 1998, and increased 14% from 1998 to $28.0 million in 1999. The gross margin decreased from 72% in 1997 to 67% in 1998 and to 57% in 1999. The decrease in margins from 1997 to 1998 was primarily due to amortization expense of completed technology related to the Quantra, Savid and Mabel Acquisitions. The decrease in margins from 1998 to 1999 was primarily due to the decrease in the license revenue sales.

    Cost of Software Licenses. Cost of software license revenues consists primarily of amortization expense of completed technology, royalties, the costs of product media, packaging, documentation and labor involved in the distribution of the Company's software. Included in the cost of software license revenues is the cost of certain hardware and third-party software that are delivered as part of certain contracts. The cost of software license revenues increased from $1.4 million in 1997 to $3.8 million in 1998 and to $4.2 million in 1999. The cost of software license revenues as a percentage of these revenues was 6%, 11% and 22% in 1997, 1998 and 1999, respectively. The increase in costs from 1997 to 1998 and 1998 to 1999 was primarily due to the amortization expense of completed technology related to the Quantra, Savid and Mabel Acquisitions. The increase in completed technology amortization was $3.0 million and $0.2 million in 1998 and 1999, respectively.

    Cost of Maintenance and Other Recurring Revenue. Cost of maintenance and other recurring revenues primarily consists of technical customer support and other services for recurring revenues and the engineering costs associated with product and regulatory updates. These costs increased from $5.7 million in 1997 to $8.7 million in 1998, and to $9.4 million in 1999, representing 43%, 39% and 33% of maintenance and other recurring revenues, respectively. These costs increased each year due to the increased staffing required to support a larger installed customer base. Maintenance and recurring revenue margins have improved primarily due to the leveraging of fixed costs as revenues have increased.

    Cost of Professional Services. Cost of professional services revenues consists primarily of the cost related to personnel utilized to provide implementation, conversion and training services to the Company's software licensees, as well as system integration, custom programming and actuarial consulting services. These costs increased from $5.5 million in 1997 to $11.9 million in 1998, and to $14.4 million in 1999, representing 60%, 72% and 76% of professional services revenues in those years, respectively. These increases are due to the expansion of the Company's professional services resources, including consulting, training and account management staff. The Company has made a significant investment in its professional consulting services organization in the past two years in response to customer demand.


OPERATING EXPENSES

    Selling and Marketing. Selling and marketing expenses consist primarily of the cost of personnel associated with the selling and marketing of the Company's products, including salaries, commissions, and travel and entertainment. Such expenses also include the cost of branch sales offices, advertising, trade shows, marketing and promotional materials. Selling and marketing expenses increased 24% from $12.0 million in 1997 to $14.9 million in 1998, and increased 18% to $17.7 million in 1999, representing 26%, 20% and 27%, respectively, of total revenues in those years. The increases in selling and marketing expenses were largely attributable to costs associated with the hiring of additional sales and marketing personnel, including recruiting fees, the expansion of international operations including a dedicated international sales and marketing operation, and higher marketing, advertising, and promotional costs.

    Research and Development. Research and development expenses consist primarily of personnel costs attributable to the development of new software products and the enhancement of existing products. Research and development expenses increased 68% from $12.0 million in 1997 to $20.1 million in 1998, and increased 3% to $20.7 million in 1999, representing 26%, 27% and 31%, respectively, of total revenues in those years. Research and development expenses have remained relatively comparable in absolute dollars from 1998 to 1999 but increased as a percentage of revenue due to the 1999 reduction in license revenues. The dollar increase from 1997 to 1998 was mainly due to additional hiring of sub-contracted personnel required for various software releases.

    General and Administrative. General and administrative expenses are primarily comprised of personnel costs related to management, accounting, human resources and administration and associated overhead costs, as well as fees for professional services. General and administrative expenses decreased 5% from $8.6 million in 1997 to $8.2 million in 1998 and increased 49% to $12.2 million in 1999, representing 19%, 11% and 19%, respectively, of total revenues in those years. During 1997, the Company recorded a one-time charge of $1.2 million for the closing of its Virginia office facility and the announced move of its corporate headquarters. The expense increase from 1997 to 1998 after adjusting 1997 for the one-time charge of $1.2 million was $0.8 million. This increase was primarily due to additional personnel and related expenses necessary to support the revenue growth. An increase in bad debt expense, additions to administrative personnel, increase in depreciation expense and an increase in professional fees contributed to the increase in general and administrative expenses in 1999.

    Write-off of Purchased In-Process Research and Development. In the fourth quarter of 1997, the Company expensed $0.9 million of purchased in-process research and development associated with the Mabel products acquired in November 1997. In the first quarter of 1998, the Company expensed $5.4 million of purchased in-process research and development associated with the Quantra products acquired in March 1998. In the second quarter of 1998, the Company expensed $0.5 million of purchased in-process research and development associated with the Savid products acquired in April 1998. Because these products had not yet reached technological feasibility at the time of the respective acquisitions and, in the Company's judgment, there was no alternative use for the related research and development, such in-process research and development was charged to expense.

    For the Quantra and Savid acquisitions, the Company determined the value of the completed technologies and in-process research and development using a risk-adjusted, discounted cash flow approach.

    For the Quantra and Savid Acquisitions, the Company developed revenue projections over a five- to six-year period in three categories: license, maintenance, and consulting. License revenue projections were based on expected unit sales over the projected lives of the respective product lines. The other categories of revenues were generally estimated as a percentage of total license revenues and ranged from 15% to 20% for maintenance and from 10% to 20% for consulting, depending on the product. Savid consulting revenues were projected to be insignificant. Expense assumptions were based on the imposition of the Company's cost structure on the acquired technologies and products. The discount rates for the Quantra in-process research and development projects were 23% and 28%; the discount rate for the Savid in-process research and development projects was 20%. The discount rates for these projects were higher than the Company's implied weighted average cost of capital due to the inherent uncertainties surrounding the successful development of the in-process research and development and the related risk of realizing cash flows from products that have not yet reached technological feasibility, among other factors.

    The Company believes that the assumptions used in the forecasts were reasonable. The Company cannot be assured, however, that the underlying assumptions used to estimate expected product sales, development costs or profitability, or the events associated with such projects, will transpire as estimated. Accordingly, actual results may vary from the projected results.

    Interest Income Net. Net interest income was $2.2 million, $1.9 million and $2.3 million in 1997, 1998 and 1999, respectively. Interest income, net consists of interest income and interest expense. The increase in 1999 was due to higher returns on investments compared to 1998 results.

    Provision (Benefit) for Income Taxes. The Company had effective tax rates of approximately 66%, 54% and 34% in 1997, 1998 and 1999, respectively. The higher tax rates in 1997 and 1998 were higher than the expected rate of 34% due to the non-deductability of S corporation losses and the rate differential of foreign operations. The Company recorded a tax benefit of $2.3 million or 25% on the $9.3 million litigation settlement costs for 1999. It was determined that a portion of the litigation settlement costs were not tax-deductible. The Company recorded an additional $4.8 million of deferred tax assets in 1999. In future years, the Company expects to return to profitability levels sufficient to realize the deferred tax assets at December 31, 1999.


LIQUIDITY AND CAPITAL RESOURCES

      The Company's cash, cash equivalents and marketable securities at December 31, 1999 were $50.3 million, decreasing by $6.2 million from the $56.5 million at December 31, 1998.

    The net cash used in operating activities was $4.4 million in 1999. Cash used in operating activities was primarily due to the net loss of $12.6 million offset by a $9.5 million reduction in accounts receivables. Included in the cash used in operating activities is the litigation settlement payment of $7.5 million.

    Investing activities provided $2.9 million in cash. Capital expenditures totaled $5.6 million in 1999 as the Company continued to invest in property and equipment comprised of purchases of computer and networking equipment and facility expansion. This was off-set by the payment of the note receivable associated with the Caminus Corporation transaction and net sales of $6.1 million of marketable securities.

    Financing activities provided $2.8 million in cash. This was primarily due to the $1.2 million release of escrow funds associated with the Quantra acquisition, $1.0 million from the exercise of stock options and $0.9 million of stock issued for the Employee Stock Purchase Plan.

    As of December 31, 1999, the Company had $14.3 million in cash and $36.0 million of highly liquid marketable securities. The Company believes that its current cash and marketable securities balances and anticipated cash flow from operations will be sufficient to meet its working capital and capital expenditure requirements for at least the next twelve months.

    The Share Purchase Agreement in connection with the Mabel Acquisition provides for a payment in 2001 by the Company to the former Mabel shareholders, contingent on their continued employment by the Company, and based on revenues generated by the Mabel division from 1998 through 2000. The payment can range from $0 to $1.9 million.

    The Share Purchase Agreement in connection with the Savid Acquisition provides for a further cash payment of $750,000 as additional consideration provided that the aggregate revenues for the period from April 15, 1998 through April 14, 2001 are greater than or equal to $3 million.

YEAR 2000 COMPLIANCE

    The Company has not experienced any problems with its computer systems and the products that we currently license relating to the inability of such systems to recognize appropriate dates associated with the year 2000. The Company is also not aware of any material year 2000 problems with its clients or vendors. Accordingly, the Company does not anticipate incurring material expenses or experiencing any material disruptions as a result of any year 2000 problems.


RECENT ACCOUNTING PRONOUNCEMENTS

   In November 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 100. Restructuring and Impairment Charges ("SAB 100"). In December 1999, the SEC issued SAB No. 101, Revenue Recognition in Financial Statements ("SAB 101"). SAB No. 100 expresses views of the SEC staff regarding the accounting for and disclosure of certain expenses not commonly reported in connection with exit activities and business combinations. The Company does not expect the provisions of SAB No. 100 to have a material impact on its financial statements. SAB No. 101 expresses the views of the SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. The Company does not currently expect the provisions of SAB No. 101 to have a material impact on its financial statements.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As issued, this statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, with earlier application encouraged. In May 1999, the Financial Accounting Standards Board delayed the effective date of this statement for one year, to all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not currently nor intends in the future to use derivative instruments and therefore does not expect that the adoption of Statement of Accounting Standards No. 133 will have any impact on its financial position or results of operations.


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

    Dependence on the Financial Services Industry. The Company's clients include a range of organizations in the financial services industry, and the success of such clients is intrinsically linked to the health of the financial markets. In addition, because of the capital expenditures required in connection with an investment in the Company's products, the Company believes that demand for its products could be disproportionately affected by fluctuations, disruptions, instability, or downturns in the financial markets, which may cause clients and potential clients to exit the industry or delay, cancel, or reduce any planned expenditures for investment management systems and software products. Any resulting decline in demand for the Company's products could have a material adverse effect on the Company's business, financial condition, and results of operations.

    Product Concentration. To date, substantially all of the Company's revenues have been attributable to the licensing of its CAMRA 2000, AdvisorWare 2000, Total Return 2000, LMS 2000 and SKYLINE software and the provision of maintenance and consulting services in connection therewith. The Company currently expects that the licensing of CAMRA 2000, AdvisorWare 2000, Total Return 2000, LMS 2000, SKYLINE, and Antares 2000 software products will account for a substantial portion of its revenues for the foreseeable future. As a result, factors adversely affecting the pricing of or demand for such products and services, such as competition or technological change, could have a material adverse effect on the Company's business, financial condition, and results of operations.

    Management of Growth. The Company's business has grown significantly in size and complexity over the past several years. The growth in the size and complexity of the Company's business as well as its client base has placed, and is expected to continue to place, a significant strain on the Company's management and operations. The Company's ability to compete effectively and to manage future growth, if any, will depend on its ability to continue to implement and improve operational, financial, and management information systems on a timely basis and to expand, train, motivate, and manage its work force. There can be no assurance that the Company's personnel, systems, procedures, and controls will be adequate to support the Company's operations. If the Company's management is unable to manage growth effectively, the quality of the Company's products and its business, financial condition, and results of operations could be materially adversely affected.

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

    Competition. The market for financial service software is competitive, rapidly evolving, and highly sensitive to new product introductions and marketing efforts by industry participants. Although the Company believes that none of its competitors currently competes against the Company in all of the markets served by the Company, there can be no assurance that such competitors will not compete against the Company in the future in additional markets. In addition, many of the Company's current and potential future competitors have significantly greater financial, technical and marketing resources, generate higher revenues, and have greater name recognition than does the Company.

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

    Key Personnel. The Company's success is dependent in part upon its ability to attract, train, and retain highly skilled technical, managerial, and sales personnel. The loss of services of one or more of the Company's key employees could have a material adverse effect on the Company's business, financial condition and results of operations. Over the last 12 months, three Senior Vice Presidents terminated their employment with the Company. The Company continues to hire a significant number of additional sales, service, and technical personnel. Competition for the hiring of such personnel in the software industry is intense. Locating candidates with the appropriate qualifications, particularly in the desired geographic location, can be difficult. Although the Company expects to continue to attract and retain sufficient numbers of highly skilled employees for the foreseeable future, there can be no assurance that the Company will do so.

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


MARKET RISKS

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

    The Company invoices customers primarily in U.S. dollars and in local currency in those countries in which the Company has branch and subsidiary operations. The Company is exposed to foreign exchange rate fluctuations from when customers are invoiced in local currency until collection occurs. Through December 31, 1999, foreign currency fluctuations have not had a material impact on the Company's financial position or results of operation, and therefore the Company believes that its potential foreign currency exchange rate exposure is not material.

    The foregoing risk management discussion and the effect thereof are forward-looking statements. Actual results in the future may differ materially from these projected results due to actual developments in global financial markets. The analytical methods used by the Company to assess and mitigate risk discussed above should not be considered projections of future events or losses.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SS&C Technologies, Inc. and Subsidiaries
Consolidated Financial Statements

                                                                       Page
                                                                       ----
Report of Independent Accountants                                       11

Consolidated Financial Statements

Consolidated Balance Sheets as of
  December 31, 1999 and 1998 .......................................    12

Consolidated Statements of Operations for the years
  ended December 31, 1999, 1998 and 1997............................    13

Consolidated Statements of Cash Flows for the years ended
  December 31, 1999, 1998 and 1997..................................    14

Consolidated Statements of Changes in Stockholders' Equity for
the years ended December 31, 1999, 1998 and 1997....................    15

Notes to Consolidated Financial Statements..........................    16-32

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of SS&C Technologies, Inc. and Subsidiaries

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of SS&C Technologies, Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP


Hartford, Connecticut
February 10, 2000

                             SS&C TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (in thousands except per share data)

                                                                              December 31,
                                                                          1999              1998
                                                                       ---------         ---------
ASSETS
Current assets
    Cash and cash equivalents                                          $  14,304         $  13,047
    Restricted cash                                                           --             1,230
    Investments in marketable securities (Note 3)                         36,034            42,263
    Accounts receivable, net of allowance for doubtful accounts           11,079            24,442
       of $4,341 and $3,411, respectively  (Note 4)
    Note receivable (Note 15)                                                 --             2,250
    Income taxes receivable                                                2,722                --
    Prepaid expenses and other current assets                              2,360             1,709
    Deferred income taxes (Note 7)                                         4,271               434
                                                                       ---------         ---------
Total current assets                                                      70,770            85,375
                                                                       ---------         ---------
Property and equipment:
    Land                                                                      --               106
    Building and leasehold improvements                                    3,214             2,748
    Equipment, furniture and fixtures                                     13,803            10,754
                                                                       ---------         ---------
                                                                          17,017            13,608
    Less accumulated depreciation                                         (7,105)           (5,814)
                                                                       ---------         ---------
     Net property and equipment                                            9,912             7,794
                                                                       ---------         ---------

Accounts receivable (Note 4)                                                 301               549
Deferred income taxes (Note 7)                                             7,211             6,266
Goodwill, net of accumulated amortization of $1,838 and $1,412,              296               722
    respectively
Intangible and other assets, net of accumulated amortization of            1,227             4,608
    $6,372 and $3,674, respectively
                                                                       ---------         ---------
Total assets                                                           $  89,717         $ 105,314
                                                                       =========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Current portion of long-term debt (Note 5)                         $     131         $     321
    Accounts payable                                                       1,503             2,124
    Income taxes payable                                                      --             1,059
    Accrued employee compensation and benefits                             1,695             6,201
    Other accrued expenses                                                 2,418             3,234
    Accrued litigation costs                                                  30                --
    Deferred maintenance and other revenue                                11,376            13,302
                                                                       ---------         ---------
Total current liabilities                                                 17,153            26,241

    Long-term debt (Note 5)                                                   11               151
                                                                       ---------         ---------
Total liabilities                                                         17,164            26,392
                                                                       ---------         ---------

Commitments and contingencies (Note 8 and 14)

Stockholders' equity:
    Common stock, $0.01 par value, 25,000 shares authorized;                 161               153
       16,044 and 15,286 shares issued and outstanding,
       respectively
    Additional paid in capital                                            88,119            81,485
    Accumulated other comprehensive income                                  (461)             (121)
    Accumulated deficit                                                  (15,266)           (2,595)
                                                                       ---------         ---------
Total stockholders' equity                                                72,553            78,922
                                                                       ---------         ---------

Total liabilities and stockholders' equity                             $  89,717         $ 105,314
                                                                       =========         =========

The accompanying notes are an integral part of these financial statements

                             SS&C TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                        1999             1998             1997
                                                      --------         --------         --------
Revenues:
  Software licenses                                   $ 18,700         $ 34,878         $ 22,990
  Maintenance and other recurring revenue               28,182           22,157           13,443
  Professional services                                 18,854           16,558            9,094
                                                      --------         --------         --------
     Total revenues                                     65,736           73,593           45,527
                                                      --------         --------         --------
Cost of revenues:
  Software licenses                                      4,206            3,840            1,443
  Maintenance and other recurring revenue                9,432            8,736            5,720
  Professional services                                 14,368           11,944            5,481
                                                      --------         --------         --------
     Total cost of revenues                             28,006           24,520           12,644
                                                      --------         --------         --------
Gross profit                                            37,730           49,073           32,883
                                                      --------         --------         --------
Operating expenses:
  Selling and marketing                                 17,665           14,948           12,043
  Research and development                              20,651           20,126           11,997
  General and administrative                            12,166            8,163            8,624
  Write-off of purchased in-process
     Research and development (Note 13)                     --            5,878              861
  Litigation settlement costs (Note 14)                  9,330               --               --
                                                      --------         --------         --------
     Total operating expenses                           59,812           49,115           33,525
                                                      --------         --------         --------
Operating loss                                         (22,082)             (42)            (642)
                                                      --------         --------         --------

Interest income, net                                     2,345            1,944            2,176
Other income, net (Note 15)                                546              376               29
                                                      --------         --------         --------

Income (loss) before income taxes                      (19,191)           2,278            1,563
Provision (benefit) for income taxes (Note 7)           (6,543)           1,225            1,029
                                                      --------         --------         --------
Net income (loss)                                     $(12,648)        $  1,053         $    534
                                                      ========         ========         ========

Basic earnings (loss) per share                       $  (0.81)        $   0.07         $   0.04
                                                      ========         ========         ========

Basic weighted average number of common shares
outstanding                                             15,678           14,956           14,040
                                                      ========         ========         ========

Diluted earnings (loss) per share                     $  (0.81)        $   0.07         $   0.04
                                                      ========         ========         ========

Diluted weighted average number of  common and
common equivalent shares outstanding                    15,678           15,906           14,437
                                                      ========         ========         ========


The accompanying notes are an integral part of these financial statements.

                      SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (in thousands)

                                                                                         Year Ended December 31,
                                                                              ---------------------------------------------
                                                                                 1999              1998              1997
                                                                              ---------         ---------         ---------
Cash flow from operating activities:
       Net income (loss)                                                      $ (12,648)        $   1,053         $     534
                                                                              ---------         ---------         ---------
Adjustments to reconcile net income (loss) to net cash
provided by (used in)
operating activities
        Depreciation and amortization                                             6,998             5,038             2,087
        Gain on sale of property and equipment                                      (62)
        Common stock issued for litigation settlement (Note 14)                   1,300                --                --
        Equity-based compensation                                                   123               141                --
        Deferred income taxes                                                    (4,784)           (2,722)              (44)
        Income tax benefit related to exercise of stock                             281               482               221
        options
        Purchased in-process research and development                                --             5,878               861
        Provision for doubtful accounts                                           3,921             1,717             1,606
        Changes in operating assets and liabilities, excluding effects from acquisitions:
             Accounts receivable                                                  9,482            (7,960)           (1,035)
             Prepaid expenses and other current assets                             (371)              (56)             (556)
             Taxes receivable                                                    (2,722)              384               (31)
             Accounts payable                                                      (705)             (868)              884
             Accrued expenses                                                    (2,235)            1,160             3,074
             Taxes payable                                                       (1,059)              684                --
             Deferred maintenance and other revenues                             (1,926)            1,177             1,982
                                                                              ---------         ---------         ---------
                    Total adjustments                                             8,241             5,055             9,049
                                                                              ---------         ---------         ---------
       Net cash provided by (used in) operating activities                       (4,407)            6,108             9,583
                                                                              ---------         ---------         ---------

Cash flow from investing activities
       Additions to property and equipment                                       (5,611)           (4,723)           (1,853)
       Proceeds from sale of property and equipment                                 485                --                --
       Cash paid for business acquisitions (Note 13)                                 --            (3,021)              (72)
       Proceeds from note receivable (Note 15)                                    2,250                --                --
       Purchase of investment                                                      (250)               --                --
       Additions to capitalized software and other intangibles                      (71)             (797)             (365)
       Cash paid for Caminus acquisition                                             --            (2,226)               --
       Purchases of marketable securities                                       (24,903)          (89,127)           (8,453)
       Sales of marketable securities                                            31,009           100,581             5,623
                                                                              ---------         ---------         ---------
       Net cash provided by (used in) investing activities                        2,909               687            (5,120)
                                                                              ---------         ---------         ---------

Cash flow from financing activities:
       Repayment of debt                                                           (354)           (1,175)           (2,318)
       Proceeds from note payable                                                    --               673               470
       Issuance of common stock                                                     896               651               269
       Exercise of options                                                          983             2,307               547
       Transfer of cash from restricted cash equivalents                          1,230            (1,230)              505
                                                                              ---------         ---------         ---------
       Net cash provided by (used in) financing activities                        2,755             1,226              (527)
                                                                              ---------         ---------         ---------

Net increase in cash and cash equivalents                                         1,257             8,021             3,936
Cash and cash equivalents, beginning of period                                   13,047             5,026             1,090
                                                                              ---------         ---------         ---------
Cash and cash equivalents, end of period                                      $  14,304         $  13,047         $   5,026
                                                                              =========         =========         =========

Supplemental disclosure of cash flow information
   Cash paid for
         Interest                                                             $       3         $       9         $     152
         Income taxes                                                         $   1,726         $   2,013         $     677

Supplemental disclosure of non-cash investing activities

As more fully described in Note 13, effective March 11, 1999, the Company acquired all the outstanding stock of HedgeWare, Inc. for 685,683 shares of the Company's common stock.

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

As more fully described in Note 15, the Company sold its investment in Caminus
   Corporation for a $2.3 million note receivable.

   The accompanying notes are an integral part of these financial statements.

                             SS&C TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                                 (IN THOUSANDS)

                                             Common Stock
                                                                                     Accumulated    Accumulated
                                                                      Additional       Deficit         Other           Total
                                        Number of                       Paid-in                     Comprehensive   Stockholders'
                                         Shares         Amount          Capital                        Income          Equity
                                         -----------------------------------------------------------------------------------------
Balance at December 31, 1996             13,888        $    139        $ 67,366       $ (4,182)             --        $ 63,323
  Exercise of options                       230               2             545             --              --             547
  Issuance of common stock                  127               1           1,018             --              --           1,019
  Income tax benefit related to              --              --             221             --              --             221
   exercise of stock options
  Net income                                 --              --              --            534              --             534
                                         ------        --------        --------       --------        --------        --------
Balance at December 31, 1997             14,245             142          69,150         (3,648)             --          65,644
  Exercise of options                       428               4           2,444             --              --           2,448
  Issuance of common stock                  613               7           9,409             --              --           9,416
  Income tax benefit related to              --              --             482             --              --             482
   exercise of stock options
Comprehensive Income:
  Net income                                 --              --              --          1,053              --           1,053
  Foreign exchange translation               --              --              --             --        $   (121)           (121)
   adjustment
                                         ------        --------        --------       --------        --------        --------
Balance at December 31, 1998             15,286             153          81,485         (2,595)           (121)         78,922
  Exercise of options                       195               2           1,104                                          1,106
  Issuance of common stock                  325               4           3,951                                          3,955
  Issuance of common stock for the
   litigation settlement                    211               2           1,298                                          1,300
  Income tax benefit related to
   exercise of stock options                                                281                                            281
  Other                                      27              --              --            (23)                            (23)
Comprehensive Income:
  Net loss                                                                             (12,648)                        (12,648)
  Foreign exchange translation                                                                            (217)           (217)
   adjustment
  Change in unrealized loss on                                                                            (123)           (123)
   investments
                                         ------        --------        --------       --------        --------        --------
Balance, at December 31, 1999            16,044        $    161        $ 88,119       $(15,266)       $   (461)       $ 72,553
                                         ======        ========        ========       ========        ========        ========


The accompanying notes are an integral part of the financial statements

     SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


1.  Organization

   SS&C Technologies, Inc. and Subsidiaries ("SS&C" or the "Company") is a leading provider of client/server-based software solutions, and related consulting services, designed to improve the efficiency and effectiveness of a broad range of organizations in the financial services industry. The Company has developed a family of software products that provides a full-range of mission-critical information management and analysis, accounting, reporting and compliance tools to help high-level investment professionals make informed real-time decisions and automate many operational functions in today's increasingly complex and fast-moving financial markets. The Company's products are focused on improving the effectiveness of decision making through open, fully integrated access to the quantitative analysis of transactions-based data, allowing investment professionals to manage and analyze large amounts of data in the aggregate and in detail on a timely basis.

   The Company operates in one business segment and currently derives substantially all of its revenue from the licensing of its CAMRA 2000, AdvisorWare 2000, Total Return 2000, LMS 2000, and SKYLINE applications software to the financial services industry and the provision of related maintenance, consulting and training services in the areas of investments, investment accounting and software development. The Company expects that the licensing of these products and the related services will account for a substantial portion of its revenues in the future. The Company's clients include a range of organizations that manage investment portfolios, including asset managers, insurance companies, banks, mutual funds, public and private pension funds, hedge funds, corporate treasuries, property managers, real estate investment trusts and government agencies. The success of many of the Company's clients is intrinsically linked to the health of the financial markets. Demand for its products could be affected by fluctuations or downturns in the financial markets, which may cause clients and potential clients to exit the industry or delay, cancel or reduce any planned expenditures for investment management systems and software products.

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

Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: SS&C Ventures, Inc.; SS&C Technologies, Limited; SS&C Technologies Australia, Pty. Ltd.; SS&C Technologies, KK; SS&C Pacific, Inc.; SS&C Technologies, Sdn. Bhd.; SS&C Technologies PTE, Ltd.; SSC Direct.com, Inc.; Shepro Braun Systems, Inc.; Mabel Systems BV, and Financial Automation, Ltd., the 1999 acquisitions of HedgeWare, Inc. and The Brookside Corporation, and the 1998 acquisitions of Quantra Corporation, Savid International, Inc. and The Savid Group, Inc. All intercompany activity has been eliminated in preparing the consolidated financial statements. The Company's 1998 investment in Caminus is accounted for under the equity method (see Note 15).

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

   The Company records an allowance for doubtful accounts based on individual customer analyses. Write-offs of accounts receivable were $2,991,000, $558,000 and $822,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

Recent Accounting Pronouncements

   In November 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 100. Restructuring and Impairment Charges ("SAB 100"). In December 1999, the SEC issued SAB No. 101, Revenue Recognition in Financial Statements ("SAB 101"). SAB No. 100 expresses views of the SEC staff regarding the accounting for and disclosure of certain expenses not commonly reported in connection with exit activities and business combinations. The Company does not expect the provisions of SAB No. 100 to have a material impact on its financial statements. SAB No. 101 expresses the views of the SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. The Company does not expect the provisions of SAB No. 101 to have a material impact on its financial statements.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivatives Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As issued, this statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, with earlier application encouraged. In May 1999, the Financial Accounting Standards Board delayed the effective date of this statement for one year, to all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not currently nor intends in the future to use derivative instruments and therefore does not expect that the adoption of Statement of Accounting Standards No. 133 will have any impact on its financial position or results of operations.


Impairment of Long-Lived Assets

The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of." The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the assets carrying value unlikely. An impairment loss would be recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset. The Company has identified no such impairment losses. Substantially all of the Company's long-lived assets are located in the United States.

Research and Development

   Research and development costs associated with computer software are charged to expense as incurred. In accordance with Statement of Financial Accounting Standards No. 86 ("SFAS 86") "Accounting for the Costs of Computer Software to be Sold,

Leased, or Otherwise Marketed", capitalization of internally developed computer software costs begins upon the establishment of technological feasibility based on a working model. Capitalized software costs of $806,000 and $999,000 are included in the December 31, 1999 and 1998 balance sheets, respectively, under "Intangible and other assets."

   The Company's policy is to amortize these costs upon a product's general release to the customer. Amortization of capitalized software costs is calculated by the greater of (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported on, typically two to six years. It is reasonably possible that those estimates of anticipated future gross revenues, the remaining estimated economic life of the product, or both could be reduced significantly due to competitive pressures. Amortization expense related to capitalized software for 1999, 1998 and 1997 was $193,000, $36,000 and 0, respectively. There was no amortization expense related to capitalized software in 1997.

Cash and Cash Equivalents and Marketable Securities

   The Company considers all highly liquid marketable securities with original maturities of three months or less at the date of acquisition to be cash equivalents. Debt securities with original maturities of more than three months at the date of acquisition are classified as marketable securities. The Company classifies its entire investment portfolio, consisting of debt securities issued by state and local governments of the United States and by corporations, as available for sale securities. The cost basis, using specific indentification method, approximates fair market value and an unrealized gain or loss is recognized.

Restricted Cash

   The Company entered into an escrow agreement as a result of the Quantra acquisition (see Note 13). The agreement expired on March 20, 1999 and all the escrowed monies were returned to the Company.

Hedging Transactions

   The Company purchases from time to time forward contracts to attempt to minimize the impact of exchange rate gains or losses from foreign currency transactions. The forward contracts entered into are for periods of less than six months. The Company had one forward contract outstanding at December 31, 1997 which liquidated in February 1998. There were no outstanding forward contracts at December 31, 1998 and December 31, 1999.

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

Goodwill and Intangible Assets

   Goodwill resulting from acquisitions is amortized on a straight-line basis over its estimated life of five years. The carrying amount of goodwill is evaluated for future recoverability on a periodic basis, relying on a number of factors, including the estimated life of the customer base under the annual maintenance agreements, operating results for each division, business plans, budgets and economic projections and undiscounted cash flows. In addition, the Company's evaluation considers non-financial data such as market trends, product development cycles and changes in management's market emphasis. Amortization expense associated with goodwill was $426,000, $412,000 and $369,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

   Other intangible assets, excluding complete technology, are being amortized on a straight-line basis over their estimated lives of two to three years. Complete technology is amortized over approximately two to four years based on the ratio that current gross revenues of the product bear to the total of current and anticipated future gross revenues of the product or on a straight-line method, whichever is shorter. Amortization expense associated with completed technology for the years ended December 31, 1999, 1998 and 1997 was $3,299,000, $2,974,000,
and $290,000, respectively.

Concentration of Credit Risk

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, marketable securities and trade receivables. The Company invests its cash in deposits with commercial banks or in municipal bond and bond funds with broker/dealers. Concentrations of credit risk, with respect to trade receivables, are limited due to the large number of customers comprising the Company's customer base and their dispersion across many geographies. As of December 31, 1999 and 1998, the Company had no significant concentrations of credit risk and the carrying value of these assets approximates fair value.

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

International Operations and Foreign Currency

   The functional currency of each foreign subsidiary is the local currency. Accordingly, assets and liabilities of foreign subsidiaries are translated to U.S. dollars at period end exchange rates and stockholders' equity is translated at historical rates. Revenues and expenses are translated using the average rates during the period. The resulting translation adjustments are excluded from net earnings and accumulated as a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in the results of operations in the periods in which they occur and are immaterial for all periods presented.

Basic and Diluted Earnings Per Share

   Earnings per share is calculated in accordance with SFAS No. 128, "Earnings Per Share." The standard requires the presentation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares and common equivalent shares outstanding during the period. Common equivalent shares consist of stock options using the treasury stock method. Common equivalent shares from stock options are excluded from the computation if their effect is antidilutive.

   Income available to stockholders is the same for basic and diluted earnings per share. A reconciliation of the shares outstanding is as follows (in thousands):

                                                                1999         1998         1997
                                                               ------       ------       ------
    Weighted average common shares outstanding                 15,678       14,956       14,040
    Weighted average common stock equivalents -- options           --          950          397
                                                               ------       ------       ------
    Weighted average common and common equivalent shares
    outstanding                                                15,678       15,906       14,437
                                                               ======       ======       ======

   Options to purchase 2,920,180, 297,500 and 1,000,000 shares were outstanding at December 31, 1999, 1998 and 1997, respectively, but were not included in the computation of diluted earnings per share because the effect of including the options would be antidilutive.

Comprehensive Income

   The Company adopted Statement of Financial Accounting Standards No. 130 (SFAS
130), Reporting Comprehensive Income, effective January 1, 1998. SFAS 130 requires that items defined as comprehensive income, such as foreign currency translation adjustments and unrealized gains (losses) on marketable securities, be separately classified in the financial statements and that the accumulated balance of other comprehensive income be reported separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. Total comprehensive income is comprised of net income and other accumulated comprehensive income disclosed in the equity section of the balance sheet. For the year ended December 31, 1999, total comprehensive loss was $12.9 million. For the year ended December 31, 1998, total comprehensive income was $0.9 million. There were no differences between net income and comprehensive income for the year ended December 31, 1997.

Reclassification

   Certain amounts in the 1998 consolidated financial statements have been reclassified to be comparable with the 1999 presentation. These classifications have had no effect on net income, working capital or net equity.


3.  Marketable Securities

   The following table summarizes marketable securities at December 31, 1999 (in thousands):

                                                                             Gross
                                                           Amortized      Unrealized         Fair
                                                              Cost          Losses          Value
                                                         -------------------------------------------
          State, municipal and county
            government bonds                             $ 26,141          $  (58)         $ 26,083
          US government securities                          2,642             (30)            2,612
          Corporate bonds                                   3,374             (19)            3,355
          Floating rate notes                               4,000             (16)            3,984
                                                         ---------         --------        ---------
                 Total                                   $ 36,157          $ (123)         $ 36,034
                                                         ---------         --------        ---------

   The following table summarizes marketable securities at December 31, 1998 (in thousands):

                                                                           Gross
                                                        Amortized        Unrealized      Fair
                                                           Cost            Losses        Value
                                                        ---------------------------------------
          State, municipal and county
            government bonds                             $ 37,945         $     --     $ 37,945
          Corporate bonds                                   4,318               --        4,318
                                                         ---------        -------      --------
                 Total                                   $ 42,263         $     --     $ 42,263
                                                         ---------        -------      --------


   The following table summarizes the maturities of marketable securities at December 31 (in thousands):


                                                                      1999
                                                                    ---------
          Less than one year                                        $ 29,321
          Due in 1-2 years                                             6,713
                                                                    ---------
                Total                                               $ 36,034
                                                                    =========


In 1998, the cost basis, using the specific identification method, approximated fair market value and no unrealized gain or loss had been recognized. In 1999, the Company reduced its marketable securities by $123,000 with a corresponding unrealized loss recorded in stockholders' equity to reflect the securities' lower market value. The Company did not have any material realized gains or losses during 1999 and 1998.

4.  Accounts Receivable

   Accounts receivable are as follows (in thousands):

                                                        December 31,
                                                   ---------------------
                                                     1999          1998
                                                   -------       -------
    Current
    -------
    Accounts receivable, net of allowance
         for doubtful accounts of $3,861 and
         $2,758, respectively                      $ 7,741       $17,226
    Unbilled accounts receivable, net of
         allowance for doubtful accounts of
         $479 and $653, respectively                 3,338         7,216
                                                   -------       -------
    Total current accounts receivable               11,079        24,442

    Noncurrent
    ----------
    Unbilled accounts receivable                       301           549
                                                   -------       -------
    Total accounts receivable                      $11,380       $24,991
                                                   =======       =======

At December 31, 1998 and December 31, 1999 amounts receivable from related parties was $474,000 and $52,500, respectively.


5.  Long-Term Debt

   Long-term debt consists of the following (in thousands):

                                                                 December 31,
                                                              ------------------
                                                               1999         1998
                                                              -----        -----
    Note payable to former Mabel shareholders,  at no
         interest, due in three equal annual installments     $ 125        $ 250
    8.75% revolving credit line with a bank,  paid in
         full upon HedgeWare merger,  March 1999                 --          150
    9.75% note payable to a bank, paid in full upon
         HedgeWare merger March 1999                             --           21
    9% note payable to a bank, paid in full upon
         HedgeWare merger, March 1999                            --           22
    Capitalized lease obligations for office equipment,
         through September 2002                                  17           29
                                                              -----        -----
                                                                142          472
                                                                           -----
    Less current portion                                       (131)        (321)
                                                              -----        -----
    Long-term debt                                            $  11        $ 151
                                                              =====        =====

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

      The bank debt as of December 31, 1998 is a result of pooling HedgeWare's balance sheet with SS&C's. Those notes were paid off in March 1999.

6.  Common Stock

   At December 31, 1999, 25,000,000 shares were authorized and 16,044,203 shares were outstanding. At December 31, 1998, 25,000,000 shares of common stock were authorized and 15,285,622 shares were outstanding.

   On March 11, 1999, the Company issued 685,683 shares of the Company's common stock in connection with the Company's acquisition of HedgeWare, Inc. On March 31, 1999, the Company issued 27,500 shares of the Company's common stock in connection with the acquisition of the Brookside Corporation.

7.  Income Taxes

   The sources of income (loss) before income taxes were as follows:


     (In thousands):                            Year Ended December 31,
                                          -------------------------------------
                                            1999          1998          1997
                                          --------        ------       -------
    U.S                                   $(18,884)       $  150       $ 2,337
    Foreign                                   (307)        2,128          (774)
                                          --------        ------       -------
    Income (loss) from consolidated
    companies before taxes                $(19,191)       $2,278       $ 1,563
                                          ========        ======       =======


   The income tax provision (benefit) for the years ended December 31, 1999, 1998 and 1997 consists of the following:

       (in thousands)                   Year Ended December 31,
                            -----------------------------------------------
                             1999                 1998                1997
                            -------             -------             -------
    Current:
         Federal            $(1,955)            $ 2,192             $ 1,080
         Foreign                101               1,026                  63
         State                   95                 729                 283
    Deferred:
         Federal             (3,826)             (2,161)               (280)
         State                 (958)               (561)               (117)
                            -------             -------             -------
    Total                   $(6,543)            $1, 225             $ 1,029
                            =======             =======             =======

   The effective tax rates were 34.1%, 53.8%, and 65.8% for the years ended December 31, 1999, 1998 and 1997, respectively. The reconciliation between the effective tax rates and the expected tax expense is computed by applying the U.S. federal corporate income tax rate of 34% to income before income taxes as follows:


     (in thousands)                                                       Year Ended December 31,
                                                             -----------------------------------------------
                                                               1999                1998                1997
                                                             -------             -------             -------
    Computed "expected" tax expense (benefit)                $(6,525)            $   775             $   531
    Increase (decrease) in income taxes resulting
    from:
         State income taxes (net of Federal
         income tax benefit)                                    (570)                103                 110
         Tax exempt interest income                             (369)               (680)               (553)
         Foreign operations rate differential                    206                 324                 326
         Litigation settlement                                 1,086                  --                  --
         Meals and entertainment                                  84                  75                  50
         Research and development credit                        (200)                 --                  --
         S Corporation (earnings) loss not
           (taxable) beneficial to the Company                   (88)                614                 429
         Other                                                  (167)                 14                 136
                                                             -------             -------             -------
    Income tax expense                                       $(6,543)            $ 1,225             $ 1,029
                                                             =======             =======             =======

       The components of the net deferred tax asset at December 31, 1999 and 1998 are as follows:

                                                       December 31,
                                               ----------------------------
    (in thousands)                               1999                1998
                                               --------             -------
         Deferred tax assets                   $ 12,911             $ 7,807
         Deferred tax liabilities                (1,040)             (1,107)
         Valuation allowance                       (389)
                                               --------             -------
             Net deferred tax asset            $ 11,482             $ 6,700
                                               ========             =======


   The components of deferred income taxes at December 31, 1999 and 1998 are as follows:

                                                                         December 31,
                                                 ---------------------------------------------------------------
     In thousands:                                         1999                               1998
                                                 ---------------------------        ----------------------------
                                                 Deferred          Deferred         Deferred         Deferred
                                                   Tax                Tax              Tax              Tax
                                                  Assets          Liabilities         Assets         Liabilities
                                                  ------          -----------         ------         -----------
     Purchased in-process research and
          development                             $4,402            $   --            $4,747           $   --
     Net operating loss carryforward               3,440                --                 -               --
     Acquired technology                           2,456                --             1,329               --
     Accounts receivable                           1,270               386             1,104              591
     Tax credit carryforwards                        821                --                --                -
     Accrued expenses                                298                --               228              118
     Accounting method change - advance
          payments                                   144                --               293               --
     Capitalized software                              -               315                --              398
     Other                                            80               339               106               --
                                                 -------            ------            ------           ------
     Total                                       $12,911            $1,040            $7,807           $1,107
                                                 =======            ======            ======           ======

   At December 31, 1999, no deferred taxes have been provided on the unremitted earnings of the Company's foreign subsidiaries, which have been, or intend to be, permanently reinvested. Undistributed earnings amounted to approximately $1,365,000.

   At December 31, 1999, the Company had available federal net operating loss carryforwards of $7,173,000 that expire in 2019 and state net operating loss carryforwards of $12,159,000 that expire between 2004 through 2019. The foreign net operating loss carryforwards other than Japan of $761,000 are available to offset foreign income on an indefinite carryforward basis. Japan's net operating loss of $462,000 expires in 2005.

   Alternative minimum tax credits of $344,000 are available to offset U.S. federal taxable income on an indefinite carryforward basis. The company also has research and development credit of $286,000, and foreign tax credit of $191,000 that will expire at various dates through 2014.

8.  Leases

   The Company is obligated under noncancelable operating leases for office space and office equipment. Total rental expense for the years ended December 31, 1999, 1998 and 1997 was $3,046,000, $2,155,000, and $1,203,000,
respectively. The Corporate facility in Windsor, Connecticut has an initial lease term of ten years and the Company has the right to extend the lease for an additional term of five years. Future minimum lease payments under these operating leases are as follows (in thousands):

                    Year Ended December 31,
   2000                           $  3,447
   2001                              3,200
   2002                              2,017
   2003                              1,826
   2004                              1,837
   Thereafter                        3,602
                                  ---------
                                  $ 15,929
                                  ---------


   The Company subleases office space under noncancelable leases. The Company received rental income under these leases of $479,000, $212,000, and $99,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Minimum future lease receipts under these leases are as follows (in thousands):

              Year Ended December 31,
   2000                       $   533
   2001                           451
   2002                            67
                              -------
                              $ 1,051
                              -------

9.  Relocation Expenses

   The Company closed its Virginia office facility in 1997. The Company expensed $0.5 million related to the office facility closing and severance packages. All amounts were paid by December 31, 1998. Under the lease, the Company is obligated to continue making payments through February 2002. The Company has sublet this facility through February 2002.

   In 1997, the Company announced plans to relocate its corporate facilities. In connection with the relocation, and in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS No. 121) and EITF No. 94-3, the Company recognized in general and administrative expense an impairment loss on the building and furniture it previously occupied and used of $0.5 million for the year ended December 31, 1997. In 1999, the Company sold its previous corporate facility in Bloomfield, Connecticut.

10. License and Royalty Agreements

   The Company has non-exclusive rights to integrate certain third-party software into certain of the Company's products. Under the terms of the agreement, the licenser of the software is paid minimum monthly royalties and additional royalties based on a percentage of the related license fee revenues collected by the Company. Under this agreement, the Company is obligated to pay on a cumulative basis at least $25,000 per quarter. The total royalty expense under these agreements for the years ended December 31, 1999, 1998 and 1997 was $487,000, $527,000, and $425,000, respectively.

   In connection with the Savid acquisition, the Company has agreed to pay 10% of license fees with respect to sales and/or licensing of the Savid system during the period commencing on April 15, 1998 and ending on April 14, 2003. Royalty expense for the years ended December 31, 1999 and December 31, 1998 was $93,250 and $44,650, respectively.

      In connection with the Quantra acquisition in 1998, the Company is a party to three royalty agreements as a result of utilities that interface with the Company's SKYLINE for Windows product. The royalties are paid based on either annual guaranteed total unit sales of the product at a rate of $15 per user, or as a percentage of the utility list price, which is typically 33.33 %. Royalty expense for the periods ended December 31, 1999, and December 31, 1998 was $100,196 and $19,166, respectively.

11. Defined Contribution Plans

   The Company has a 401(k) Retirement Plan (the "Plan"), which covers substantially all employees. Each employee may elect to contribute to the Plan, through payroll deductions, up to 15% of his or her salary, subject to certain limitations. The Plan provides for a Company match of employees' contributions in an amount equal to 50% of an employee's contributions up to $1,000.

   In connection with the acquisition of Shepro, the Company assumed the pre-existing deferred compensation plan for Shepro employees, which was established in January 1995. Since the December 1997 acquisition, Shepro employees may elect to contribute to the SS&C plan. The Shepro plan has been frozen for any additional contributions.

   During the years ended December 31, 1999, 1998 and 1997, the Company incurred $371,000, $286,000 and $158,000, respectively, of expenses related to these plans.

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

   During 1994, the Board of Directors approved a new plan ("1994 Plan"), effective January 1, 1995, for which 1,000,000 shares of common stock were reserved. The 1994 Plan was amended in October 1995 and April 1996 to reserve additional shares of common stock for issuance under the plan, bringing the total shares of common stock reserved for issuance to 3,000,000. Options under the 1994 Plan generally vest ratably over four years and expire ten years subsequent to the grant. The Board of Directors, as of April 30, 1998, decided that no further options shall be granted under the 1994 plan. There were options to purchase 1,704,223, 2,110,719, and 2,231,700 shares of common stock outstanding as of December 31, 1999, 1998, and 1997, respectively. Options to purchase 896,714, 856,709, and 515,236 shares of common stock were exercisable as of December 31, 1999, 1998 and 1997, respectively.

   In April 1996, the Company adopted the 1996 Director Stock Option Plan, which provides for non-employee directors to receive options to purchase common stock of the Company at an exercise price equal to the fair market value of the common stock at the date of grant. The Company has reserved a total of 150,000 shares of common stock for issuance under this plan. The Board of Directors, as of May 5, 1999, amended the 1996 Director Stock Option Plan to make each option granted under the 1996 Plan fully vested immediately upon the Option Grant Date. Previously, options under the 1996 plan were fully vested after one year and expire ten years from the grant date. At December 31, 1999, 1998, and 1997, there were 70,000, 90,000, and 120,000 shares, respectively, available for director option grants. There were options to purchase 65,000, 45,000 and 30,000 shares of common stock outstanding as of December 31, 1999, 1998, and 1997, respectively. Options to purchase 65,000 and 15,000 shares of common stock were exercisable as of December 31, 1999 and 1998, respectively. There were no options exercisable as of December 31, 1997.

   During 1998, the Board of Directors approved the 1998 Stock Incentive Plan ("1998 Plan"), which has 1,500,000 shares of common stock reserved for issuance. Generally, options under the 1998 Plan vest ratably over four years and expire ten years subsequent to the grant. Shares available for option grants under the 1998 Plan were 554,043 and 1,204,542 at December 31, 1999 and 1998, respectively. There were options to purchase 945,957 and 295,458 shares of common stock outstanding at December 31, 1999 and 1998, respectively of which options to purchase 81,561 and 1,583 shares were exercisable.

On October 19, 1999, the Board of Directors approved the Company's 1999 Non-Officer Employee Stock Incentive Plan ("1999 Plan") and reserved 1,250,000 shares of Common Stock for issuance under the 1999 Plan. All the Company's employees, consultants, and advisors other than the Company's executive officers and directors are eligible to participate in the 1999 Plan. Only non-statutory stock options, restricted stock awards and other stock-based awards may be granted under the 1999 Plan. Shares available for option grants under the 1999 Plan were 1,045,000 at December 31, 1999. There were options to purchase 205,000 shares of common stock outstanding at December 31, 1999, of which options to purchase 66,667 shares were exercisable.

   The following table summarizes stock option transactions for the years ended December 31, 1999, 1998 and 1997.

                                                                 Weighted Average
                                                 Shares           Exercise Price
                                               ----------           --------
Outstanding at December 31, 1996               1,274,208            $  4.49
   Granted                                     1,526,500               8.60
    Canceled                                   (283,208)               5.12
    Exercised                                  (230,300)               2.38
                                               ----------           --------
Outstanding at December 31, 1997               2,287,200               7.37

    Granted                                    1,360,500              14.30
    Canceled                                   (768,077)               8.96
    Exercised                                  (428,446)               4.87
                                               ----------           --------
Outstanding at December 31, 1998               2,451,177            $ 10.97

    Granted                                    1,259,965              12.23
    Cancelled                                  (410,381)              12.36
    Exercised                                  (380,581)              11.07
                                               ----------           --------
Outstanding at December 31, 1999               2,920,180            $ 11.32
                                               ==========           ========


   The following table summarizes information about stock options outstanding at December 31, 1999:

                                                      Options Outstanding                 Options Exercisable
                                           Weighted Average                                              Weighted
        Range of              Number          Remaining              Weighted             Number          Average
       Exercise           Outstanding at   Contractual Life           Average          Exercisable at    Exercise
         Price               12/31/99          (years)             Exercise Price         12/31/99         Price
-------------------------------------------------------------------------------------------------------------------
     $ 4.00-$ 6.00             580,954           7.7                   $  5.03            335,674          $ 4.81
         6.13-9.00             363,042           7.7                   $  7.57            216,150          $ 7.88
        9.38-14.00             958,978           8.4                   $ 11.13            352,408          $10.38
       14.38-19.13             874,499           5.9                   $ 15.32            134,633          $15.64
       21.88-23.63             142,707           8.3                   $ 23.13             71,078          $23.03

   The exercise price for each of the above grants was determined by the Board of Directors of the Company to be equal to the fair market value of the Company's common stock on the date of grant

   In April 1996, the Company adopted the 1996 Employee Stock Purchase Plan which permits employees of the Company to purchase shares of common stock pursuant to payroll deductions at a price equal to 85% of the fair market value of the Company's common stock on either the first or last day of the purchase period, whichever is lower. The Company has adopted semiannual purchase periods of October through March and April through September. As of December 31, 1999, employees had deposited with the Company, through payroll deductions, $186,000 to purchase shares through the stock purchase plan at March 31, 2000. In May 1999, the Company amended the Plan to increase the reserved shares from 200,000 to 400,000 shares of common stock.

   At December 31, 1999, 1998 and 1997, 4,839,000, 3,990,000, and 2,985,000
shares, respectively, were reserved for the stock option and Employee Stock Purchase plans.

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

   The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans and employee stock purchase plan. Had compensation cost for the Company's stock option plans and employee stock purchase plan been determined consistent with SFAS No. 123, the Company's net income (loss) and earnings (loss) per share would have been adjusted to the pro forma amounts (in thousands, except per share data) indicated in the table below for the periods ending December 31:

(in thousands except per share):                      1999            1998             1997
                                                      ----            ----             ----
Net income (loss) as reported                      $ (12,648)       $ 1,053               $534
Net income (loss) pro forma                          (17,690)       (3,444)              (498)
Basic earnings per share, as reported                  (0.81)          0.07               0.04
Basic earnings per share, pro forma                    (1.13)        (0.23)             (0.04)
Diluted earnings per share, as reported                (0.81)          0.07               0.04
Diluted earnings per share, pro forma                  (1.13)        (0.23)             (0.04)

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997: dividend yield of 0%; expected volatility of 70%, 70% and 66% in 1999, 1998 and 1997, respectively; risk-free interest rate of 5.2%, 5.4% and 6.1% in 1999, 1998 and 1997, respectively; and expected lives of 4.26 for 1999, and 5 for 1998 and 1997. The weighted-average fair value of options granted using this option-pricing model in 1999, 1998 and 1997 was $6.04, $8.65 and $3.91, respectively.

   The fair value of each estimated stock grant under the employee stock purchase plan is based on the price of the stock at the beginning of the offering period using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1999, 1998 and 1997, respectively: dividend yield of 0%; expected volatility of 70%, 70% and 66%; risk-free interest rate of 4.96%, 4.81% and 5.33% in 1999, 1998 and 1997, respectively, and expected lives of six months.

13. Acquisitions:

   On December 31, 1997, the Company acquired all of the outstanding stock of Shepro Braun Systems, Inc. ("Shepro"), a provider of software and consulting services to the investment management and financial services marketplace, for 1,000,000 shares of Common Stock of the Company in a business combination accounted for as a pooling-of-interests. Accordingly, the financial statements for all periods prior to the combination have been restated to reflect the combined operations. The results of operations presented below for the year ended December 31, 1997 present the Company and Shepro as stand-alone entities. There were no intercompany transactions and no adjustments to net assets of the combining companies to adopt the same accounting practices.

                                                          Total
                               Company      Shepro       Company
                              ------------------------------------
   1997 (in thousands)
   Revenues                     $36,485      $5,665       $42,150
   Net income (loss)            $ 1,917      $ (121)      $ 1,796

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

      On March 11, 1999, the Company acquired all of the outstanding stock of HedgeWare, Inc. ("HedgeWare"), a provider of portfolio, financial, partnership and tax accounting software and service support to hedge fund managers and traders, for 685,683 shares of Common Stock of the Company in a business combination accounted for as a pooling-of-interests. Accordingly, the financial statements for all periods prior to the combination have been restated to reflect the combined operations. The Company, HedgeWare and the former stockholders of HedgeWare have entered into an Escrow Agreement providing, among other things, that 89,139 shares of Common Stock will be held in escrow to reimburse the Company in connection with breaches of representations, warranties or covenants, if any, as well as potential rental obligations and sales tax liabilities of HedgeWare. The results of operations presented below for the years ended December 31, 1997 and 1998 present the Company and HedgeWare as stand-alone entities. There were no intercompany transactions and no adjustments to net assets of the combining companies to adopt the same accounting practices.

                                                                                Total
                                                   Company       HedgeWare     Company
                                                   -----------------------------------
     1997 (in thousands)
     Revenues                                     $ 42,150       $  3,377     $ 45,527
     Net income (loss)                            $  1,796       $ (1,262)    $    534
     ----------------------------------------------------------------------------------

     1998 (in thousands)
     Revenues                                     $ 69,413       $  4,180     $ 73,593
     Net income (loss)                             $ 2,862       $ (1,809)    $  1,053
     ----------------------------------------------------------------------------------

     1999 (in thousands)
     Revenues                                      $63,067       $  2,669      $65,736
     Net income (loss)                             (14,044)         1,396      (12,648)

   HedgeWare had elected to be treated as a Subchapter S Corporation for income tax purposes and, as such, income taxes are provided from March 11, 1999 for HedgeWare's results of operations. During the quarter ended March 31, 1999, the Company issued stock valued at $3.1 million in satisfaction of certain shareholder and employee-related accrued expenses of HedgeWare that existed as of the effective date of the merger. All periods prior to 1999 have been restated to include HedgeWare, Inc., as a March 11, 1999 pooling of interests acquisition.


   On March 31, 1999, the Company acquired all of the outstanding stock of The Brookside Corporation. Pursuant to the Purchase Agreement, all of the outstanding shares of common stock of Brookside held by the Stockholder were exchanged for an aggregate of 27,600 shares of Common Stock of the Company. The consolidated results of operations for the year ended December 31, 1999 include the results of operations of Brookside from the beginning of the year. The consolidated financial statements for prior periods have not been restated since the impact of such restatement would not be material.

   For the Mabel, Quantra and Savid acquisitions, the allocation to complete technology is based on future risk-adjusted discounted cash flows. Complete technology has been capitalized and included within Intangible and other assets. Amortization expense associated with complete technology for the Mabel, Quantra and Savid acquisitions for the years ended December 31, 1998 and 1999 were $2,973,000 and $3,299,000 respectively.

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

                                                        As             As
                                                     Reported       Restated
                                                     --------       --------
     (in thousands)
     Tangible net assets                             $  4,667       $  4,667
     Purchased in-process research and
     development                                        7,980          5,878
     Purchased complete technology                      3,505          5,607
                                                     --------       --------
                                                     $ 16,152       $ 16,152
                                                     ========       ========


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

      The following summarizes the allocation of the purchase price (in thousands) for the Mabel, Quantra and Savid acquisitions:

                                                      1998              1997
                                                   -------------------------
    Cash                                           $    --            $  403
    Accounts receivable                              1,481               260
    Unbilled accounts  receivable                    2,694                --
    Other assets                                        63                46
    Equipment and furniture                            429                21
    Complete technology                              5,607               588
    Incomplete technology                            5,878               861
    Goodwill                                            --               330
                                                   -------------------------
                                                   $16,152            $2,509
                                                   =========================

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

                                                    1998          1997
                                                    ----          ----
    (in thousands, except per share data)
    Total revenues                                $ 76,299     $ 58,948
    Operating income (loss)                          2,618     (24,475)
    Net income (loss)                                1,571     (14,966)
    Basic earnings per share                          0.11       (1.07)
    Diluted earnings per share                         .10       (1.07)

   These pro forma results are not necessarily indicative of results of operations that would have actually occurred had the acquisition taken place at the beginning of each period, or of future operations of the combined companies.

14. Commitments and Contingencies

      On May 7, 1999, the Company announced that it had entered into an agreement that provides for the settlement of the consolidated securities class action lawsuit pending against the Company. The settlement provides that all claims against the Company, certain of its officers and directors and underwriters will be dismissed. Under the terms of the settlement, in exchange for the dismissal and release of all claims, the Company paid to the class $7.5 million in cash, together with shares of Common Stock of the Company valued at $1.3 million. The Company recorded a charge for the settlement of approximately $9.3 million, including legal fees, in the quarter ended June 30, 1999.

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

   The Company has long-term debt with the former Mabel shareholders. (see
Note 5)

   On May 1, 1998, the Company invested approximately $2.2 million in cash plus an exclusive distribution agreement for the CAMRA product in exchange for a 24% ownership interest in Caminus Energy Ventures, LLC, a limited liability company organized to provide comprehensive consulting services and software technology to the power and gas trading business. The exclusive distribution agreement allows Caminus to sell the Company's software products within energy-related markets over a five-year period based on certain terms and conditions. The Company commenced the reporting of its share of Caminus' earnings on an equity basis.

   In the fourth quarter of 1998, the Company sold its interest in Caminus for $2,250,000 and retained a warrant to purchase 4.5% of Caminus at a price of $2.3 million and the Company recorded a gain of $0.5 million on this sale. In addition, the Company entered into a distributor agreement with Caminus. This agreement enables Caminus to distribute the Company's products to the energy markets throughout the world. The distributor agreement requires Caminus to purchase a minimum of $3.4 million of software licenses through the fourth quarter of 2000. In 1999, Caminus purchased $1,250,000 of software under the agreement.

     AEGON USA Realty Advisors, Inc. ("Aegon") is the parent company of QSC Holding Inc. (formerly known as Quantra Corporation), which sold substantially all of its assets to the Company in March 1998. The president of Aegon retains a seat on the board of directors of the Company. During the quarter ended March 1999 Aegon licensed certain of the Company's products for $1.68 million. This amount was paid in full.

16. International sales and geographic information

   During fiscal 1999, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. There were no sales to any individual customers during the years in the three year period ended 1999 that represented 10% or more of net sales. The Company attributes net sales to an individual country based upon location of the customer.

    The Company manages its business primarily on a geographic basis. The Company reportable segments are comprised of the Americas and Europe. The Americas segment includes both North and South America. The European segment includes European countries as well as the Middle East and Africa. Other operating segments include Asia Pacific and Japan.

     Revenues by geography for the years ended December 31, were (in thousands):

                                1999               1998               1997
                              -------            -------            -------
    Americas                  $53,471            $63,661            $42,629
    Europe                     11,557              9,127              2,010
    Other Segments                708                805                888
                              -------            -------            -------
                               65,736             73,593             45,527
                              =======            =======            =======

     Long-lived assets by geography for the years ended December 31, were (in thousands):

                                1999               1998
                              -------            -------
    Americas                  $10,547            $12,606
    Europe                        720                448
    Other Segments                168                 70
                              -------            -------
                               11,435             13,124
                              =======            =======

17. Selected Quarterly Financial Data (Unaudited)

                                                     First          Second             Third           Fourth
                                                    Quarter         Quarter           Quarter          Quarter
                                                    -------         -------           -------          -------
    (in thousands, except per share data)
    1999
    Revenue                                          $ 19,447        $ 16,621          $ 15,228         $ 14,440
    Gross profit                                       12,831           9,143             8,165            7,591
    Operating income (loss)                             1,126        (13,299)           (4,948)          (4,961)
    Net income (loss)                                   1,481        (11,838)           (2,113)            (178)
    Basic earnings (loss) per share                       .10           (.76)             (.14)            (.01)
    Diluted earnings (loss) per share                     .09           (.76)             (.14)            (.01)

    1998
    Revenue                                          $ 12,568        $ 19,067          $ 19,227         $ 22,731
    Gross profit                                        8,953          12,873            12,443           14,805
    Operating income (loss)                           (5,060)             391             1,498            3,129
    Net income (loss)                                 (2,925)             467               374            3,137
    Basic earnings (loss) per share                     (.20)             .03               .02              .21
    Diluted earnings (loss) per share                   (.20)             .03               .02              .20


   The second quarter of 1999 includes the $9.3 million settlement of the lawsuit related to the Company's initial public offering. The first quarter of 1998 includes the write-off of purchased in-process research & development expenses of $5.4 million related to the Quantra acquisition. The second quarter of 1998 includes the write-off of purchased in-process research and development expenses of $0.5 million related to the Quantra and Savid acquisitions. The third quarter of 1998 includes a non-operating loss of $0.5 million, net of taxes, for the Company's proportionate share of a write-off of in-process research and development attributable to Caminus' acquisitions. The fourth quarter of 1998 includes a gain of $0.5 million related to the sale of the Company's equity interest in Caminus.